Exhibit 2.2

Execution Version

MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT

by and among

innogy SE,

innogy Renewables Beteiligungs GmbH, as Sellers

and

Enviva PARTNERS, LP, as Purchaser

with respect to

THE SALE OF ALL OF THE MEMBERSHIP INTERESTS OF GEORGIA BIOMASS HOLDING LLC

Dated as of June 18, 2020

Membership Interest Purchase and Sale Agreement (Project Dome II)

Continued

Membership Interest Purchase and Sale Agreement (Project Dome II)

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Continued

Membership Interest Purchase and Sale Agreement (Project Dome II)

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Continued

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Exhibits and Schedules

Exhibits:

Exhibit A	Assignment of Membership Interests
Exhibit B	FIRPTA Certificate
Exhibit C-1	Assignment of Agreement (Pre-Closing)
Exhibit C-2	Assignment of Agreement (Post-Closing)
Exhibit D	Escrow Agreement
Exhibit E	[Reserved.]
Exhibit F	Back-to-Back Letter of Credit Documentation
Exhibit G	R&W Binder Agreement
Exhibit H	Estoppel Certificate

Schedules:

Schedule 1.01(a)	Illustrative Example of Net Working Capital
Schedule 1.01(b)	Permitted Liens
Schedule 1.01(d)	Sellers’ Knowledge
Schedule 1.01(e)	Severance Arrangements
Schedule 1.01(f)	Exempt Employees
Schedule 1.01(g)	Annual Shutdown Costs
Schedule 2.02(a)	Illustrative Example of Purchase Price Calculation and Closing Statement
Schedule 2.03(c)	Indebtedness of the Acquired Entities
Schedule 2.04(b)	Closing Statement Documents
Schedule 2.06(a)	Anti-Leakage Actions
Schedule 2.06(b)(iv)	Resigning Officers and Managers
Schedule 2.06(c)(iv)	Sellers Support Obligations
Schedule 3.05	Consents
Schedule 3.06	Brokers
Schedule 3.07(a)	Litigation
Schedule 3.07(b)	Compliance with Laws
Schedule 3.08	Tax Matters
Schedule 3.09(b)	Qualified Jurisdictions
Schedule 3.09(c)	Organizational Documents
Schedule 3.09(g)	Financial Statements
Schedule 3.11(a)	Absence of Certain Changes
Schedule 3.12	Material Contracts
Schedule 3.13	Land Contracts
Schedule 3.14	Facility Assets
Schedule 3.15	Environmental Matters
Schedule 3.16	Affiliate Interests
Schedule 3.21(a)	Business Employees
Schedule 3.21(b)	Employment Actions
Schedule 3.22(a)	Acquired Entity Plans
Schedule 3.22(c)	Acquired Entity Plan Compliance

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Schedule 3.24	Accounts Receivable
Schedule 3.25	Inventory
Schedule 3.26	Accounts Payable
Schedule 6.01(a)	Estoppels
Schedule 6.01(c)	Approved Banks
Schedule 6.04(a)(i)	Pre-Closing Tax Returns
Schedule 6.04(a)(ii)	Straddle Period Tax Returns
Schedule 6.06(b)	Interim Period
Schedule 6.06(c)	Pre-Closing Steps
Schedule 6.13(a)	Company Plans
Schedule 6.14(b)	Financial Statement Information
Schedule 6.16	Users of Pelletized Wood
Schedule 7.02(a)(v)	Specific Indemnity

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MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT

This Membership Interest Purchase and Sale Agreement (this “Agreement”) is dated as of June 18, 2020, by and among (i) Enviva PARTNERS, LP, a limited partnership formed under the Laws of the State of Delaware (“Purchaser”), (ii) innogy SE, a societas europaea formed under the Laws of the Federal Republic of Germany, with its seat at Essen, registered with the commercial register of the local court of Essen under HRB 30592 and with its registered office at Opernplatz 1, 45128 Essen, Federal Republic of Germany (“innogy SE”), and (iii) innogy Renewables Beteiligungs GmbH, a Gesellschaft mit beschränkter Haftung formed under the Laws of the Federal Republic of Germany, with its seat at Dortmund, registered with the commercial register of the local court of Dortmund under HRB 23163 and with its registered office at Gildehofstraße 1, 45127 Essen, Federal Republic of Germany (“innogy RB”). innogy SE and innogy RB shall be referred to herein individually as “Seller” and collectively as “Sellers”.

RECITALS

A.           WHEREAS, innogy SE owns ninety-five percent (95%) and innogy RB owns five percent (5%) of the membership interests of Georgia Biomass Holding LLC, a Georgia limited liability company (the “Company”).

B.           WHEREAS, the Company owns one hundred percent (100%) of the membership interests (the “GB Membership Interests”) of Georgia Biomass, LLC, a Georgia limited liability company (“GB”).

C.           WHEREAS, GB owns that certain wood pellet manufacturing facility located in Waycross, Georgia (the “Plant”).

D.           WHEREAS, in accordance with the terms and conditions of this Agreement, Sellers desire to sell and irrevocably and unconditionally transfer to Purchaser, and Purchaser desires to purchase from Sellers, one-hundred percent (100%) of the membership interests in the Company (the “Membership Interests”) in exchange for the payment of the Purchase Price, to be allocated to each Seller in accordance with their ownership interest in the Company.

E.            WHEREAS, as part of the previously publicly-announced sale and transfer of a majority of the shares in innogy SE to E.ON SE and the anticipated transfer of the Membership Interests to RWE AG (or an Affiliate thereof) (the “Contemplated Innogy Restructuring”), the Sellers as of the date hereof (individually, each a “Signing Seller” and collectively, “Signing Sellers”) may not be the ultimate Seller or Sellers hereunder (as may be applicable, “Replacement Seller” or “Replacement Sellers”), or Signing Sellers may, following the Closing, assign all of the rights and obligations of Signing Sellers hereunder to an RWE Transferee or RWE Transferees (as defined herein) subject to the terms and conditions of this Agreement, and the Parties desire to account for such possibilities herein.

F.            WHEREAS, the Acquired Entities before the date hereof have been financed via various shareholders loans among the Acquired Entities and Sellers, and the Parties acknowledge that during the Interim Period (as defined herein) the Acquired Entities may undertake any and all actions set forth in the Pre-Closing Steps (as defined herein) to, among other things, eliminate such shareholder loans (the “Contemplated Company Restructuring”).

Membership Interest Purchase and Sale Agreement (Project Dome II)

In consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I
DEFINITIONS AND RULES OF INTERPRETATION

Section 1.01          Defined Terms. For purposes of this Agreement, the following terms shall have the following meanings:

“401(k) Asset and Liability Transfer” has the meaning set forth in Section 6.13(b).

“401(k) Plan Termination Date” has the meaning set forth in Section 6.13(b).

“Accounting Calculation Effective Time” has the meaning set forth in Section 2.06(a).

“Accounting Principles” has the meaning set forth in Section 2.02(d).

“Acquired Entity” means either the Company or GB, as applicable (collectively, the “Acquired Entities”).

“Acquired Entity Audit Preparation Fees” means any fees or expenses incurred by the Acquired Entities (and approved in advance by Purchaser) relating to (a) the preparation of the Requisite Financial Statement Information, (b) the retention of any professional advisors respecting the Requisite Financial Statement Information, or (c) any other actions performed pursuant to Section 6.14.

“Acquired Entity Equity Interest” means the Membership Interests or the GB Membership Interests.

“Action” means any actual or threatened civil, criminal, administrative, or regulatory inquiry, suit, claim, proceeding, arbitration, audit, examination, or investigation by or before any Governmental Entity or arbitral tribunal and any claim or demand resulting therefrom.

“Affiliate” means, as to a Party to this Agreement, any other Person that, directly or indirectly, controls or is controlled by or is under common control with such Party. “Control” (including, with correlative meanings, the terms “controlled by” or “under common control”) as used in this definition means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Party, whether through the ownership of voting securities, by Contract or otherwise.

“Affiliate Contract” means any Contract between Sellers, their Affiliates (other than an Acquired Entity), or their respective directors, officers, or employees, on the one hand, and any Acquired Entity, on the other hand; provided, that Affiliate Contracts should not include any offtake agreements with RWE AG or its Affiliates.

“Aged Accounts Receivable” means the accounts receivable of the Acquired Entities, outstanding as of the Accounting Calculation Effective Time which (i) have been outstanding for more than ninety (90) days from the date of the relevant invoice or (ii) which the Acquired Entities do not reasonably expect to collect.

Membership Interest Purchase and Sale Agreement (Project Dome II)

“Agreement” means this Membership Interest Purchase and Sale Agreement, including all Appendices, Exhibits, and Schedules hereto, as the same may be modified, amended, or supplemented from time to time in accordance with Section 9.04.

“Annual Shutdown Costs” means all amounts incurred, committed or planned by the Acquired Entities with respect to the scheduled annual shutdown of the Plant currently scheduled for the first week of July 2020 (including the associated repair and maintenance costs and capital expenditures), as set forth on Schedule 1.01(g), whether or not payable as of the Accounting Calculation Effective Time, and which costs shall not exceed $4,554,000. Purchaser acknowledges that the items set forth on Schedule 1.01(g) are subject to change in the ordinary course of business.

“Anti-Corruption Laws” means all applicable Laws concerning anti-money laundering, anti-bribery, or anti-corruption, including the Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§ 78dd-1, et seq., the principles set forth in the Organization for Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and legislation implementing such convention; and all applicable anti-corruption or bribery Laws in Germany.

“Assignment of Agreement (Post-Closing)” means that certain assignment and assumption agreement by and among a Signing Seller or Signing Sellers, RWE AG and, if applicable, any other RWE Transferee or RWE Transferees in substantially the form attached hereto as Exhibit C-2 and otherwise meeting the requirements of Section 9.01(b)(ii), in which (a) Signing Sellers will assign, and such RWE Transferee or RWE Transferees will assume, without recourse (except as expressly provided in this Agreement) to Signing Sellers, all of such Signing Seller’s or Signing Sellers’ rights and obligations under this Agreement and (b) if RWE AG is not the RWE Transferee, the RWE Transferee or RWE Transferees will cause RWE AG to deliver to Purchaser an unconditional and independent guarantee, for the benefit of Purchaser, for all claims of Purchaser against the RWE Transferee or RWE Transferees arising out of or pursuant to this Agreement (which will be attached as an exhibit to the Assignment of Agreement (Post-Closing)) in the event (i) the unbroken chain of domination and/or profit loss and transfer agreements are terminated or expire during the Coverage Period described in Section 9.01(c) and (ii) such terminated and/or expired agreements are not simultaneously replaced by a new structure of domination- and/or profit and loss transfer agreements such that RWE Transferee is once again connected to RWE AG through an unbroken chain of domination- and/or profit and loss transfer agreements.

“Assignment of Agreement (Pre-Closing)” means that certain assignment and assumption agreement by and among a Signing Seller or Signing Sellers, RWE AG and, if applicable, any other RWE Transferee or RWE Transferees in substantially the form attached hereto as Exhibit C-1 and otherwise meeting the requirements of Section 9.01(b)(i), in which (a) such Signing Seller or Signing Sellers will assign, and such RWE Transferee or RWE Transferees will accept, any or all of such Signing Seller or Signing Sellers’ Membership Interests, (b) such Signing Seller or Signing Sellers will assign and such RWE Transferee or RWE Transferees will assume, without recourse (except as expressly provided in this Agreement) to Signing Sellers, all of such Signing Seller’s or Signing Sellers’ rights and obligations under this Agreement, and (c) if RWE AG is not the RWE Transferee, the RWE Transferee or RWE Transferees will cause RWE AG to deliver to Purchaser an unconditional and independent guarantee, for the benefit of Purchaser, for all claims of Purchaser against the RWE Transferee or RWE Transferees arising out of or pursuant to this Agreement (which will be attached as an exhibit to the Assignment of Agreement (Pre-Closing)) in the event (i) the unbroken chain of domination and/or profit loss and transfer agreements are terminated or expire during the Coverage Period described in Section 9.01(c) and (ii) such terminated and/or expired agreements are not simultaneously replaced by a new structure of domination- and/or profit and loss transfer agreements such that the RWE Transferee is once again connected to RWE AG through an unbroken chain of domination- and/or profit and loss transfer agreements.

Membership Interest Purchase and Sale Agreement (Project Dome II)

“Assignment of Membership Interests” means the Assignment of Membership Interests between Sellers and Purchaser in the form attached hereto as Exhibit A.

“Auditors” has the meaning set forth in Section 6.14(b).

“Back-to-Back Letter of Credit” has the meaning set forth in Section 6.01(c)(i).

“Balance Sheet” has the meaning set forth in Section 3.09(g).

“Balance Sheet Date” has the meaning set forth in Section 3.09(g).

“Books and Records” means (a) all materials, papers, books, records, research, and documentation to the extent directly related to the Facilities, the Business, or the Acquired Entities; (b) all records relating to the current employees of the Acquired Entities; (c) all Tax materials, records, schedules, workpapers and supporting documentation related to the Facilities, the Business, or the Acquired Entities; and (d) all supplier and customer lists and other sales-related materials; provided that Books and Records shall not include any books and records relating to Sellers or Sellers’ ownership of the Acquired Entities.

“Business” has the meaning set forth in Section 3.10.

“Business Day” means any day other than Saturday, Sunday, or a holiday, on which banks are generally open for business in the State of New York, United States of America and in the city of Essen, Federal Republic of Germany; provided, that banks shall be deemed to be generally open for business in the event of a “shelter in place” or similar closure of physical branch locations at the direction of any Governmental Entity if such banks’ electronic funds transfer system (including for wire transfers) are open for use by customers on such day.

“Business Employee” means each individual employed by an Acquired Entity.

“Cash” means, as of the Accounting Calculation Effective Time and with respect to the Acquired Entities, all cash, cash equivalents, and marketable securities, plus the amount of any checks, drafts, or wire transfers held for the benefit of the Acquired Entities but not yet cleared, in each case, as determined on a consolidated basis in accordance with IFRS.

Membership Interest Purchase and Sale Agreement (Project Dome II)

“Casualty Event” means, with respect to the Acquired Entities, (a) a condemnation (or any proceedings, judicial, administrative, or otherwise, with respect to a taking by eminent domain or condemnation) of the Plant or the Plant Site that materially delays or inhibits the production of wood pellets by the Plant or would materially delay, inhibit, or increase the cost of transporting of the wood pellets from the Plant to the customers of the Acquired Entities, or (b) damage or destruction of all or a portion of the property and assets owned, leased, or used by the Acquired Entities (the “Damaged Property”) (i) that is reasonably estimated to exceed (A) $2,500,000 dollars in excess of available insurance coverage in order to repair or replace the Damaged Property or (B) if insurance coverage is not available, $5,000,000 dollars to repair or replace the Damaged Property or (ii) that is reasonably expected to materially delay, inhibit, or reduce the production of wood pellets by the Plant or materially delay, inhibit, or increase the cost of transporting of the wood pellets from the Plant to the customers of the Acquired Entities, in each case for longer than sixty (60) days.

“Closing” has the meaning set forth in Section 2.06(a).

“Closing Date” has the meaning set forth in Section 2.06(a).

“Closing Statement” has the meaning set forth in Section 2.04(a).

“CMA” means the UK Competition and Markets Authority.

“Code” means the Internal Revenue Code of 1986, as the same may be amended from time to time, including any amendments or any substitute or successor provisions thereto.

“Commercially Reasonable Efforts” means, with respect to the effort to be provided by a Party, reasonable, diligent, good faith efforts that a Person would provide to accomplish the result contemplated as expeditiously as reasonably possible under similar circumstances exercising reasonable business judgment, it being understood and agreed that such efforts will include the exertion of efforts and utilization of resources that would be used by such Person in support of one of its own wholly-owned businesses, and to cooperate with the other Party in endeavoring to accomplish such result, but shall not include the payment of fees not otherwise contemplated by this Agreement or the making of material financial or other concessions as a condition to accomplishing the result contemplated.

“Company” has the meaning set forth in the recitals.

“Company 401(k) Plan” has the meaning set forth in Section 6.13(b).

“Company Material Adverse Effect” means any event, circumstance, change, or effect (each, an “Effect”) that, when taken individually or in the aggregate, has or is reasonably likely to have, a material and adverse effect on (a) the ability of Sellers to carry out their obligations under, and to consummate the transactions contemplated by this Agreement, or (b) the Business, assets, results of operations or the financial condition of the Acquired Entities, taken as a whole, excluding, in each case, any Effect to the extent resulting from, arising from, or attributable to (i) changes in general economic or financial conditions, (ii) acts or omissions of Purchaser or its Affiliates, the execution of this Agreement or the announcement or pendency of the transaction contemplated by this Agreement, (iii) changes in IFRS, (iv) national or international political or social conditions, (v) natural disasters, pandemics, or disease outbreaks (including the COVID-19 virus and any mutation of the COVID-19 virus), or any other health crises or public health events, or the worsening of any of the foregoing, or (vi) changes generally affecting the industries in which the Business operates (including legal and regulatory changes); provided, however, that any Effects referred to in clauses (i), (iv), (v) or (vi) shall be taken into account in determining whether a Company Material Adverse Effect has occurred, individually or in the aggregate, to the extent such Effect has a disproportionate effect on the Business, taken as a whole, compared with other Persons operating in the industries in which the Business operates, in which case only the incremental disproportionate impact or impacts may be taken into account in such determination.

Membership Interest Purchase and Sale Agreement (Project Dome II)

“Company Plans” has the meaning set forth in Section 3.22(a).

“Conditions” has the meaning set forth in Section 8.01(f).

“Confidential Information” means any and all information (whether furnished in written, oral, electronic, or any other format) which is of a non-public, proprietary, or confidential nature furnished by or on behalf of a Party to another Party at any time prior to, on or after the effective date, and all notes, analyses, models, or other data prepared by or for the receiving Party which is derived from or contains any Confidential Information including (a) the terms and provisions of this Agreement and (b) all information supplied by any Party to the other hereunder or in connection herewith including any documentation or information (i) which is marked as “proprietary” or “confidential,” (ii) which is supplied orally with a contemporaneous confidential designation, or (iii) which is known or should reasonably be known by the receiving Party to be confidential or proprietary information or documentation of the disclosing Party. Notwithstanding the foregoing, Confidential Information shall not include information which: (A) at the time of disclosure to the receiving Person or its Affiliates is in the public domain or thereafter enters the public domain through no wrongful act or omission of the receiving Person or its Affiliates; (B) except for information already known by the Receiving Party in connection with the Purchase Agreement or this Agreement, information already known by the receiving Person or its Affiliates at the time of disclosure by the disclosing Person and such information is not otherwise subject to any confidentiality obligations of the receiving Person or its Affiliates; (C) is received from a Third Party who, to the receiving Person or its Affiliates’ knowledge, may disclose such information without violation of any confidentiality obligation; or (D) is independently developed by the receiving Person or its Affiliates without reference to the disclosing Person’s Confidential Information.

“Confidentiality Representatives” has the meaning set forth in Section 5.02.

“Consents” has the meaning set forth in Section 3.05.

“Contemplated Company Restructuring” has the meaning set forth in the recitals.

“Contemplated Innogy Restructuring” has the meaning set forth in the recitals.

“Contract” means any written or other legally binding contract, agreement, arrangement, commitment, letter of intent, memorandum of understanding, obligation, right, document, or instrument.

Membership Interest Purchase and Sale Agreement (Project Dome II)

“Cost Reimbursement Agreement” has the meaning set forth in Section 9.04.

“Coverage Period” has the meaning set forth in Section 9.01(c).

“COVID-19 Measures” has the meaning set forth in Section 6.06(a).

“Credit Support Agreement” means those agreements set forth on Schedule 2.06(c)(iv).

“Current Assets” means, as of any date or time, the current assets of the Acquired Entities, calculated on a consolidated basis in accordance with the applicable Accounting Principles and reflecting the line items and adjustments expressly set forth on Schedule 1.01(a); provided that Current Assets shall include account #1320200 Trade receivables: Consolidated affiliates (excluding any non-pellet sales intercompany accounts receivable) but shall not include any Cash or Tax assets (except for account #1389320 named “Other assets: Tax”).

“Current Liabilities” means, as of any date or time, (a) the current liabilities of the Acquired Entities, calculated on a consolidated basis in accordance with the applicable Accounting Principles and reflecting the line items and other adjustments expressly set forth on Schedule 1.01(a) and (b) the Annual Shutdown Costs, less any such Annual Shutdown Costs that have been paid by the Acquired Entities prior to the Accounting Calculation Effective Time or are reflected as a current liability of the Acquired Entities pursuant to the foregoing clause (a) as of the Accounting Calculation Effective Time; provided that Current Liabilities shall not include any Indebtedness of the Acquired Entities, Transaction Expenses, Taxes (except for account #3569909 named “Liability – Other Prepayments – Tax cl. A/C”, or any liabilities set forth on Schedule 1.01(a) as “Excluded Current Liabilities”).

“Direct Claim” has the meaning set forth in Section 7.06.

“Dispute” has the meaning set forth in Section 9.03(c).

“Disputed Items” has the meaning set forth in Section 2.04(d).

“End Date” has the meaning set forth in Section 8.01(e).

“Engineering Documents and Other Reports” means such Books and Records that constitute the drawings, surveys, studies, reports, layouts, evaluations, investigations, cost estimates, designs, plans, maps, diagrams, requests for quotations, subcontract, and equipment bids, and technical specifications, scopes of work, project schedules, geotechnical reports, construction and equipment related reports, and other engineering documents and other reports related to the Facilities or the Business that are generated, produced or obtained by the Acquired Entities, Sellers or their Affiliates prior to Closing.

“Enterprise Value” means $175,000,000.

“Environmental Claim” means any Action received by Sellers or the Acquired Entities relating to, or affecting in any way, the Facilities, the Business or the Acquired Entities alleging potential liability for violation of or liability under an Environmental Law (including potential liability for investigatory costs, cleanup costs, response or remediation costs, natural resources damages, property damages, personal injuries, fines or penalties) arising out of, based on or resulting from (a) the presence or Release of or the exposure of any Person to any Hazardous Substances on any area of the Facilities or any area of the Property that is utilized in the development, construction, ownership, operation or maintenance of the Facilities, or the ownership or operation of the Business; (b) circumstances forming the basis of any violation, or alleged violation, of or liability under any Environmental Law, including with respect to any area of the Plant Site or any area of any Property or at any other location that is utilized in the development, construction, ownership, operation, or maintenance of the Facilities or any other location; or (c) circumstances forming the basis of any claim at common law arising out of any violation, or alleged violation, of any Environmental Law or the presence and Release of, or exposure of any Person to, Hazardous Substances.

Membership Interest Purchase and Sale Agreement (Project Dome II)

“Environmental Laws” means any and all Laws of any Governmental Entity, each as amended, regulating, relating to, or imposing liability or standards of conduct concerning (a) pollution or protection of the environment, occupational health and safety (but only in relation to exposures to Hazardous Substances), or natural resources; (b) the Handling of Hazardous Substances; (c) the preservation or protection of surface waters, groundwater, drinking water, soil, land surface, and subsurface strata, air, wildlife, plants, or other natural resources; and (d) as such relates to exposure to Hazardous Substances, the health and safety of Persons or property, including protection of the health and safety of employees. Environmental Laws shall include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (Superfund), 42 U.S.C. § 9601, et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901, et seq.; the Clean Air Act of 1970, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act of 1977, 33 U.S.C. § 1251, et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701, et seq.; the Toxic Substances and Control Act of 1976, 15 U.S.C. § 2601, et seq.; the Emergency Planning & Community Right-To-Know Act of 1986, 42 U.S.C. § 11011, et seq.; the Safe Drinking Water Act of 1974, 42 U.S.C. § 300f, et seq.; the Pollution Prevention Act of 1990, 42 U.S.C. § 13101, et seq.; the Hazardous Materials Transportation Act of 1975, 49 U.S.C. § 5101, et seq.; the Occupational Health and Safety Act of 1970, 29 U.S.C. § 651, et seq.; the Endangered Species Act of 1973, 7 U.S.C. § 136, 16 U.S.C. § 1531 et seq.; the Migratory Bird Treaty Act of 1918, 16 U.S.C. §§ 703–712; the National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; and any equivalent state and local Laws, including the Georgia Air Quality Act, OCGA 12-9-1, Georgia Comprehensive Solid Waste Management Act, OCGA 12-8-20, Georgia Water Quality Act, OCGA 12-5-20, Georgia Hazardous Waste Management Act, OCGA 12-8-60, Georgia Hazardous Site Response Act, OCGA 12-8-90, Georgia Voluntary Remediation Program Act, OCGA 12-8-100, Georgia Brownfield Act, OCGA 12-8-200, Georgia Oil or Hazardous Spills or Releases, OCGA 12-14-1, and Georgia Underground Storage Tank Act of 1972, OCGA 391-3-12.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA that includes such Person, or that is a member of the same “controlled group” as such Person pursuant to Section 4001(a)(14) of ERISA.

“Escrow Agent” means that Person described in the Escrow Agreement as the escrow agent.

Membership Interest Purchase and Sale Agreement (Project Dome II)

“Escrow Agreement” means that certain agreement by and between Purchaser, Sellers, and the Escrow Agent in the form attached hereto as Exhibit D.

“Escrow Amount” has the meaning set forth in Section 2.09(b)(ii).

“Escrow Fee” means an amount equal to $5,000.

“Estimated Closing Statement” has the meaning set forth in Section 2.02(b).

“Estimated Purchase Price” has the meaning set forth in Section 2.02(b).

“EU Merger Regulation” means Council Regulation (EC) No 139/2004 of 20 January 2004 on the control of concentrations between undertakings.

“Exchange Act” has the meaning set forth in Section 6.14(a).

“Exempt Employee” means a Business Employee who is designated as exempt under the FLSA by Sellers, as set forth on Schedule 1.01(f).

“Extended Review Period” has the meaning set forth in Section 2.04(b).

“Facilities” means (a) that certain wood pellet manufacturing facility located in Waycross, Georgia, including all associated infrastructure including foundations, roads (improved and new), operations and maintenance structures, and structures or improvements erected on the applicable portion of the site, all alterations thereto or replacements thereof, all fixtures, attachments, appliances, equipment, machinery, and other articles attached thereto or used in connection therewith and all parts which may from time to time be incorporated or installed in or attached thereto in connection with the Plant and (b) the facilities leased or held for use by the Acquired Entities at the Savannah Bulk Terminal and related facilities located in Savannah, Georgia.

“Facility Assets” means all assets, properties, Leases, rights (including contractual rights), Contracts, Books and Records, Engineering Documents and Other Reports, Governmental Approvals, and interests of every kind and description, real and personal, tangible and intangible, absolute and contingent, wherever situated, whether or not reflected on the Books and Records (including interests in the Property pursuant to the Land Contracts and personal property interests), that are owned, leased, or held for use by the Acquired Entities, held in easement by the Acquired Entities, which are used in connection with the ownership, development, construction, operation, and maintenance of the Facilities or the ownership or operation of the Business.

“Final Purchase Price” has the meaning set forth in Section 2.04(e).

“Financial Statement Fees” has the meaning set forth in Section 6.14(c).

“Financial Statements” has the meaning set forth in Section 3.09(g).

“FIRPTA Certificate” means either (a) the duly authorized and executed certificate in substantially the form attached hereto as Exhibit B, certifying that no interest in the Company is a “United States real property interest” within the meaning of Code Section 897(c)(1) and otherwise satisfying the requirements of Treasury Regulation Section 1.1445-2(c)(3), or (b) a withholding certificate issued by the IRS pursuant to Treasury Regulations Section 1.1445-3 stating the amount of U.S. federal income tax that must be withheld pursuant to Code Section 1445 in respect of the transfer of the Membership Interests by Sellers to Purchaser, as described in this Agreement.

Membership Interest Purchase and Sale Agreement (Project Dome II)

“FLSA” means the Fair Labor Standards Act, as amended.

“Fraud” means an actual and intentional misrepresentation of a material fact by a Person with intent to deceive or mislead another Person and upon which such other Person relied.

“GB” has the meaning set forth in the recitals.

“GB Membership Interests” has the meaning set forth in the recitals.

“Governmental Approvals” means all permits, licenses, approvals, consents, and authorizations of any Governmental Entity.

“Governmental Entity” means any arbitration authority or any U.S. federal, state and local, and non-U.S. governmental, judicial, public, or statutory instrumentality, tribunal, agency, authority, body or entity, or any regulatory authority or political subdivision thereof, or arbitral body having legal jurisdiction over the matter or Person in question.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, or award entered into by or with any Governmental Entity.

“Handling” means the production, use, treatment, storage, transportation, handling, generation, manufacture, processing, distribution, disposal, emission, discharge, Release, or threatened Release.

“Hazardous Substances” means any dangerous, hazardous or toxic substance, material, matter, pollutant, waste, constituent, pollutant, or contaminant that is prohibited, controlled, or that a Governmental Entity regulates or defines as such pursuant to any applicable Law, and any substance, material, matter, pollutant, waste, or constituent that has been determined to be hazardous, toxic, or dangerous to human health or the environment pursuant to any applicable Law, including (a) any “hazardous substance” as now defined pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, as amended; (b) any “pollutant or contaminant” as defined in 42 U.S.C. § 9601(33); (c) any material now defined as “solid waste” or “hazardous waste” pursuant to 40 C.F.R. Parts 260 and 261; (d) any petroleum, including waste oil, crude oil, and any fraction thereof; (e) natural or synthetic gas usable for fuel; (f) any “hazardous chemical” as defined pursuant to 29 C.F.R. Part 1910; (g) any asbestos, polychlorinated biphenyl, radium, isomer of dioxin, or any material or thing containing or composed of such substance or substances; (h) any material now defined as a “hazardous material” pursuant to 49 C.F.R. § 171.8; or (i) any imminently hazardous chemical substance or mixture regulated under the Toxic Substances Control Act, §§ 2601-2697.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act, as amended, 15 U.S.C. § 18a.

Membership Interest Purchase and Sale Agreement

(Project Dome II)

“ICDR” has the meaning set forth in Section 9.03(c).

“ICDR Rules” has the meaning set forth in Section 9.03(c).

“IFRS” means the International Financial Reporting Standards promulgated by the IFRS Foundation as in effect on the date hereof, applied in a manner consistent with those used in preparing the Financial Statements.

“Indebtedness” means, with respect to any Person, without duplication, (a) any indebtedness of such Person, whether or not contingent, in respect of borrowed money (including current portion thereof), (b) all obligations evidenced by bonds, notes, debentures or similar instruments, (c) all obligations of such Person for the reimbursement of any obligator pursuant to any letters of credit, performance bond, surety bond or similar instrument, (d) all liabilities for deferred and unpaid amount of the purchase price of any assets, property, securities, or services, including all earn-out payments, seller notes and other similar payments (whether contingent or otherwise), (e) all obligations under any interest rate swap, forward contract, currency, or other hedging arrangements, including any such balance that constitutes an accrued expense or trade payable hedging and swap arrangements and similar contracts, (f) any amounts owed for settlement agreements, (g) all obligations of such Person under Affiliate Contracts, (h) all obligations to pay bonuses to Business Employees, including any such amounts that constitute an accrued payable, (i) all accrued and unpaid interest, and any premium, fees, expenses, and penalties (including prepayment and early termination fees) associated with the repayment of such at or prior to the Closing, of any Indebtedness referred to in clauses (a) through (h) above, and (j) all indebtedness of others referred to in clauses (a) through (i) above guaranteed by such Person; provided, however, that Indebtedness shall not include (i) any leases (whether required to be capitalized or not), (ii) intercompany indebtedness solely between one Acquired Entity and another Acquired Entity or (iii) Transaction Expenses.

“Indemnification Claim” has the meaning set forth in Section 7.03.

“Indemnified Party” means the Person pursuing, or having the right to pursue, an Indemnification Claim under Article VII.

“Indemnifying Party” means (a) when used with respect to claims for indemnification as a result of any breach or alleged breach of any warranty, representation, or covenant hereunder by Sellers hereunder, innogy SE (or Replacement Seller or Replacement Sellers, if applicable); and (b) when used with respect to claims for indemnification as a result of any breach or alleged breach of any warranty, representation, or covenant hereunder by Purchaser hereunder, Purchaser.

“Innogy Marks” means any names, marks, trade names, trademarks, and corporate symbols and logos incorporating “innogy” that are used as a designation attached to or associated with the Facilities or any other Facility Assets.

“innogy RB” has the meaning set forth in the introductory paragraph.

“innogy SE” has the meaning set forth in the introductory paragraph.

“Intellectual Property Rights” has the meaning set forth in Section 3.17.

Membership Interest Purchase and Sale Agreement

(Project Dome II)

“Interim Period” has the meaning set forth in Section 6.06(a).

“Inventory” means all inventory of wood pellets, spare parts, and other inventory held by the Acquired Entities, in each case for use in connection with the Business, including fiber inventory, consumables inventory, finished goods inventory (both at the Plant and in transit to a terminal), and all raw material, fiber, and similar items held for use in connection with the manufacture of inventory; provided, however, that Inventory shall not include Obsolete Inventory.

“IRS” means the Internal Revenue Service.

“Land Contracts” means all Leases, licenses, easements, subleases, and other occupancy agreements or other similar rights relating to such freehold or leasehold property, including all amendments and modifications thereof relating to the Facilities or the Business or to which the Acquired Entities are a party.

“Laws” means any law, treaty, statute, rule, regulation, common law, ordinance, standard, code, Governmental Order, certificate of need, award, or other legally binding governmental restriction of any Governmental Entity; including, all applicable Anti-Corruption Laws and Sanctions and Export Control Laws.

“Leases” means any and all leases and easements agreements by and between the Acquired Entities and the respective owners of the land that is the subject of such Lease.

“Liabilities” means any and all direct or indirect liability, Indebtedness, obligation, commitment, Loss, damage, expense (including legal and consulting fees), claim, deficiency, guaranty, Action, charge, cost, debt, demand, fine, penalty, or endorsement of any type, whether known or unknown, fixed, accrued, absolute, contingent, matured, un-matured, or otherwise.

“Lien” means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, restriction, or limitation of any kind, charge, or other encumbrance of any kind, or the interest of a vendor, lessor, or other similar party under any conditional sale agreement, capital lease, or other title retention agreement relating to any asset or any other contract to give any of the foregoing, in any case, arising by agreement, operation of law, statute, or otherwise.

“Losses” means all losses, claims, Actions or causes of action, assessments, damages, Liabilities, Taxes, demands, costs, and expenses, including interest, penalties, and reasonable attorneys’ fees and disbursements (including reasonable costs and fees of experts).

“Made Available” means that the documentation or information referred to was posted in legible form in Sellers Data Room and made available to Purchaser in the Seller Data Room at least three (3) Business Days prior to the date hereof.

“Material Contract” and “Material Contracts” have the meaning set forth in Section 3.12.

“Membership Interests” has the meaning set forth in the recitals.

Membership Interest Purchase and Sale Agreement

(Project Dome II)

“Net Working Capital” means the Current Assets, minus the Current Liabilities, all as of the Accounting Calculation Effective Time, as determined in accordance with the Accounting Principles and as illustrated on Schedule 1.01(a); provided, that any Acquired Entity Audit Preparation Fees shall be disregarded.

“Net Working Capital Adjustment” means an amount (which can be positive or negative) equal to (x) Net Working Capital minus (y) the Net Working Capital Target.

“Net Working Capital Target” means an amount equal to $14,950,000.

“Objections Statement” has the meaning set forth in Section 2.04(d).

“Obsolete Inventory” means inventory, raw materials and spare parts that (a) have been damaged and are no longer sufficient to be used in the manufacturing process relating to the Business, (b) cannot be located, (c) have aged beyond their useful life or relate to equipment or model versions of equipment that are no longer in current operation, or (d) are finished goods that cannot be shipped to customers because they do not meet the quality and other standards applicable to wood pellets of the Acquired Entities.

“Organizational Documents” means the articles of incorporation and bylaws (to the extent applicable to any such entity) of a corporation or the equivalent governance documents of a limited liability company or other legal entity.

“Parties” means Purchaser and Sellers (including, in Sections 6.02, 6.04(a)(iii), 7.11, and Article IX, Signing Sellers) collectively.

“Party” means Purchaser or Sellers (including, in Sections 6.02, 6.04(a)(iii), 7.11, and Article IX, each Signing Seller) individually.

“Permit” has the meaning set forth in Section 3.20.

“Permitted Liens” means (a) Liens for current period Taxes of the Acquired Entities and installments of assessments and charges with respect to the Facility Assets imposed by any Governmental Entity, in each case, not yet due and payable as of the Closing Date and for which adequate reserves have been maintained in accordance with IFRS by the Acquired Entities, and that will be retained by the Acquired Entities at Closing, (b) any other matters affecting title to the Facility Assets which are created by or with the written consent of Purchaser, (c) Liens for Taxes or assessments and similar charges that are not yet due or delinquent or are being contested in good faith and by appropriate proceedings and for which adequate reserves have been maintained in accordance with IFRS by the Acquired Entities, and that will be retained by the Acquired Entities at Closing, (d) statutory Liens of landlords, (e) Liens of carriers, warehousemen, mechanics, materialmen, and repairmen incurred in the ordinary and usual course of business and not yet delinquent or due or payable, or are being contested in good faith through appropriate proceedings, (f) immaterial Liens that do not adversely affect the use or value of the asset(s) subject thereto, (g) those Liens and encumbrances set forth on Schedule 1.01(b), (h) with respect to real property, Liens and easements due to zoning and subdivision legal requirements that are not violated by the current use and operation of the real property affected thereby, (i) with respect to real property, reservations, restrictions, easements, limitations, conditions, and other such encumbrances reflected in the title report Made Available to Purchaser, but the foregoing shall expressly exclude any monetary Liens, which shall not be considered Permitted Liens, except to the extent such monetary Liens are caused by the actions of Purchaser, (j) non-exclusive licenses to Intellectual Property Rights, (k) Liens that will be terminated or released at the Closing, (l) purchase money Liens securing rental payments under lease arrangements, and (m) any Liens that are not material in number or in amount and that are made in the ordinary course of business.

Membership Interest Purchase and Sale Agreement

(Project Dome II)

“Permitted Transfer” means a Transfer by Purchaser to a wholly-owned subsidiary of Purchaser (so long as Enviva Partners remains liable for all of its obligations hereunder).

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, limited liability company, decedent’s estate, organization, entity, unincorporated organization, or any Governmental Entity.

“Plan” means (a) each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA; and (b) each personnel policy, equity option plan, equity appreciation rights plan, restricted equity plan, phantom equity plan, equity based compensation arrangement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement, retention agreement, change of control agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding which is not described in clause (a) above.

“Plant” has the meaning set forth in the recitals.

“Plant Site” means the portion of the Property on which the Facilities are located.

“Post-Closing Period” means (a) any taxable period beginning after the Closing Date and (b) that portion of any Straddle Period that begins on the date immediately following the Closing Date.

“Pre-Closing Period” means (a) any taxable period ending on or before the Closing Date and (b) that portion of any Straddle Period that ends on the Closing Date.

“Pre-Closing Steps” has the meaning set forth in Section 6.06(c).

“Pre-Closing Tax Return” has the meaning set forth in Section 6.04(a)(i).

“Preliminary Review Period” has the meaning set forth in Section 2.04(b).

“Prohibited Person” means (a) any Person that is on the Specially Designated Nationals and Blocked Persons List or Sectoral Sanctions Identifications List, both administered by OFAC, or any other list of Persons that are the target or subject of economic sanctions and/or export restrictions maintained by the U.S. Departments of the Treasury, Commerce, or State, (b) any Person that is located, organized, or resident in a country or territory that is, or whose government is, the subject or target of any comprehensive U.S. trade embargo, including Cuba, Iran, North Korea, Syria, and the Crimea Region of Ukraine, or a Cuban national wherever located, or (c) any Person that is directly or indirectly owned 50% or more in the aggregate by, otherwise controlled by, or acting on behalf of one or more Persons identified in (a) or (b).

Membership Interest Purchase and Sale Agreement

(Project Dome II)

“Property” means all interests in real property that are the subject of the Land Contracts listed on Section 3.13.

“Purchase Price” has the meaning set forth in Section 2.02(a).

“Purchaser” has the meaning set forth in the introductory paragraph.

“Purchaser Documents” means this Agreement and each other agreement, document, or instrument to be executed and delivered by Purchaser on the Closing Date pursuant to the terms of this Agreement.

“Purchaser Indemnified Group” means Purchaser and its Affiliates (including, after the Closing, the Acquired Entities) and their respective members, managers, partners, shareholders, officers, directors, agents, and each other Person, if any, who controls or may control Purchaser within the meaning of the Securities Act.

“Purchaser Material Adverse Effect” means any result, fact, violation, inaccuracy, occurrence, development, situation, condition, effect, change, event, or circumstance that, when taken individually or together with other results, facts, violations, inaccuracies, occurrences, developments, situations, conditions, effects, changes, events, or circumstances, has, or would be reasonably likely to have, a material adverse effect on the ability of Purchaser to perform its obligations and to consummate the transactions contemplated by this Agreement.

“Qualifying Estoppel” means a written estoppel certificate, addressed to Purchaser and any other persons reasonably specified by Purchaser (but which shall expressly include any lender of Purchaser) and executed and delivered by each landlord, lessor, grantor, licensor, or other applicable counterparty under each Land Contract (the “Counterparty”) that, in each case: (a) is on the form attached to or as otherwise provided by the applicable Land Contract, if any, or if there is no form attached to or as otherwise provided by the applicable Land Contract, then is substantially in the form attached as Exhibit H; (b) is dated as of an effective date that is no earlier than thirty (30) days prior to the Closing Date; (c) contains certifications to the effect that, to the actual knowledge of such Counterparty, neither the Counterparty nor the Acquired Entity that is party to such Land Contract is in default under any of the provisions of such Land Contract, nor are there any facts or circumstances in existence which, with the passage of time or the giving of notice or both, would constitute a default by the Counterparty or such Acquired Entity under such Land Contract; and (d) shall not contain any descriptions of terms or conditions that are materially inconsistent with the terms and conditions actually contained in such Land Contract; provided that any inconsistency (whether or not material) with any of the business or economic terms of such Land Contract, which shall expressly include the term of such Land Contract and the rentals and other amounts payable thereunder, shall be deemed to be a material inconsistency.

“Reference Date” means January 1, 2017.

“Reimbursable Expenses” has the meaning set forth in Section 8.03.

Membership Interest Purchase and Sale Agreement

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“Release” means any releasing, spraying, abandoning, depositing, seeping, throwing, placing, disposing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, dispersing, migrating, injecting, escaping, leaching, or dumping of any Hazardous Substance.

“Renewable Letter of Credit” has the meaning set forth in Section 6.01(c)(ii).

“Replacement Seller” and “Replacement Sellers” have the meaning set forth in the recitals.

“Representative” means, with respect to any Person, any member, manager, officer, director, employee, principal, attorney-in-fact, agent, or other duly authorized representative of such Person.

“Required Rating” has the meaning set forth in Section 6.01(c)(ii).

“Requisite Financial Statement Information” has the meaning set forth in Section 6.14(b).

“Resolution Accounting Firm” has the meaning set forth in Section 2.04(d).

“Review Period” has the meaning set forth in Section 2.04(b).

“R&W Binder Agreement” has the meaning set forth in Section 4.11.

“R&W Insurance Policy” has the meaning set forth in Section 4.11.

“RWE Transferees” has the meaning set forth in Section 9.01(b).

“Sanctions and Export Control Laws” means (a) the Export Administration Act of 1979, as amended (50 U.S.C. §§ 4611-13), the Export Control Reform Act of 2018 (50 U.S.C. Chapter 58), the Export Administration Regulations (15 C.F.R. Parts 730-774), administered by the U.S. Department of Commerce, and the economic and trade sanctions Laws administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), including the Foreign Assets Control Regulations (31 C.F.R. Subtitle B, Chapter V) and (b) any applicable export control or economic sanctions Laws of any country in which either Seller or the Acquired Entities are performing activities in connection with the Business.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” and “Sellers” have the meaning set forth in the introductory paragraph.

“Seller Plans” has the meaning set forth in Section 3.22(a).

“Sellers Data Room” means the data room maintained by IntraLinks on behalf of Sellers, to the extent related to the Facilities or the Acquired Entities, the contents of which Sellers have delivered to Purchaser on one or more CD-Rom disks or other electronic storage device (the “Data Room Disk”), which is a complete and accurate electronic copy of the data room as of 9 a.m.  New York City time, on the date that is three (3) Business Days prior to the date hereof. Inclusion of any item on the Data Room Disk (or attachment to a Sellers Disclosure Schedule) shall constitute “delivery” or “Made Available” within the meaning of this Agreement, to the extent delivered within the time period set forth in such definition.

Membership Interest Purchase and Sale Agreement

(Project Dome II)

“Sellers Disclosure Schedules” means the Schedules delivered by Sellers to Purchaser in connection with the execution and delivery of, and forming a part of, this Agreement.

“Sellers Documents” means this Agreement and each other agreement, document, or instrument to be executed and delivered by Sellers on the Closing Date pursuant to the terms of this Agreement.

“Sellers Guarantees” has the meaning set forth in Section 2.06(c)(iv).

“Sellers Indemnified Group” means Signing Sellers, and following any Contemplated Innogy Restructuring, Replacement Sellers, and their Affiliates (which, on and after the Closing, shall not include the Acquired Entities) and their respective members, managers, partners, shareholders, officers, directors, agents, and each other Person, if any, who controls or may control Signing Sellers or Replacement Sellers, as applicable, within the meaning of the Securities Act.

“Sellers’ Knowledge” means the actual knowledge, after reasonable due inquiry, of any of the Persons listed on Schedule 1.01(d).

“Sellers Letters of Credit” has the meaning set forth in Section 2.06(c)(iv).

“Sellers Support Obligations” has the meaning set forth in Section 2.06(c)(iv).

“Signing Seller” and “Signing Sellers” have the meaning set forth in the recitals.

“Straddle Period” has the meaning set forth in Section 6.04(a)(ii).

“Straddle Period Tax Return” has the meaning set forth in Section 6.04(a)(ii).

“Subsidiary” means, with respect to any Party, any Person, of which (a) such Party or any Subsidiary of such Party is a general partner (excluding partnerships, the general partnership interests of which held by such Party or any Subsidiary of such Party do not have a majority of the voting interest in such partnership), (b) at least a majority of the securities or other equity interests in such Person is directly or indirectly owned or controlled by such Party and/or by any one or more of its Subsidiaries, or (c) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such Person is directly or indirectly owned or controlled by such Party and/or by any one or more of its Subsidiaries.

“Surviving Affiliate Contracts” has the meaning set forth in Section 3.16.

“Tax Insurance Policy” means any buyer-side tax insurance policy issued in the name of and for the benefit of Purchaser or Purchaser and one or more of its Affiliates.

Membership Interest Purchase and Sale Agreement

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“Tax Proceeding” has the meaning set forth in Section 6.04(b).

“Tax Refund” has the meaning set forth in Section 6.04(a)(vi)(A).

“Tax Returns” means any report, form, return (including information return), statement, document, declaration filing (for estimated Tax or otherwise), or other information supplied or required to be supplied to a Governmental Entity with respect to Taxes, any amendments thereof or schedules, workpapers or attachments thereto, and any documents with respect to or accompanying requests for the extension of time in which to file any such report, form, return, statement, document, declaration filing, or other information.

“Taxes” means all U.S. federal, state, and local, and non-U.S. income, gross income, indirect, business activity, branch profits, alternative, add on minimum, estimated, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, escheat, unclaimed property, energy, unemployment, workmen’s compensation, severance, stamp, occupation, premium, environmental, property (real or personal), windfall profits, value added, commercial rent, customs duties, capital gain, social security, royalty, documentary, or other taxes, abatements, assessments, duties, fees, levies, impositions, liabilities, or charges, in each case, in the nature of a tax, together with any interest and any penalties, additions to tax, or additional amounts with respect thereto, any Tax Return, or failure to file any Tax Return, whether imposed directly or indirectly as a transferee or successor, pursuant to Law, by Contract, or otherwise, whether or not disputed, whether or not requiring the filing of a Tax Return. The term “Tax” means any one of the foregoing Taxes.

“Third Party” means, with respect to any Party, any Person that is not an Affiliate of such Party.

“Third-Party Indemnification Claim” has the meaning set forth in Section 7.04(a).

“Threat of Release” means any situation that would reasonably be anticipated to result in a Release.

“Transaction Document” means this Agreement, Sellers Documents, and Purchaser Documents.

“Transaction Expenses” means, collectively and without duplication, all fees and expenses incurred or payable by an Acquired Entity (in each case, on its own behalf or on behalf of any of Sellers or its Affiliates) in connection with the preparation, negotiation, and execution of this Agreement and the Transaction Documents, and the performance and consummation of the Closing and the other transactions contemplated hereby and thereby, including (a) any fees, costs, and expenses of legal counsel, accountants, and other advisors or service providers, (b) any brokerage fees, commissions, finders’ fees, or financial advisory fees, and, in each case, related costs and expenses, (c) any fees, costs, and expenses or payments of any of Acquired Entity related to any transaction bonus, severance arrangement (including as set forth on Schedule 1.01(e)), discretionary bonus, change of control payment, retention or other compensatory payments made by an Acquired Entity to any employee, consultant, or third party (including the employer portion of any payroll, social security, unemployment, or similar Taxes) that become payable as a result of the consummation of the transactions contemplated hereby (whether or not such payment is conditioned both upon the occurrence of the Closing and the subsequent occurrence of other conditions or events), (d) Sellers’ 50% share of the Escrow Fee (if applicable) and (e) Sellers’ 50% share of all premiums, taxes, fees and other amounts payable to the issuer and/or the broker of the R&W Insurance Policy (excluding the retention), in each case, to the extent not paid by or on behalf of the Acquired Entities prior to Closing; provided, that Sellers’ obligation under clause (e) shall not exceed $500,000; provided further, that Transaction Expenses shall not include any Acquired Entity Audit Preparation Fees.

Membership Interest Purchase and Sale Agreement

(Project Dome II)

“Transfer” means, with respect to an interest, asset, or right, any sale, assignment, pledge, or transfer of such interest, asset, or right.

“Transfer Taxes” means any and all sales, use, transfer, real property transfer, recording, documentary, stamp, registration, stock transfer, and other similar Taxes (including any penalties and interest or additions thereto) incurred in connection with the transactions contemplated by this Agreement (including recording and escrow fees and any real property or leasehold interest transfer or gains or any similar Tax), but not, for avoidance of doubt, including any U.S. federal income tax that must be withheld pursuant to Code Section 1445.

“Tribunal” has the meaning set forth in Section 9.03(f).

“UK CMA Consent” means written confirmation from the CMA (a) in circumstances that the transactions contemplated by this Agreement have not been referred for review by the European Commission under Article 22 of the EU Merger Regulation, that CMA does not consider that the transactions contemplated by this Agreement constitute a relevant merger situation for the purposes of the UK Enterprise Act or that CMA does not otherwise intend to launch an investigation into the transactions contemplated by this Agreement under the UK Enterprise Act (except that, if the CMA has not indicated in writing that it has launched or intends to launch an investigation of the transactions contemplated by this Agreement under the UK Enterprise Act within twenty (20) Business Days after any applicable waiting period under the HSR Act shall have expired or been terminated, such confirmation from the CMA shall be deemed to have been given for the purposes of this Agreement); or (b) that the transactions contemplated by this Agreement may not be expected to result in a substantial lessening of competition within any market or markets for goods or services in the UK (or in the event of a referral of the transactions contemplated by this Agreement for review by the European Commission, a decision by the European Commission that the transactions contemplated by this Agreement are compatible with the internal market).

“UK Enterprise Act” means the Enterprise Act 2002, as amended.

“Unreimbursed Financial Statement Fees” has the meaning set forth in Section 2.02(a).

Section 1.02         Rules of Interpretation. Unless otherwise expressly provided or unless required by the context in which any term appears:

(a)          capitalized terms used in this Agreement have the meanings specified in Section 1.01 or elsewhere in this Agreement;

(b)          the singular shall include the plural and the plural shall include the singular;

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(c)          references to “Articles,” “Sections,” “Appendices,” “Schedules,” “Annexes,” or “Exhibits” shall be to articles or Sections of, or appendices, schedules, annexes, or exhibits to, this Agreement;

(d)          all references to a particular entity shall include a reference to such entity’s successors and assigns but, if applicable, only if such assigns are permitted by this Agreement;

(e)          the words “herein,” “hereof,” and “hereunder” shall refer to this Agreement as a whole and not to any particular Section of this Agreement;

(f)           all accounting terms not specifically defined herein shall be construed in accordance with IFRS;

(g)          references to this Agreement shall include a reference to all schedules, exhibits, and appendices hereto, as this Agreement and such schedules, exhibits, and appendices may be amended, modified, supplemented, or replaced from time to time;

(h)          references to any agreement shall include such agreement as amended, modified, supplemented, or replaced from time to time;

(i)           whenever a Person is permitted or required under this Agreement to make a decision in its “sole discretion” or “discretion,” such Person (i) will be entitled to make such decision on the basis of any reason or for no reason at all, (ii) will be entitled to consider such interests (including its own interests) and factors as such Person desires, and (iii) will have no duty or obligation to give any consideration to any interest of or factors affecting any other Person, in each case (i), (ii), and (iii), to the fullest extent permitted by Law;

(j)           the use of the word “including” in this Agreement to refer to specific examples shall be construed to mean “including but not limited to” and shall not be construed to mean that the examples given are an exclusive list of the topics covered;

(k)          the use of the word “or” is not intended to be exclusive;

(l)           each gender-specific term used in this Agreement has a comparable meaning whether used in a masculine, feminine, or gender-neutral form;

(m)         relative to the determination of any period of time, “from” means “including and after,” “to” means “to but excluding,” and “through” means “through and including”;

(n)          references to applicable Laws shall mean a reference to such applicable Laws as the same may be amended, modified, supplemented, or restated and be in effect as of the date of any warranty or representation given hereunder, including rules and regulations promulgated thereunder; and

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(o)          the titles, captions, or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to, and shall not, be a part of or affect the meaning or interpretation of this Agreement.

Section 1.03         Drafting of Documents. The Parties collectively have prepared this Agreement, and none of the provisions hereof shall be construed against one Party on the ground that such Party is the author of this Agreement or any part hereof.

Section 1.04         Disclosure Schedules. The Sellers Disclosure Schedule shall be organized by Section with each Section of the Disclosure Schedule corresponding to a Section of this Agreement. Any information or disclosure contained in any Schedule or Section of a Schedule of the Sellers Disclosure Schedules shall be deemed to be disclosed and incorporated by reference in any other Schedule or Section of a Schedule of the Sellers Disclosure Schedules as though fully set forth in such other Schedule or Section of a Schedule for which such information is applicable as and to the extent that the content of such information or disclosure makes its applicability to such other Schedule or Section of a Schedule of the Sellers Disclosure Schedules reasonably apparent on its face (other than, for the avoidance of doubt, any document or other information expressly referred to or incorporated into the Sellers Disclosure Schedules). No reference to or disclosure of any item or other matter in any Section of this Agreement, including any Schedule or Section of a Schedule of the Sellers Disclosure Schedules, shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement. Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any Contract or Law shall be construed as an admission or indication that a breach or violation exists or has actually occurred. The disclosure of any information in the Sellers Disclosure Schedules shall not expand any representation or warranty. Any capitalized terms used in any Schedule but not otherwise defined therein shall be defined as set forth in this Agreement.

Article II

SALE OF MEMBERSHIP INTERESTS

Section 2.01         Purchase and Sale. On the basis of the representations, warranties, covenants, and agreements contained herein and subject to the terms and conditions set forth in this Agreement, at the Closing, each Seller shall sell, convey, transfer, assign, and deliver to Purchaser, and Purchaser shall purchase and accept from such Seller, all of such Seller’s right, title, and interest in and to such Seller’s Membership Interests. The Purchase Price will be allocated and paid to each Seller based on the percentage allocation and payment instructions set forth on the signature pages hereto.

Section 2.02         Purchase Price.

(a)          The “Purchase Price” is an amount equal to (i) the Enterprise Value, less (ii) the Indebtedness of the Acquired Entities as of the Closing, plus (iii) Cash, less (iv) the absolute value of the Net Working Capital Adjustment (if such value is negative), plus (v) the Net Working Capital Adjustment (if such value is positive), less (vi) the Transaction Expenses as of the Closing, plus (vii) the amount of Financial Statement Fees that have been incurred by Sellers that have not previously been reimbursed by Purchaser (“Unreimbursed Financial Statement Fees”); each, as determined in accordance with the Accounting Principles, and in the cases of clauses (i), (iii), (iv), (v), and (vii), as of the Accounting Calculation Effective Time. (An illustrative example of the calculation of the Purchase Price is set forth on Schedule 2.02(a).)

Membership Interest Purchase and Sale Agreement

(Project Dome II)

(b)          At least five (5) Business Days prior to the Closing Date, Sellers shall deliver to Purchaser a written statement of Sellers’ estimated Purchase Price (the “Estimated Closing Statement”), including the components thereof of the estimated Cash, the Net Working Capital Adjustment, Indebtedness of the Acquired Entities, Transaction Expenses, and Unreimbursed Financial Statement Fees, each as of the Accounting Calculation Effective Time (except for Indebtedness of the Acquired Entities and Transaction Expenses, which shall be estimated as of the Closing), which statement shall be prepared in good faith and in accordance with the Accounting Principles and the terms of this Agreement (such estimate of the Purchase Price, the “Estimated Purchase Price”). During the five (5) Business Day period prior to the Closing, Sellers and the Acquired Entities shall cooperate with Purchaser, and shall grant Purchaser and its authorized Representatives reasonable in-person and remote electronic access to, all such workpapers and other documents (including monthly trial balances through the most recent full calendar month) (and upon reasonable request such individuals shall be provided copies of such documents) and all such personnel as its Representatives may reasonably request that are relevant to the Estimated Closing Statement. Sellers shall address reasonable comments from Purchaser, and the Estimated Closing Statement reflecting any agreed revisions will be deemed to be the Estimated Closing Statements for purposes of this Agreement.

(c)          Notwithstanding anything to the contrary herein, no later than five (5) Business Days prior to the Closing Date, Sellers shall, or shall cause the Acquired Entities to, conduct a physical inspection of the Inventory of the Business existing on and as of the Closing Date. Purchaser and its financial advisors may participate in such physical inspection.

(d)         “Accounting Principles” means IFRS, except as otherwise expressly set forth on Schedule 2.02(a).

Section 2.03         Payments at Closing. At Closing, Purchaser shall pay:

(a)          to Sellers the Estimated Purchase Price, less the Escrow Amount (if applicable) in accordance with Section 2.05 and allocated between Sellers as provided in Section 2.01;

(b)          to the Escrow Agent, if applicable, the Escrow Amount;

(c)          on behalf of the Acquired Entities, the following amounts:

(i)          the Indebtedness of the Acquired Entities to be paid at Closing, as more particularly set forth on Schedule 2.03(c), by wire transfer of immediately available funds to the accounts set forth in Section 2.05; and

Membership Interest Purchase and Sale Agreement

(Project Dome II)

(ii)         the Transaction Expenses, by wire transfer of immediately available funds to the accounts set forth in Section 2.05.

Section 2.04         Post-Closing Purchase Price Adjustment.

(a)          As promptly as practicable, but in any event within ninety (90) days after the Closing Date, Purchaser shall deliver to Sellers (A) a written statement (the “Closing Statement”) setting forth its calculation of Cash, Indebtedness of the Acquired Entities, the Net Working Capital Adjustment, Transaction Expenses, and Unreimbursed Financial Statement Fees, all as of the Accounting Calculation Effective Time (except for Indebtedness of the Acquired Entities and Transaction Expenses, which shall be estimated as of the Closing), and (B) the computation of the amount payable, if any, pursuant to Sections 2.04(e)-(g). (An illustrative example of the calculations set forth on the Closing Statement is set forth on Schedule 2.02(a).) The Closing Statement shall be prepared in good faith and in accordance with the Accounting Principles or U.S. federal income tax accounting principles, as applicable, and the terms of this Agreement; provided, that, with respect to the calculation of the Net Working Capital Adjustment, the Closing Statement shall be determined without giving effect to the consummation of Closing.

(b)          Sellers shall have up to thirty (30) days upon receipt of the Closing Statement (the “Preliminary Review Period”) to review the Closing Statement. During the Preliminary Review Period, Purchaser and the Acquired Entities shall grant Sellers and their authorized Representatives reasonable in-person and remote electronic access to all such workpapers and documents, including those documents set forth on Schedule 2.04(b) (and upon reasonable request such individuals shall be provided copies of such documents) and all such personnel their Representatives may reasonably request that are relevant to the Closing Statement. In the event Purchaser or the Acquired Entities do not provide any workpapers or documents or access to personnel reasonably requested by Sellers or any of their authorized Representatives within three (3) Business Days of request therefor, the Preliminary Review Period shall be extended by five (5) Business Days, plus one (1) Business Day for each additional day required for Purchaser and the Acquired Entities to reasonably respond to such request (the “Extended Review Period”, together with the Preliminary Review Period, the “Review Period”).

(c)          If Sellers confirm their acceptance of the Closing Statement within ten (10) days after the end of the Review Period or have not objected in writing to the calculation of the Cash, Indebtedness of the Acquired Entities, Net Working Capital Adjustment, Transaction Expenses, and Unreimbursed Financial Statement Fees, and the computation of the amount payable, if any, on the Closing Statement within ten (10) days after the end of the Review Period, the Closing Statement and the calculations as prepared by Purchaser shall be final, binding, and non-appealable by the Parties hereto.

Membership Interest Purchase and Sale Agreement

(Project Dome II)

(d)          If Sellers have any objections to the Closing Statement, Sellers shall deliver to Purchaser a statement (an “Objections Statement”) setting forth those items to which Sellers object (the “Disputed Items”). Sellers and Purchaser shall negotiate in good faith to resolve the Disputed Items, but if they do not reach a final resolution within thirty (30) days after the delivery of the Objections Statement to Purchaser, Sellers and Purchaser shall submit any unresolved Disputed Items to Grant Thornton LLP; provided that, if Grant Thornton LLP is unable or unwilling to serve in such capacity, Sellers and Purchaser shall submit any unresolved Disputed Items to an alternative mutually agreed upon independent accounting or valuation firm of national reputation (such firm or such alternative firm, the “Resolution Accounting Firm”). The Resolution Accounting Firm shall act as an expert and not as an arbitrator. Should the Parties be unable to reach agreement on an alternative Resolution Accounting Firm, if necessary, within thirty (30) days after the delivery of the Objections Statement, either Party may seek the appointment of an alternative Resolution Accounting Firm by requesting the President of the Institute of Chartered Accountants in England and Wales to appoint a Resolution Accounting Firm in accordance with its President’s Appointments Scheme. Each Party may furnish to the Resolution Accounting Firm such information and documents relevant to the Closing Statement or Estimated Closing Statement (as the case may be), with copies of such submission and all such documents and information being concurrently given to the other Party. The Resolution Accounting Firm shall resolve each item of disagreement based solely on the supporting material provided by Purchaser and Sellers and in accordance with the Accounting Principles and not pursuant to any independent review and may not assign a value to any particular item greater than the greatest value for such item claimed by either Party or less than the lowest value for such item claimed by either Party, in each case as presented to the Resolution Accounting Firm. Sellers and Purchaser shall use their respective Commercially Reasonable Efforts to cause the Resolution Accounting Firm to resolve such unresolved Disputed Items and notify them in writing of such resolution as soon as practicable, but in any event within thirty (30) days after the date on which the Resolution Accounting Firm is first retained. The decision of the Resolution Accounting Firm regarding each of the Disputed Items shall be final, binding, and non-appealable by the Parties hereto; provided, however, that such decision may be corrected or set aside by arbitrators pursuant to Section 9.03, but only if and only to the extent that such decision is the result of Fraud, bad faith, or palpable mistake or if the Resolution Accounting Firm has manifestly violated the express terms of this Section 2.04. Each Party shall bear its own costs and expenses in connection with the resolution of such dispute by the Resolution Accounting Firm. The fees and expenses of the Resolution Accounting Firm shall be borne on a proportionate basis by Purchaser and Sellers based on the inverse proportion of the respective percentages of the dollar value of Disputed Items determined in favor of Purchaser and Sellers, respectively. Sellers and Purchaser shall, and Purchaser shall cause the Acquired Entities to, cooperate fully with the Resolution Accounting Firm and respond on a timely basis to all requests for information or access to documents or personnel made by the Resolution Accounting Firm, all with the intent to fairly and in good faith resolve all Disputed Items as promptly as reasonably practicable. Once all Disputed Items are resolved, the calculation of the Purchase Price (and the components thereof) on the Closing Statement shall be adjusted, as appropriate, to reflect (i) any resolution of Disputed Items as agreed between Purchaser and Sellers or (ii) any determination of Disputed Items by the Resolution Accounting Firm, and the Closing Statement and the final calculation of Purchase Price thereon (in each case, as so adjusted) shall be final, binding, and non-appealable by the Parties hereto. From Sellers’ delivery of any Objection Statement until the resolution of any Disputed Items set forth therein, Purchaser and the Acquired Entities shall grant Sellers and their authorized Representatives reasonable in-person and remote electronic access to all such workpapers and other documents (and upon reasonable request such individuals shall be provided copies of such documents) and all such personnel which their Representatives may reasonably request which are relevant to such Objection Statement and any Disputed Items set forth therein.

Membership Interest Purchase and Sale Agreement

(Project Dome II)

(e)          If the Purchase Price as finally determined pursuant to this Section 2.04 (the “Final Purchase Price”) is greater than the Estimated Purchase Price, then, within five (5) Business Days after the determination of the Final Purchase Price, Purchaser shall pay to Sellers, by wire transfer of immediately available funds, an amount equal to the Final Purchase Price, less the Estimated Purchase Price already paid.

(f)           If the Final Purchase Price is less than the Estimated Purchase Price, then, within five (5) Business Days after the determination of the Final Purchase Price, Sellers shall, in the proportion in which the Estimated Purchase Price was paid to Sellers, by wire transfer of immediately available funds, pay to Purchaser an amount equal to the Estimated Purchase Price, less the Final Purchase Price.

(g)          All payments required pursuant to this Section 2.04 shall be deemed to be adjustments, for Tax purposes, to the aggregate Purchase Price paid by Purchaser to Sellers for the Membership Interests purchased by it pursuant to this Agreement to the extent permitted by applicable law.

Section 2.05         Payment Terms.

(a)          The Estimated Purchase Price to be made at Closing and any payments made to Sellers pursuant to Section 2.04(e) shall in each case be made by wire transfer of immediately available funds to the accounts and wiring instructions identified by Sellers in writing at least two (2) Business Days prior to any such payment.

(b)          Any payments made to Purchaser pursuant to Section 2.04(f) shall be made by wire transfer of immediately available funds to accounts and wiring instructions identified by Purchaser in writing at least two (2) Business Days prior to any such payment.

(c)          The Indebtedness of the Acquired Entities and the Transaction Expenses to be paid at Closing on behalf of the Acquired Entities shall in each case be made by wire transfer of immediately available funds to accounts and wiring instructions identified by Sellers in writing at least two (2) Business Days prior to any such payment.

Section 2.06         Closing; Closing Deliverables.

(a)          Closing. The consummation of the sale of the Membership Interests by Sellers to Purchaser as contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m., New York City time, at the offices of K&L Gates LLP at 210 Sixth Avenue, Pittsburgh, Pennsylvania, on the last Business Day of the calendar month in which all the conditions set forth in Section 2.07 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) have been satisfied or waived in accordance with this Agreement expressly in writing or such other day and time the Parties agree to in writing (such date on which the Closing actually occurs, the “Closing Date”). Solely for accounting purposes, the time and date at which the Closing will be deemed to be effective shall be 11:59 p.m., New York City time, on the Closing Date (the “Accounting Calculation Effective Time”). During the period of time between the Closing and the Accounting Calculation Effective Time, Purchaser shall operate the Business in the ordinary course consistent with the past practice of the Acquired Entities, including taking or not taking the actions set forth on Schedule 2.06(a); provided, however, Purchaser shall not be liable for any breaches of the foregoing sentence in the event such breach was not within its control.

Membership Interest Purchase and Sale Agreement

(Project Dome II)

(b)          Closing Deliverables by Sellers. On the Closing Date, Sellers shall deliver, or cause to be delivered, to Purchaser each of the following:

(i)          Assignment of Membership Interests. A counterpart of the Assignment of Membership Interests in respect of the sale by Sellers of all of their right, title and interest in the Membership Interests to Purchaser, duly executed by Sellers.

(ii)         Officer’s Certificates. Certificates executed by an authorized officer of each Seller as of the Closing Date certifying (A) the authority and incumbency of the officers of such Seller executing this Agreement and the other Seller Documents required to be delivered pursuant to this Section 2.06(b); (B) excerpts from the applicable commercial register as to each Seller and, as to the Acquired Entities, equivalent good standing or other applicable certifications from each of their jurisdictions of formation; (C) true, correct, and complete copies of the Acquired Entities’ Organizational Documents; (D) that no Action or proceeding is pending or, to Sellers’ Knowledge, threatened by any Person to enjoin, restrict, or prohibit the sale and purchase of the Membership Interests contemplated hereby; and (E) the satisfaction of the conditions to Closing in Sections 2.07(a)(ii) and 2.07(a)(iii).

(iii)        FIRPTA Certificate. (A) A FIRPTA Certificate, or (B) if a FIRPTA Certificate is not available at Closing, (I) an application for each Seller to IRS for a withholding certificate described in Treasury Regulations Section 1.1445-1(c)(2)(i)(B), and (II) the Escrow Agreement executed by each Seller.

(iv)        Resignation. The resignation of those officers and managers of the Acquired Entities (solely in their capacities as such) set forth on Schedule 2.06(b)(iv).

(v)         Escrow Agreement. A counterpart to the Escrow Agreement, in the event one is required pursuant to Section 2.09(b)(ii), duly executed by Sellers and the Escrow Agent.

(vi)       Termination of Company Plans. Evidence, in form and substance reasonably satisfactory to Purchaser, that the Company Plans identified on Schedule 6.13(a) have been terminated in accordance with Section 6.13.

Membership Interest Purchase and Sale Agreement

(Project Dome II)

(vii)       401(k) Asset and Liability Transfer. A certification, in form and substance reasonably satisfactory to Purchaser as to whether the 401(k) Asset and Liability Transfer has been completed on or before the 401(k) Plan Termination Date and, if applicable evidence, in form and substance reasonably satisfactory to Purchaser that sponsorship of the Company 401(k) Plan has been transferred as set forth in Section 6.13(b).

(c)          Closing Deliverables by Purchaser. Unless otherwise specified herein, on the Closing Date, Purchaser shall deliver, or cause to be delivered, to Sellers each of the following:

(i)          Assignments of Membership Interest. A counterpart to the Assignment of Membership Interests in respect of the sale by Sellers of all of their title and interest in the Membership Interests to Purchaser, duly executed by Purchaser.

(ii)         Payment of Purchase Price. The payments specified in Section 2.03(a) shall be delivered in immediately available funds paid by wire transfer to Sellers.

(iii)        Officer’s Certificate. A certificate executed by an authorized officer of Purchaser as of the Closing Date certifying (A) a true, correct, and complete copy of the certificate of formation of Purchaser; (B) a true, correct, and complete copy of the limited liability company action of Purchaser authorizing the execution, delivery, and performance of this Agreement and the other Purchaser Documents, and the consummation of the transactions contemplated hereby and thereby; (C) a certificate of good standing of Purchaser from its jurisdiction of formation; (D) the authority and incumbency of the officers of Purchaser executing this Agreement and the other Purchaser Documents required to be delivered pursuant to this Section 2.06(c); and (E) the satisfaction of the conditions to Closing in Section 2.07(b)(ii).

(iv)        Release of Parent Guarantees and Letters of Credit. Documentation, in form and substance reasonably satisfactory to Sellers, evidencing (A)(1) the return and irrevocable release of any and all of any Sellers Indemnified Group’s liabilities and obligations under any guarantee of the Acquired Entities’ obligations under any Indebtedness or other contractual arrangements set forth on Schedule 2.06(c)(iv) (the “Sellers Guarantees”), (2) the return and irrevocable termination of any and all letters of credit issued for the account of any member of the Sellers Indemnified Group in support of the Acquired Entities’ obligations under any Indebtedness or other contractual arrangements set forth on Schedule 2.06(c)(iv) (the “Sellers Letters of Credit”), and (3) the termination of the contractual arrangements (solely as they relate to Sellers or their Affiliates) that require delivery, set forth on Schedule 2.06(c)(iv), of the Sellers Guarantees or Sellers Letters of Credit (collectively, together with Sellers Guarantees and Sellers Letters of Credit, the “Sellers Support Obligations”), or (B) in the event Purchaser is unable to replace any of the Sellers Support Obligations, delivering to innogy SE any Back-to-Back Letter of Credit pursuant to and in compliance with Section 6.01(c).

Membership Interest Purchase and Sale Agreement

(Project Dome II)

(v)         Escrow Agreement. A counterpart to the Escrow Agreement, in the event one is required pursuant to Section 2.09(b)(ii), duly executed by Purchaser.

Section 2.07         Conditions Precedent to Closing.

(a)          Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to effect the Closing is subject to the fulfillment or waiver by Purchaser on or prior to the Closing Date of all of the following conditions:

(i)          Sellers shall have delivered to Purchaser each of the items described in Section 2.06(b);

(ii)         (A)  each of the representations and warranties contained in Article III (other than Section 3.01 (Organization), Section 3.02 (Organizational Documents), Section 3.03 (Authorization and Enforceability), Section 3.04 (Violation; Conflicts), Section 3.06 (Brokers), Sections 3.09(a)-(d) (The Acquired Entities), Section 3.10 (Nature of Business), Section 3.11(b) (Absence of Certain Changes), and Section 3.16 (Affiliate Interests)) (disregarding all qualifications set forth therein relating to “materiality” or “Company Material Adverse Effect”) shall be true and correct as of the date hereof and the Closing Date with the same effect as though made at and as of the Closing Date (except to the extent such representations and warranties are, by their terms, made as of a specified date, in which case such representations and warranties shall be true and correct as of such specified date), except, in each case, where the failure of such representations and warranties to be true and correct would not be material individually or in the aggregate to the Acquired Entities, (B) each of the representations and warranties contained in Section 3.01 (Organization), Section 3.02 (Organizational Documents), Section 3.03 (Authorization and Enforceability), Section 3.04 (Violation; Conflicts), Section 3.06 (Brokers), Sections 3.09(a)-(d) (The Acquired Entities), Section 3.10 (Nature of Business), Section 3.11(b) (Absence of Certain Changes), and Section 3.16 (Affiliate Interests)) shall be true and correct in all respects as of the date hereof and the Closing Date with the same effect as though made at and as of the Closing Date (except (1) to the extent such representations and warranties are, by their terms, made as of a specified date and (2) in each case, where the failure of such representations and warranties to be true and correct would be de minimis in nature or amount), and (C) the covenants and agreements contained in this Agreement to be complied with by Sellers on or before the Closing shall have been complied with in all material respects;

(iii)        from the date of this Agreement, there shall not have occurred (A) any Company Material Adverse Effect and (B) any Casualty Event;

(iv)        no preliminary or permanent injunction or other order or decree by any Governmental Entity which prevents the consummation of the sale of the Membership Interests contemplated herein shall have been issued and remain in effect, and no Law shall have been enacted by any Governmental Entity which prohibits the sale of the Membership Interests; and

Membership Interest Purchase and Sale Agreement

(Project Dome II)

(v)         the UK CMA Consent shall have been obtained or, at the sole discretion of Purchaser, waived, and any applicable waiting period under the HSR Act shall have expired or been terminated.

(b)          Conditions Precedent to Obligations of Sellers. The obligation of Sellers to effect the Closing is subject to the fulfillment or waiver by Sellers on or prior to the Closing Date of all of the following conditions:

(i)          Purchaser shall have delivered to Sellers each of the items described in Section 2.06(c);

(ii)         (A) each of the representations and warranties contained in Article IV (disregarding all qualifications set forth therein relating to “materiality”) shall be true and correct as of the date hereof and as of the Closing Date with the same effect as though made at and as of the Closing Date (except to the extent such representations and warranties are, by their terms, made as of a specified date, in which case such representations and warranties shall be true and correct as of such specified date), except where the failure of such representations and warranties to be true and correct would not materially and adversely affect the ability of Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement; and (B) the covenants and agreements contained in this Agreement to be complied with by Purchaser on or before the Closing shall have been complied with in all material respects;

(iii)        no preliminary or permanent injunction or other order or decree by any Governmental Entity which prevents the consummation of the sale of the Membership Interests contemplated herein shall have been issued and remain in effect and no Law shall have been enacted by any Governmental Entity which prohibits the sale of the Membership Interests; and

(iv)        the UK CMA Consent shall have been obtained or, at the sole discretion of Purchaser, waived, and any applicable waiting period under the HSR Act shall have expired or been terminated.

Section 2.08         Competition Matters.

(a)          HSR. The Parties acknowledge that the transactions contemplated by this Agreement may require a filing under the HSR Act. Each Party shall file or cause to be filed with the Federal Trade Commission and the Antitrust Division of the Department of Justice as promptly as practicable after the execution and delivery of this Agreement, and with respect to the HSR Act before July 1, 2020, all reports and other documents required to be filed by such Party or its Affiliate under the HSR Act in connection with the transactions contemplated hereby. All filing fees incurred in connection with the HSR Act shall be borne fifty percent (50%) by Sellers and fifty percent (50%) by Purchaser or its Affiliate.

Membership Interest Purchase and Sale Agreement

(Project Dome II)

(b)           UK Enterprise Act. Unless the conditions contained in Section 2.07(a)(v) and Section 2.07(b)(iv) have otherwise been waived or satisfied and the Purchaser has confirmed in writing to Sellers that the condition in Section 2.07(a)(v) has been waived or it regards such condition to be irrevocably satisfied, Purchaser will as promptly as practicable (and in any event no more than ten (10) Business Days after the execution and delivery of this Agreement) submit a draft merger notice in relation to the transactions contemplated by this Agreement to the CMA. All filing fees incurred in connection with Purchaser’s notification to the CMA shall be borne by Purchaser in full.

(c)           General.

(i)            Each Party shall cooperate with each other Party to the extent permissible under applicable Law to complete all reports, filings, submissions, and other documents referred to in this Section 2.08. Unless and until this Agreement is terminated in accordance with its terms, Purchaser shall provide Sellers with a reasonable opportunity to review and comment on any filings, submissions, or other materials provided to the CMA or other Governmental Entity in connection with this Agreement and Purchaser shall consider in good faith such comments for inclusion, and each Party shall (A) promptly comply with, or cause to be complied with, all information requests from any Governmental Entity for additional information concerning the transactions contemplated hereby, in each case so that any waiting period applicable to this Agreement and the transactions contemplated hereby shall expire or be terminated and the UK CMA Consent shall be received as soon as practicable after the date hereof; (B) promptly provide the other Party or its outside antitrust counsel with all reasonably available information in its possession that is reasonably necessary or desirable for the preparation of any filings or submissions which are required to be given or made to, or responses to requests for information from, any Governmental Entity and provide such assistance as the other Party shall reasonably request; (C) promptly notify the other Party of any material written communication to such Party or its Affiliates from any Governmental Entity regarding the transactions contemplated by this Agreement and, subject to applicable Law, permit the other Party to review in advance any proposed material written communication in response to any of the foregoing; (D) not participate, or permit any of its Affiliates to participate, in any substantive meeting or discussion with any Governmental Entity in respect of any filings, investigations, or inquiries concerning this Agreement unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party or its Affiliate the opportunity to attend and participate in such meeting; and (E) promptly furnish the other Party with copies of all material correspondence, filings, and communications between such Party and its Affiliates and its Representatives, on the one hand, and any Governmental Entity or members of their respective staffs, on the other hand. With respect to its obligations this under Agreement, to the extent any of the documents or information are commercially or competitively sensitive, Sellers or Purchaser as the case may be, may satisfy their obligations by providing a description or summary of such documents or information to the other Party’s outside antitrust counsel, with the understanding and agreement that such antitrust counsel shall not share such summary with its client; provided, however, that no Party nor their Affiliates shall be obligated to provide any information that is subject to the attorney-client privilege. Neither Party nor their Affiliates shall withdraw or pull and re-file any merger notification or other filing without the permission of the other Party. Purchaser shall take all Commercially Reasonable Efforts (and pay all reasonable expenses related thereto) to ensure that any investigation or evaluation by any Governmental Entity of the transactions contemplated by this Agreement are concluded as soon as reasonably possible and that no Action or proceeding is instituted challenging the contemplated transactions as violating any antitrust or competition law. If any Action or proceeding is instituted challenging the contemplated transactions as violating any antitrust or competition Law, or if any decree is entered, enforced, or attempted to be entered or enforced by any Governmental Entity that would make completion of the contemplated transactions unlawful or would delay the Closing, Purchaser shall, at its own reasonable expense, contest and defend against any such claim or Action in order to oppose the entry of such a Governmental Order and to secure the withdrawal or nullification of any such Governmental Order until such Governmental Order becomes final and non-appealable, except that Purchaser may, at its own reasonable expense, agree with the applicable Governmental Entity to accept such conditions or terms as may be demanded by such Governmental Entity to permit the proposed transactions to be completed without any expense to Sellers, and without the imposition of any terms or conditions which would limit Sellers’ business operations in any way or have any adverse effect upon Sellers. However, Purchaser’s Commercially Reasonable Efforts obligation under this section shall not obligate Purchaser or its Affiliates to propose, negotiate, commit, or effect, by consent decree, hold separate orders, undertakings, or otherwise, the sale, divesture, license, or other disposition of its and their assets, voting securities in Affiliates, non-corporate interests in Affiliates, properties, or businesses, or of the assets, properties, non-corporate interests, or businesses to be acquired by it pursuant hereto.

Membership Interest Purchase and Sale Agreement

(Project Dome II)

(ii)           Purchaser shall not, and shall cause its Affiliates not to, take any action or enter into any agreement, transaction, or any agreement to effect any transaction (including any merger or acquisition) that would reasonably be expected to make it more materially difficult, or to increase materially the time required, to (A) obtain the expiration or termination of the waiting period under the HSR Act, the UK Enterprise Act, or any other antitrust, competition, or trade regulation Law applicable to the transactions contemplated hereby; (B) avoid the entry of, the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other Governmental Order that would materially delay or prevent the consummation of the transactions contemplated hereby; or (C) obtain all authorizations, consents, orders, and approvals of Governmental Entities necessary for the consummation of the transactions contemplated hereby; provided, however, for the avoidance of doubt, the foregoing shall not limit any rights of Purchaser or its Affiliates to enter into any Permitted Transfer or any other agreements or transactions between or among Purchaser and one or more of its Affiliates.

Membership Interest Purchase and Sale Agreement

(Project Dome II)

Section 2.09           Withholding.

(a)            Purchaser, its Affiliates, and the Acquired Entities, shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of federal, state, local, or foreign Law or under any legal requirements. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

(b)            Subject to Section 2.09(a), in the event that Sellers:

(i)            provide at Closing documentation in accordance with Section 2.06(b)(iii)(A), the amount of U.S. federal income tax withheld pursuant to Code Section 1445 shall not exceed the amount (if any) described on such FIRPTA Certificate; or

(ii)            provide at Closing documentation in accordance with Section 2.06(b)(iii)(B), 15% of the Estimated Purchase Price (the “Escrow Amount”) shall be deposited by Purchaser with the Escrow Agent in accordance with the Escrow Agreement and subsequently disbursed in accordance with the Escrow Agreement and the Escrow Fee shall be paid by Purchaser; provided, however, that in the event that the Purchase Price is higher than the Estimated Purchase Price, and a payment pursuant to Section 2.04(e) becomes due and payable prior to Purchaser’s receipt from Sellers or the IRS of a FIRPTA Certificate described in subsection (b) of the definition thereof, a portion of any additional amount paid to Sellers pursuant to Section 2.04(e) shall be timely deposited by Purchaser with the Escrow Agent in accordance with the Escrow Agreement such that the total amount so deposited with the Escrow Agent is equal to the amount that Purchaser is required to withhold under applicable Law; provided, further, that if any additional costs or fees in excess of the Escrow Fee are due to the Escrow Agent following the Closing, such costs and fees shall be borne fifty percent (50%) by Sellers and fifty percent (50%) by Purchaser.

Article III
REPRESENTATIONS AND WARRANTIES OF SELLERS

innogy SE represents and warrants to Purchaser as of the date hereof and as of the Closing as follows:

Section 3.01         Organization. Each Seller is duly formed and validly existing under the Laws of the jurisdiction of its formation. Each Seller is duly qualified to do business and in good standing in all jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes qualification necessary, except where failure to so qualify does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Membership Interest Purchase and Sale Agreement

(Project Dome II)

Section 3.02        Organizational Documents. The Organizational Documents of each Seller are in full force and effect.

Section 3.03        Authorization and Enforceability. Each Seller has all requisite power, authority, and right to enter into and deliver this Agreement, and perform its obligations under this Agreement and each Transaction Document to which it is a party and to consummate the transactions contemplated hereby or thereby and to Transfer the legal and beneficial title and ownership of the Membership Interests to Purchaser free and clear of all Liens. Sellers have taken all action necessary and have obtained all authorizations and approvals to execute and deliver this Agreement and each Transaction Document to which it is a party to and to consummate the transactions contemplated hereby and thereby and to perform their obligations hereunder and thereunder, and no other action on the part of Sellers or their Affiliates is necessary to authorize this Agreement or the other Sellers Documents and the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Sellers and, assuming due authorization, execution, and delivery by Purchaser, constitutes the legally valid and binding obligation of Sellers, enforceable against Sellers in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and equitable principles (whether considered in a proceeding in equity or at law). Each of the other Sellers Documents will be, when delivered at or prior the Closing, duly executed and delivered by Sellers, and, assuming due authorization, execution, and delivery by the other parties thereto, will constitute the legally valid and binding obligations of Sellers, enforceable against Sellers in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and equitable principles (whether considered in a proceeding in equity or at law).

Section 3.04        Violation; Conflicts. Neither the execution, delivery, or performance by Sellers of this Agreement or the other Transaction Documents, nor the Transfer of rights and consummation of the transactions contemplated hereby or thereby will, with or without the absence of time or notice or both, result in (a) a violation of any provision of any Organizational Document of Sellers or any Acquired Entity; (b) subject to the receipt of any Consents, an imposition of any Lien on any Acquired Entity Equity Interest (other than any interest of Purchaser therein created under this Agreement); (c) subject to the receipt of any Consents, an imposition of any Lien or any of the assets or properties of any Acquired Entity; or (d) subject to the receipt of any Consents, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify, or cancel any Contract to which any Acquired Entity is a party or by which any Acquired Entity is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets, or business of the any Acquired Entity.

Section 3.05        Consents and Approvals. Other than compliance with any applicable requirements of the HSR Act and the CMA (or, in the event that the transactions contemplated by this Agreement have been referred for review by the European Commission under Article 22 of the EU Merger Regulation, the European Commission) and as set forth on Schedule 3.05 (collectively, the “Consents”), no consent, approval, or authorization of, permit from, declaration, filing, or registration with, or notice to, any Governmental Entity, any Third Party payer or any other Person is required to be made or obtained by Sellers or the Acquired Entities in connection with the execution, delivery, and validity of Sellers Documents or the consummation of the transactions contemplated thereby, except as may be necessary as a result of any facts or circumstances relating solely to Purchaser or any of its Affiliates.

Membership Interest Purchase and Sale Agreement

(Project Dome II)

Section 3.06         Brokers. Except as set forth on Schedule 3.06, no broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement, any Transaction Document, or any Seller Document based upon arrangements made by or on behalf of any Acquired Entity, whether individually or in conjunction with any other Person, except for any such fee or commission that will be satisfied and discharged by Sellers (or their Affiliates other than the Acquired Entities) without any liability to the Acquired Entities.

Section 3.07         Litigation; Compliance with Laws.

(a)            Except as set forth on Schedule 3.07(a), there are no Actions pending or, to Sellers’ Knowledge, threatened against or by any Acquired Entity or affecting their properties or assets (including the Facility Assets) or the Business or the consummation of the transactions contemplated hereby. There are no outstanding Governmental Orders and no unsatisfied judgments, penalties, or awards against or affecting any Acquired Entity or any of their respective properties or assets, or which would impose any obligations on any Acquired Entity after Closing. To Sellers’ Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action or Governmental Order.

(b)            Except as set forth on Schedule 3.07(b), at all times since the Reference Date, the Acquired Entities are and have complied, in all material respects, with all applicable Laws and applicable Governmental Orders.

Section 3.08         Tax Matters. Except as set forth on Schedule 3.08:

(a)            All Tax Returns required to be filed by or with respect to the Acquired Entities have been properly filed (giving effect to any extensions), and all such Tax Returns are accurate and complete in all material respects. All Taxes required to be paid or withheld by or with respect to the Acquired Entities, whether or not shown or reportable on any such Tax Return or disclosed to a Governmental Entity, have been properly paid in full and/or withheld, as applicable. No Acquired Entity has executed any waiver of any statute of limitations on, or extended the period for the assessment or collection of, any Tax, in each case that has not since expired. There are no Liens for Taxes on the assets or properties of the Acquired Entities other than Permitted Liens and, to Sellers’ Knowledge, no Governmental Entity is in the process of imposing any Liens on any of such assets or properties.

Membership Interest Purchase and Sale Agreement

(Project Dome II)

(b)            There are no ongoing or pending Actions, deficiencies, or proposed adjustments with respect to Taxes relating to the Acquired Entities, the Plant, or the Facility Assets or the Business, and none of any Acquired Entity, Sellers, or their respective Affiliates have received any written notice that any such Actions, deficiencies, or proposed adjustments are threatened. No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Acquired Entities. There are no unsatisfied liabilities for Taxes with respect to any notice of deficiency or similar document received by the Acquired Entities with respect to any Tax.

(c)            No claim has been asserted in writing by any Governmental Entity in a jurisdiction where the Acquired Entities do not file Tax Returns that the Acquired Entities are or may be subject to taxation by that jurisdiction.

(d)            No Acquired Entity has entered into any “reportable transactions” as defined in Treasury Regulation Section 1.6011-4(b)(1), and each Acquired Entity has properly disclosed all reportable transactions as required by Treasury Regulation Section 1.6011-4, including filing Form 8886 with Tax Returns and with the Office of Tax Shelter Analysis.

(e)            No Acquired Entity is a party to any Tax allocation or sharing agreement other than any such arrangement entered into in the ordinary course of business and not primarily related to Taxes.

(f)            In connection with the consummation of the transactions described in this Agreement (either alone or in connection with any other event), no payment or benefit has been, will be, or may be made or provided under this Agreement, under any arrangement contemplated by this Agreement, or under any Plan that, either alone or together with any other payments or benefits, constitutes or could constitute a “parachute payment” within the meaning of Code Section 280G(b)(2) (or any comparable provision of state, local, or foreign Law). None of any Acquired Entity, Sellers, or any Affiliate thereof will be obligated to pay or reimburse any Person for any Taxes imposed under Code Section 4999 (or any comparable provision of other applicable Law) as a result of the consummation of the transactions described in this Agreement, either alone or in connection with any other event.

(g)            The Acquired Entities have neither distributed stock of another Person, nor had their stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(h)            The Acquired Entities will not be required to include any item of income in, or exclude any item of deduction from, its gross income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement,” as described in Code Section 7121 (or any corresponding provision of applicable Law); (iii) intercompany transactions or any excess loss account described in the Treasury Regulations under Code Section 1502 (or any corresponding provision of applicable Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

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(Project Dome II)

(i)            The Acquired Entities have (i) complied in all material respects with all applicable Law relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Section 1441, 1442, 1445 and 1446 of the Code); (ii) timely paid or withheld with respect to their employees, consultants, independent contractors, equity interest holders, and other third Persons all Taxes required to be paid or withheld and have remitted such Taxes to the applicable Governmental Entity within the time prescribed by applicable Law, including federal and state income and employment Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, and relevant non-U.S. income and employment Tax withholding legal requirements; and (iii) timely filed all withholding Tax Returns, for all periods.

(j)            The Acquired Entities have never been a member of an affiliated, combined, consolidated or unified group (including within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or have any Liability for the Taxes of any Person (other than a group the common parent of which was the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor or by contract.

(k)            The Company has, and has been at all times since its formation, elected to be treated as a corporation for U.S. federal income tax purposes. GB has, and has been at all times since its formation, treated as a disregarded entity for U.S. federal income tax purposes.

(l)            The Acquired Entities are not subject to Tax in any jurisdiction, other than the country in which they are organized and the Kingdom of Spain, by virtue of having, or being deemed to have, a permanent establishment, fixed place of business or similar presence. All payments by, to or among the Acquired Entities and their Affiliates comply with all material applicable transfer pricing requirements imposed by any governmental authority, and Sellers have Made Available to the Purchaser accurate and complete copies of all transfer pricing documentation prepared pursuant to Treasury Regulation Section 1.6662-6 (or any similar foreign statutory, regulatory, or administrative provision) by or with respect to the Acquired Entities during the past three (3) years.

(m)            This Section 3.08 and Section 3.22 (Employee Benefit Plans) contains the sole and exclusive representations and warranties with respect to any Tax matters regarding the Acquired Entities.

Section 3.09          The Acquired Entities.

(a)            Prior to giving effect to the Closing, Sellers are the sole legal and beneficial owners of one hundred percent (100%) of the outstanding Membership Interests of the Company and have good, valid, and marketable title to, and have full power and authority to sell, transfer, assign, convey, and deliver legal and beneficial ownership of the Membership Interests, free and clear of any Liens. Upon the Closing, Sellers shall sell, transfer, assign, convey, and deliver to Purchaser good and valid title to the Membership Interests, free and clear of any Liens. The Company is the sole legal and beneficial owner of one hundred percent (100%) of the outstanding GB Membership Interests and has good, valid, and marketable title to, and all of the GB Membership Interests are owned, free and clear of any Liens. Other than GB with respect to the Company, the Acquired Entities do not own, and have not at any time since their formation owned, any other Subsidiary or any other equity interest in any other Person.

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(Project Dome II)

(b)            Each Acquired Entity is a limited liability company, duly formed, validly existing and in good standing under the Laws of the State of Georgia. Each Acquired Entity has the requisite limited liability company power and authority to own, lease, and operate its assets and properties. Schedule 3.09(b) sets forth each jurisdiction in which any Acquired Entity is licensed or qualified to do business. Each of the Acquired Entities is duly qualified to do business and is in good standing as a foreign limited liability company in each jurisdiction in which the properties owned or leased by such Acquired Entity or the operation of its respective business as currently conducted makes such licensing or qualifications necessary, except where failure to so qualify does not have, individually or in the aggregate, a Company Material Adverse Effect.

(c)            The Organizational Documents of each of the Acquired Entities are in full force and effect. Neither Acquired Entity is in violation of its respective Organizational Documents. Except as set forth on Schedule 3.09(c), each of the Acquired Entities has Made Available to Purchaser true, correct, and complete copies of its Organizational Documents as in effect on the date hereof and such Organizational Documents have not been amended or otherwise modified.

(d)            Except for the rights created in favor of Purchaser under this Agreement, Sellers have not created, or committed to create, or allowed the creation of, any of the following, and none of the following exist as a result of any actions taken by or on behalf of Sellers or an Acquired Entity: (i) any authorized or outstanding subscription, warrant, option, convertible security, or other right (contingent or otherwise) to purchase or otherwise acquire from Sellers or any Acquired Entity, equity securities, or membership interests in any Acquired Entity; (ii) any authorized or outstanding subscription, warrant, option, convertible security, or other right (contingent or otherwise) to purchase or otherwise acquire from Sellers or the Acquired Entities, any of the Facility Assets; (iii) any commitment on the part of Sellers or the Acquired Entities to issue units, subscriptions, warrants, options, convertible securities, membership interests, or other rights; (iv) any obligation (contingent or otherwise) on the part of either of the Acquired Entities to purchase, redeem, or otherwise acquire any of its equity securities; and (v) any restrictions on the Transfer of the Acquired Entity Equity Interests except for restrictions imposed by applicable securities Law.

(e)            The corporate records of the Acquired Entities are complete and accurate in all material respects, and copies of the same have been Made Available to Purchaser.

Membership Interest Purchase and Sale Agreement

(Project Dome II)

(f)            The Acquired Entities do not have any Indebtedness that will remain unpaid as of the Closing.

(g)            Set forth on Schedule 3.09(g) is a true, correct, and complete unaudited (i) consolidated balance sheet of the Acquired Entities as of March 31, 2020 (the “Balance Sheet”) and the corresponding consolidated statement of income of the Acquired Entities for the three (3)-month period ending on March 31, 2020 (the “Balance Sheet Date”); (ii) consolidated balance sheets of the Acquired Entities as of December 31, 2019, December 31, 2018, and December 31, 2017, and the corresponding consolidated statements of income of the Acquired Entities for fiscal years ending on such dates (collectively, the “Financial Statements”). Except as set forth in the notes thereto, each of the Financial Statements was derived from the Books and Records of the Acquired Entities and each has been prepared in accordance with IFRS consistently applied and presents fairly in all material respects the consolidated financial condition and results of operations of the Acquired Entities as of the dates and periods set forth therein in accordance with IFRS, subject to the absence of footnotes and, in the case of the Financial Statements described in clause (i), normal year end audit adjustments.

(h)            Sellers and the Acquired Entities, together with any third parties retained by Sellers or the Acquired Entities, have or will have sufficient personnel to perform Sellers’ and the Acquired Entities’ obligations under Section 6.14(a). All information provided by Sellers or the Acquired Entities pursuant to Section 6.14(a) shall be true and correct in all material respects.

(i)            The Acquired Entities do not have any liabilities, obligations, or commitments except (i) as reflected or reserved on the Balance Sheet, (ii) as incurred since the Balance Sheet Date in the ordinary and usual course of business consistent with past practice, as would not be, individually or in the aggregate, material to the Acquired Entities, (iii) as incurred in connection with the transactions contemplated hereby, or (iv) as would not be, individually or in the aggregate, material to the Acquired Entities.

Section 3.10         Nature of Business. Since their formation, the Acquired Entities (a) have engaged solely in the business of developing, constructing, and owning the Plant (the “Business”), and (b) have not engaged in any other business, incurred any capital expense or acquired any real or personal property other than specifically related to the Business.

Section 3.11        Absence of Certain Changes. Since December 31, 2019, (a) except as set forth on Schedule 3.11(a), the Acquired Entities have conducted their business in the ordinary and usual course consistent with past practice and (b) there has been no event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.12        Contracts.

(a)            Schedule 3.12(a) contains a list of each of the following Contracts (other than the Land Contracts) to which any Acquired Entity is a party or to which any of them or their respective properties or assets are bound or that are included in the Facility Assets (each Contract described in this Section 3.12(a), a “Material Contract” and collectively, the “Material Contracts”):

Membership Interest Purchase and Sale Agreement

(Project Dome II)

(i)            any Contract the performance of which (A) required payments of or resulted in payments to, any Acquired Entity, during the fiscal year ending December 31, 2019, or (B) is expected to require payments of, or result in payments to, any Acquired Entity during the fiscal year ending December 31, 2020 or in any fiscal year ending thereafter, in each case in excess of $1,000,000;

(ii)           any Contract which (A) required any Acquired Entity to purchase its total requirements of product or service from a third party or that contains “take or pay” provisions during the fiscal year ending December 31, 2019 or (B) requires any Acquired Entity to purchase its total requirements of any product or service from a third party or that contains “take or pay” provisions during the fiscal year ending December 31, 2020 or in any fiscal year ending thereafter, in each case, which required or resulted in, or (C) is expected to require payments of or result in payments to, any Acquired Entity in excess of $1,000,000 during any fiscal year;

(iii)          any Contract for capital expenditures in excess of $300,000 or of more than one year in duration;

(iv)          any Contract (A) relating to for Indebtedness or (B) constituting a guarantee of, or advance or loan to, any other Person;

(v)           any standalone indemnification agreement entered into outside of the ordinary and usual course of business;

(vi)          any Contract that relates to the acquisition by any Acquired Entity or any operating business or interest of another Person (by asset sale, stock sale, merger or otherwise), or that constitutes a partnership, joint venture or other similar Contract;

(vii)         any Contract between any Acquired Entity, on the one hand, and any Affiliate of an Acquired Entity, on the other hand;

(viii)        any Contract involving interest rate swaps, cap or collar agreements, commodity or financial future or option contracts or similar derivative or hedging Contracts;

(ix)           any Contract granting to any Person a right of first refusal, first offer or other right to purchase any of the assets of the Acquired Entities;

(x)            any Contract for the purchase of wood supply, wood fiber, or other similar feedstock for the production of biomass which required or is reasonably expected to require payments of, or resulted or is reasonably expected to result in payments to, any Acquired Entity during the fiscal year ending December 31, 2019 or December 31, 2020, or in any fiscal year ending thereafter, in each case in excess of $1,000,000;

Membership Interest Purchase and Sale Agreement

(Project Dome II)

(xi)          any Contract for the sale and purchase of the biomass product of the Acquired Entities (including all off-take or supply agreements or similar Contracts involving the sale, resale, or distribution of the biomass product of the Acquired Entities), which required or is reasonably expected to require payments of, or resulted or is reasonably expected to result in payments to, any Acquired Entity during the fiscal year ending December 31, 2019, December 31, 2020, or in any fiscal year ending thereafter, in each case in excess of $1,000,000;

(xii)         any Contract related to the transportation and shipment from the Plant of the biomass product of the Acquired Entities which required or is reasonably expected to require payments of, or resulted or is reasonably expected to result in payments to, any Acquired Entity during the fiscal year ending December 31, 2019 or December 31, 2020, or in any fiscal year ending thereafter, in each case in excess of $1,000,000;

(xiii)        any Contract that contains covenants or provisions that purport to (A) limit any Acquired Entity or its Affiliates (including Purchaser and its Affiliates) to (1) sell any products or services of or to any Person, (2) engage in any business, (3) compete with or obtain products, goods, or services from any Person, (4) conduct business in any geographic location or (5) contains a “most favored nation” clause or similar provision, or (B) limit any Person to provide products or serves to any Acquired Entity or its respective Affiliates (including Purchaser or any Affiliate of Purchaser) immediately upon consummation of the transaction contemplated hereby;

(xiv)        any collective bargaining agreements or other Contracts with any labor union, works council, trade union, or other representative of employees;

(xv)         all employment Contracts and other Contracts relating to compensation or severance payments with any director, officer, or employee; and

(xvi)        any Contract or agreement, not covered by any of the other items of this Section 3.12(a), which provides for the payment or potential payment by an Acquired Entity of more than $1,000,000 in any consecutive twelve (12)-month period or more than $5,000,000 over the remaining life of such Contract, other than a Contract that is terminable by each party thereto giving notice of termination to the other party thereto not more than thirty (30) days in advance of the proposed termination date and does not contain any post-termination obligations, termination penalties, buy-back obligations or similar obligations.

(b)            Except as set forth on Schedule 3.12(b), each Material Contract (i) is the legal, valid, and binding obligation of the applicable Acquired Entity, enforceable against it in accordance with their terms, except as may be limited by (A) bankruptcy, insolvency, reorganization, moratorium, and other similar Laws of general application affecting the rights and remedies of creditors and (B) general principles of equity, (ii) is in full force and effect and, (iii) has not been amended or otherwise modified except as has been Made Available to Purchaser.

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(Project Dome II)

(c)            Except as set forth on Schedule 3.12(c), with respect to each such Material Contract, (i) the Acquired Entities are not in breach or default thereof; (ii) to Sellers’ Knowledge, no other party is in breach or default and there exists no condition, event, or act that, with the giving of notice or the lapse of time or both, would constitute such a breach or default; (iii) none of the Acquired Entities have waived, released, or assigned its rights under any such Material Contract, (iv) no party has provided notice which has been received by any Acquired Entity or Sellers of its intent to exercise any termination, force majeure or non-performance rights with respect thereto, or to Sellers’ Knowledge, threatened to exercise any termination, force majeure or non-performance rights with respect thereto, and (v)  to Sellers’ Knowledge, no event has occurred that would permit any such exercise.

(d)            Sellers have Made Available to Purchaser a true, correct, and complete copy of each Material Contract listed on Schedule 3.12(a).

Section 3.13          Land Contracts.

(a)            Schedule 3.13 contains a list of all Land Contracts that are included in the Facility Assets and all such Land Contracts have been Made Available to Purchaser (except for those Land Contracts that are publicly available and that are noted on Schedule 3.13). With respect to each Land Contract listed on Schedule 3.13:

(i)            such Land Contract is legal, valid, binding, and enforceable against the parties thereto in accordance with its terms, is in full force and effect and a true and complete copy has been Made Available to Purchaser;

(ii)           (A) neither Sellers nor any Acquired Entity are, and to Sellers’ Knowledge no other party to such Land Contract is, in breach or default thereunder, and (B) no event has occurred that with notice or lapse of time or both would (1) constitute a breach or default on the part of Sellers or any of the Acquired Entities under such Land Contract, nor to Sellers’ Knowledge, on the part of any other party thereto, or (2) permit termination, non-performance, modification, or acceleration of such Land Contract; and

(iii)          neither Sellers nor any of the Acquired Entities has subleased, licensed or sublicensed, or otherwise granted any Person the right to use or occupy, any real property subject to such Land Contract, and no party is in possession of any such real property (or any portion thereof) other than Sellers and the Acquired Entities, subject to Permitted Liens.

(b)            The Land Contracts set forth on Schedule 3.13 are sufficient, in all material respects, for the operation of the Plant, the Facilities, and the Business after the Closing in substantially the same manner as conducted prior to the Closing, and the Plant and the Facilities constitute all of the real property rights and interests necessary to conduct the Business as currently conducted. Other than the Plant and the Facilities, the Acquired Entities do not own, lease, or otherwise use or occupy, or have any rights to own, lease or otherwise use or occupy, any real property.

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(c)            Neither Sellers nor the Acquired Entities have received notice of and to Sellers’ Knowledge there are no (i) zoning or other land use proceedings, either instituted or planned to be instituted, affecting the Plant or the Facilities, or (ii) appropriation, condemnation or like proceedings affecting the Plant or the Facilities.

Section 3.14          Facility Assets.

(a)            Except as set forth on Schedule 3.14, GB either (i) is the legal and beneficial owner of, and possesses good and marketable title in and to, or (ii) has a valid leasehold interest in and to, all of the Facility Assets, in each case free and clear of any Lien, other than Permitted Liens.

(b)            The Facility Assets consisting of buildings, structures, facilities or other improvements, fixtures, and tangible personal property are, in all material respects, in good operating condition and in a state of good maintenance and repair in accordance with normal industry practice, ordinary wear and tear excepted.

(c)            The Facility Assets are sufficient, in all material respects, for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as conducted as of January 1, 2020.

Section 3.15         Environmental Matters. Except as set forth on Schedule 3.15, since December 1, 2014, (a) the Facility Assets, and all activities undertaken since that date by or on behalf of any Acquired Entity for the operation of the Plant and the Business, were and are in compliance in all material respects with all applicable Environmental Laws; (b) neither Sellers, any Acquired Entity nor any of their respective Affiliates have received any Environmental Claims alleging any non-compliance with or any potential Liability under any Environmental Laws or that any Acquired Entity is potentially responsible for any material remedial actions under any applicable Environmental Laws; and (c) there has not been a Release or, to Sellers’ Knowledge, a Threat of Release, of Hazardous Substances on, in, under, from, to, or otherwise affecting any area of the Plant Site, any of the Property that is utilized in the Business, any Facility Assets, or any real property leased or otherwise held for use by the Acquired Entities subject to the Land Contracts that would reasonably be expected to result in a material liability or material obligation to any Acquired Entity under any Environmental Law. Notwithstanding any other provision of this Agreement to the contrary, Section 3.15 contains the sole and exclusive representation and warranties of Sellers with respect to compliance with Environmental Laws and Hazardous Substances other than Section 3.20 as it relates to any Permits under Environmental Laws.

Section 3.16         Affiliate Interests. Schedule 3.16 contains a true and complete list of each Affiliate Contract as of the date hereof and each such Affiliate Contract has been Made Available to Purchaser. Except as set forth on Schedule 3.16 (such surviving Affiliate Contracts, the “Surviving Affiliate Contracts”), as of the Closing Date all Affiliate Contracts shall have been terminated without further liability to the Acquired Entities and all payments due and owing under any such Affiliate Contract shall have been paid or cancelled. As of the Closing Date, neither Sellers nor any of their Affiliates (other than any Acquired Entity), on the one hand, or the Acquired Entities, on the other hand, have any pending or threatened claim or cause of action against the Acquired Entities, except for expenses to be reflected in the Closing Statement incurred in the ordinary course of business.

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(Project Dome II)

Section 3.17          Intellectual Property. The Acquired Entities own or possess licenses or valid rights (free and clear of all Liens (other than Permitted Liens)) to use all: (a) trademarks, service marks, trade names, Internet domain names, all goodwill associated therewith and symbolized thereby, and registrations and applications therefor, including renewals; (b) patents and pending patent applications; (c) copyrights; (d) software and other technology; and (e) confidential and/or proprietary information, trade secrets, and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists, and supplier lists (collectively, the “Intellectual Property Rights”), in the case of each of (a) through (e), that are used or held for use in the conduct of the Business as currently conducted.

Section 3.18         Bankruptcy. No cause, proceeding or other action has been instituted in any court of competent jurisdiction against Sellers or the Acquired Entities, seeking an adjudication in bankruptcy, reorganization, dissolution, winding up, liquidation, or composition or arrangement with creditors, a readjustment of debts, the appointment of a trustee, receiver, liquidator or the like thereof in respect of all or any substantial part of their assets, or any other like relief in respect thereof. None of Sellers or the Acquired Entities have (a) applied for or consented to the appointment of a receiver, trustee or liquidator for themselves or of all or a substantial part of their assets, (b) made a general assignment for the benefit of creditors, (c) committed an act of bankruptcy or any act analogous thereto or (d) commenced any cause, proceeding, or other actions under any Law relating to bankruptcy, insolvency, reorganization, or relief of debtors seeking to have an order for relief entered with respect to them, or seeking to adjudicate them bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, or composition of other relief with respect to its debts.

Section 3.19         Anti-Corruption. Within the last five (5) years, Sellers, the Acquired Entities, their controlled Affiliates, and, to Sellers’ Knowledge, their owners, agents, directors, officers, and employees, have not, directly or indirectly: (a) violated nor are in violation of any applicable Anti-Corruption Laws; or (b) engaged in any transaction, investment, undertaking, or activity with the intent to conceal the identity, source, or destination of the proceeds from any category of offenses designated in any applicable Laws, regulations, or other binding measures. Sellers represent that they have devised and maintained policies and internal control systems with respect to the Acquired Entities designed to ensure compliance with the Anti-Corruption Laws.

Section 3.20         Permits. All permits, licenses, certificates, authorizations, and approvals granted by any Governmental Entity and required to be used or held by the Acquired Entities to conduct the Business in the manner currently conducted as of the date hereof (each, a “Permit”) are valid and in full force and effect, and each of the Acquired Entities is in material compliance with such Permits. To Sellers’ Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, or lapse of any such Permit.

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(Project Dome II)

Section 3.21          Employee Matters.

(a)            Schedule 3.21(a) sets forth the name of each Business Employee and, with respect to each such Business Employee, his or her: (i) employing or engaging entity; (ii) job title; (iii) status as exempt or non-exempt under the FLSA; (iv) hire date and service date (if different); and (v) details of any visa or work permit. The Business Employees represent the entirety of the individuals whose employment involves providing or performing services with respect to the Acquired Entities.

(b)            No Business Employee is represented by a labor union or other representative of employees and none of the Acquired Entities is a party to, subject to, or bound by, a collective bargaining agreement or any other Contract, agreement or understanding with a labor union, works council, trade union, or other representative of employees. There are no strikes, lockouts or work stoppages existing or, to Sellers’ Knowledge, threatened, with respect to any Business Employees or an Acquired Entity. There have been no union certification or representation petitions or demands with respect to the Acquired Entities or a Business Employee and no union organizing campaign or similar effort is pending or to Sellers’ Knowledge, threatened with respect to the Acquired Entities or a Business Employee. Except as set forth on Schedule 3.21(b), there is no material claim, charge, labor dispute, grievance, arbitration proceeding or other Action pending or threatened by or with respect to any Acquired Entity, Business Employee or any other individual who has provided services with respect to the Acquired Entities. The Acquired Entities, Sellers and each of their respective Affiliates have complied in all material respects with all Laws with respect to the employment or engagement of each Business Employee and each other individual who has provided services with respect to the Acquired Entities (including the FLSA and all such Laws regarding wages and hours, classification of employees and contractors, anti-discrimination, anti-retaliation, recordkeeping, employee leave, withholding and reporting of Taxes, immigration, and safety), and as of the Closing Date, each Business Employee and other individual who has provided services with respect to the Acquired Entities will have been paid all wages, bonuses, compensation and other sums owed to such Business Employee or other individual as of such date.

Section 3.22          Employee Benefit Plans.

(a)            Schedule 3.22(a) contains a true, correct and complete list of each Plan that is sponsored, maintained or contributed to or by an Acquired Entity, a Seller or any of their respective ERISA Affiliates or for which the Acquired Entities could have any Liability, or has been so sponsored, maintained or contributed to within the six-year period prior to the Closing Date by an Acquired Entity, a Seller or any of their respective ERISA Affiliates for the benefit of any officer, employee, or director of any Acquired Entity, which schedule identifies each such Plan sponsored or maintained solely by an Acquired Entity (the “Company Plans”) and each such Plan (other than the Company Plans) sponsored or maintained by a Seller or an ERISA Affiliate of an Acquired Entity or a Seller (the “Seller Plans”). Sellers have Made Available to Purchaser true, correct and complete copies of each Company Plan and each Seller Plan, and related trusts and services agreements, if applicable. Sellers have also Made Available to Purchaser, with respect to each Company Plan and each Seller Plan and to the extent applicable: (i) the two most recent Form 5500 annual reports and all schedules thereto, (ii) the insurance contract and other funding agreement, and all amendments thereto, (iii) the most recent summary plan description, scheme booklet and all announcements (including all summaries of material modifications thereto), (iv) the most recent audited accounts and actuarial report or valuation required to be prepared under applicable Laws, (v) the most recent determination letter or opinion letter issued by the Internal Revenue Service and (vi) copies of all material notices, letters or other correspondence from any Governmental Entity.

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(b)            Neither the Acquired Entities nor any of the Acquired Entities’ ERISA Affiliates contributes to, or has any obligation to contribute to, or has ever contributed to or had an obligation to contribute to, and no Seller Plan or Company Plan is (i) a multiemployer plan within the meaning of Section 3(37) of ERISA or (ii) a plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code. No Seller Plan or Company Plan is funded through a trust that is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code. Except for the Company Plans, no Subsidiary of the Acquired Entities sponsors, maintains, or contributes to, or has ever sponsored, maintained or contributed to, any Plan.

(c)            Except as set forth on Schedule 3.22(c):

(i)            the Acquired Entities and their ERISA Affiliates have performed all obligations, whether arising by operation of Laws or by contract, required to be performed by it or them in connection with the Company Plans and the Seller Plans, and there have been no defaults or violations by any other party to the Company Plans and the Seller Plans;

(ii)           (A) all reports and disclosures relating to the Company Plans and the Seller Plans required to be filed with or furnished to Governmental Entities, Company Plan or Seller Plan participants or Company Plan or Seller Plan beneficiaries have been filed or furnished in accordance with applicable Laws in a timely manner, (B) each Company Plan and each Seller Plan has been documented, operated and administered in compliance with its governing documents and applicable Laws, and (C) each Company Plan and each Seller Plan that could be a “nonqualified deferred compensation” arrangement under Code Section 409A is in compliance with Code Section 409A, and no service provider is entitled to a Tax gross-up or similar payment for any Tax or interest that may be due under Code Section 409A;

(iii)          each of the Company Plans and each of the Seller Plans intended to be qualified under Code Section 401(a) (A) satisfies the requirements of such section, (B) is maintained pursuant to a prototype document approved by the Internal Revenue Service, and is entitled to rely on a favorable opinion letter issued by the Internal Revenue Service with respect to such prototype document, or has received a favorable determination letter from the Internal Revenue Service regarding such qualified status, (C) has been amended as required by applicable Laws, and (D) has not been amended or operated in a way which would adversely affect such qualified status;

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(iv)          there are no Actions pending (other than routine claims for benefits) or, to Sellers’ Knowledge, threatened against, or with respect to, any of the Company Plans, the Seller Plans or their assets;

(v)           all contributions required to be made to the Company Plans and the Seller Plans pursuant to their terms and provisions or pursuant to applicable Laws have been timely made;

(vi)          as to any Company Plan or Seller Plan intended to be qualified under Code Section 401(a), there has been no termination or partial termination of such Company Plan or Seller Plan within the meaning of Code Section 411(d)(3);

(vii)         no act, omission or transaction has occurred which would result in imposition on any Acquired Entity, directly or indirectly, of (A) breach of fiduciary duty liability damages under Section 409 of ERISA, (B) a penalty assessed pursuant to Section 502 of ERISA or (C) Taxes imposed pursuant to Chapter 43 of Subtitle D of the Code;

(viii)        there is no matter pending with respect to any of the Company Plans or Seller Plans before any Governmental Entity; and

(ix)          the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (A) require any Acquired Entity or any of its ERISA Affiliates to make a larger contribution to, or pay greater compensation, payments or benefits under, any Seller Plan or Company Plan than they otherwise would, whether or not some other subsequent action or event would be required to cause such payment or provision to be triggered, or (B) create or give rise to any additional vested rights or service credits under any Seller Plan or Company Plan.

(d)            No Company Plan or Seller Plan requires the Acquired Entities or any of their ERISA Affiliates to make a payment or provide any other form of compensation or benefit to any Person performing services for the Acquired Entities or any of their ERISA Affiliates upon termination of such services that would not be payable or provided in the absence of the consummation of the transactions contemplated by this Agreement.

(e)            Each Company Plan that is an “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, may be unilaterally amended or terminated in its entirety without liability except as to benefits accrued thereunder prior to such amendment or termination.

(f)            Except to the extent required pursuant to Code Section 4980B(f) and the corresponding provisions of ERISA, no Company Plan or Seller Plan provides retiree medical, retiree life insurance or other post-employment welfare benefits to any Person, and the Acquired Entities are not contractually or otherwise obligated (whether or not in writing) to, and the Acquired Entities have never represented that they will, provide any Person with life insurance or medical benefits upon retirement or termination of employment.

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(g)            There are no Liabilities under any Plan sponsored, maintained or contributed to by a Seller or an ERISA Affiliate of any Seller, that is not a Company Plan or a Seller Plan, that are or could become a Liability of an Acquired Entity.

Section 3.23          Economic Sanctions and Export Controls.

(a)            Sellers, the Acquired Entities, their Affiliates, and any of the foregoing’s respective owners, directors, officers, controlled subsidiaries, employees, and, to Sellers’ Knowledge, agents, have not, directly or indirectly, within the last five (5) years taken any action in connection with the operation of the Acquired Entities that is a violation of any applicable Sanctions and Export Control Law, including but not limited to, except as specifically authorized by a Governmental Approval, directly or indirectly (i) exporting, reexporting, transferring, or otherwise providing any goods, services, technology, or technical data to, or having any transaction or dealing with, any Prohibited Person or any Person for whom a Governmental Approval is required under applicable Sanctions and Export Control Laws, or (ii) exporting, reexporting, transferring, or otherwise providing any goods, services, technology, or technical data for any end use or to any destination prohibited under applicable Sanctions and Export Control Laws.

(b)            None of Sellers, any Acquired Entity, their Affiliates, nor any of the foregoing’s respective owners, directors, officers, employees, controlled subsidiaries, or agents, is a Prohibited Person.

Section 3.24       Accounts Receivable.

(a)            Except as set forth on Schedule 3.24:

(i)            all existing accounts receivable of the Acquired Entities represent valid and legally enforceable obligations of customers of the Acquired Entities arising from bona fide transactions entered into in the ordinary course of business, and no set-off, defense, counterclaim, allowance or adjustment has been asserted or, to the Sellers’ Knowledge, threatened with respect to such accounts receivable;

(ii)           since January 1, 2019, the Acquired Entities have not written off any accounts receivable as uncollectible; and

(iii)          no accounts receivable of the Acquired Entities are Aged Accounts Receivable.

(b)            To the Sellers’ Knowledge, none of the Acquired Entities’ customers is involved in a bankruptcy or insolvency proceeding or is generally unable to pay its debts as they become due.

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Section 3.25          Inventory.

(a)            Except as set forth on Schedule 3.25, the Acquired Entities’ existing Inventory:

(i)            is of such quality and quantity as to be usable and saleable by the Acquired Entities in the ordinary course of business;

(ii)           is not Obsolete Inventory;

(iii)          has been priced at such part’s actual cost; and

(iv)          is free of any defect or deficiency.

(b)            In accordance with the Acquired Entities’ past practice and IFRS, the Acquired Entities do not maintain a reserve for Obsolete Inventory.

(c)            The inventory levels maintained by the Acquired Entities (i) are not excessive in light of the Acquired Entities’ normal operating requirements and (ii) are adequate for the conduct of the Acquired Entities’ operations in the ordinary course of business.

Section 3.26          Accounts Payable. Except as set forth on Schedule 3.26:

(a)            all existing accounts payable of the Acquired Entities represent valid and legally enforceable obligations of the Acquired Entities arising from bona fide transactions entered into in the ordinary course of business, and to the Sellers’ Knowledge, no set-off, defense, counterclaim, allowance or adjustment is available to the Acquired Entities with respect to such accounts receivable;

(b)            since January 1, 2019, the Acquired Entities have paid their accounts payable in accordance with customary terms and within the specified time, unless contested in good faith by appropriate actions or proceedings and reserved for in accordance with IFRS; and

(c)            no accounts payable of the Acquired Entities have been outstanding for more than (90) days.

Section 3.27          No Other Warranties.

(a)            EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN Article III OF THIS AGREEMENT OR IN ANY CERTIFICATE DELIVERED AT CLOSING, NEITHER SELLERS NOR THE ACQUIRED ENTITIES MAKE ANY REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE MEMBERSHIP INTERESTS, ANY ACQUIRED ENTITY, THE FACILITY ASSETS, THE PLANT, OR THE PLANT SITE, THE OWNERSHIP, OPERATION, OR MAINTENANCE OF THE PLANT, THE FACILITY ASSETS, OR THE PLANT SITE.

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(b)            WITHOUT LIMITING THE FOREGOING, AND EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN Article III OF THIS AGREEMENT, IN ANY CERTIFICATE DELIVERED AT CLOSING AND IN THE OTHER SELLERS DOCUMENTS, NEITHER SELLERS NOR THE ACQUIRED ENTITIES MAKE ANY REPRESENTATIONS OR WARRANTIES OF MERCHANTABILITY, USAGE, OR SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE PLANT, THE FACILITY ASSETS, THE PLANT SITE, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, OR COMPLIANCE OF SUCH PROPERTIES OR ASSETS WITH ANY LAWS, INCLUDING ENVIRONMENTAL LAWS, OR AS TO THE CONDITION OF THE ACQUIRED ENTITIES, THE PLANT, THE FACILITY ASSETS, THE PLANT SITE, OR ANY PART THEREOF, OR AS TO THE ABSENCE OF HAZARDOUS SUBSTANCES OR LIABILITY OR POTENTIAL LIABILITY UNDER ENVIRONMENTAL LAWS WITH RESPECT TO THE PLANT, THE FACILITY ASSETS, OR THE PLANT SITE. ANY SUCH REPRESENTATIONS AND WARRANTIES ARE EXPRESSLY DISCLAIMED.

(c)            EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN Article III OF THIS AGREEMENT, IN ANY CERTIFICATE DELIVERED AT CLOSING AND IN THE OTHER SELLERS DOCUMENTS, THE MEMBERSHIP INTERESTS, THE ACQUIRED ENTITIES, THE PLANT, THE FACILITY ASSETS, AND THE PLANT SITE ARE SOLD “AS IS, WHERE IS” ON THE CLOSING DATE AND IN THEIR CONDITION ON THE CLOSING DATE “WITH ALL FAULTS.”

(d)            WITHOUT LIMITING THE FOREGOING, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN Article III OF THIS AGREEMENT OR IN ANY CERTIFICATE DELIVERED AT CLOSING, NO MATERIAL OR INFORMATION PROVIDED BY OR COMMUNICATIONS BY SELLERS, THE ACQUIRED ENTITIES, OR THEIR REPRESENTATIVES, INCLUDING ANY INFORMATION OR MATERIAL CONTAINED IN THE DUE DILIGENCE MATERIALS, WILL CAUSE OR CREATE ANY WARRANTY, EXPRESS OR IMPLIED, AS TO THE TITLE, CONDITION, VALUE, OR QUALITY OF THE MEMBERSHIP INTERESTS, THE ACQUIRED ENTITIES, THE PLANT, THE FACILITY ASSETS OR THE PLANT SITE.

Article IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Sellers as follows:

Section 4.01         Organization. Purchaser is a limited partnership validly existing and in good standing under the Laws of the State of Delaware. Purchaser is duly qualified to do business and in good standing in all jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes qualification necessary, except where failure to so qualify does not have a Purchaser Material Adverse Effect. Each of Purchaser’s Organizational Documents are in full force and effect.

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Section 4.02      Authorization and Enforceability. Purchaser has taken all action necessary to execute and deliver this Agreement and each other Transaction Document it is a party to, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder, and no other limited liability company action on the part of Purchaser or its Affiliates is necessary to authorize this Agreement or the other Purchaser Documents and the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Purchaser and, assuming due authorization, execution, and delivery by Sellers, constitutes the legally valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and equitable principles (whether considered in a proceeding in equity or at law). Each of the other Purchaser Documents will be, when delivered at or prior to the Closing, duly executed and delivered by Purchaser and, assuming due authorization, execution, and delivery by the other parties thereto will constitute the legally valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and equitable principles (whether considered in a proceeding in equity or at law).

Section 4.03      Violation; Conflicts. Neither the execution, delivery, or performance of this Agreement or the other Purchaser Documents nor the Transfer of rights and consummation of the transactions contemplated hereby and thereby will result in (a) a violation of any provision of Purchaser’s Organizational Documents and (b) an imposition of any Lien on the Membership Interests (other than any interest of Purchaser created under this Agreement).

Section 4.04      Consents and Approvals.

(a)            Other than compliance with any applicable requirements of the HSR Act and the CMA (or, in the event that the transactions contemplated by this Agreement have been referred for review by the European Commission under Article 22 of the EU Merger Regulation, the European Commission), or in connection with the rules and regulations of the SEC or any national stock exchange in each case applicable to Purchaser or its Affiliates, no consent, approval or authorization of, permit from, declaration, filing or registration with, or notice to, any Governmental Entity, any third-party, or any other Person is required to be made or obtained by Purchaser in connection with the execution, delivery, performance, and validity of Purchaser Documents or the consummation of the transactions contemplated thereby.

(b)            There are no investigations of Purchaser or its Affiliates by any Governmental Entity, which would have, or would be reasonably expected to have, a Purchaser Material Adverse Effect.

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Section 4.05      Litigation. There are no Actions pending or, to Purchaser’s knowledge, threatened, prohibiting, or restraining the acquisition of the Membership Interests by Purchaser or the consummation of the transactions contemplated hereby, at law or in equity, before or by any Governmental Entity or instrumentality or before any arbitrator of any kind.

Section 4.06      Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement, any Transaction Document, or any Purchaser Document based upon arrangements made by or on behalf of Purchaser, whether individually or in conjunction with any other Person, except for any such fee or commission that will be satisfied and discharged by Purchaser (or their Affiliates other than the Acquired Entities) without any liability to Sellers.

Section 4.07      Accredited Investor; Investment Purpose.

(a)            Purchaser is an “accredited investor” within the meaning of Regulation D under the Securities Act. Purchaser understands that the Membership Interests have not been registered under the Securities Act in reliance on an exemption therefrom, and that neither Sellers nor any Acquired Entity is under any obligation to register the Membership Interests.

(b)            Purchaser is purchasing the Membership Interests for investment purposes and not with a view toward, or for sale in connection with, any distribution thereof, or with any present intention of distributing or selling the Membership Interests. Purchaser is familiar with investments of the nature of the investment in the Membership Interests contemplated under this Agreement and is familiar with the risks that may be encountered by owners/operators of wood pellet manufacturing facilities, such that it is capable of evaluating, and has evaluated, the merits and risks inherent in purchasing the Membership Interests contemplated under this Agreement and is able to bear the economic risks of such investment.

Section 4.08      Bankruptcy. There are no bankruptcy, reorganization, or arrangement proceedings pending against, contemplated by, or threatened against Purchaser.

Section 4.09      Financial Ability. Purchaser, or following a Permitted Transfer, Purchaser’s transferee, will have access to sufficient Cash, available lines of credit or other sources of immediately available funds, in the aggregate, to pay in Cash at the Closing the entire amount of the Estimated Purchase Price pursuant to Section 2.03, to pay any other costs and expenses related to the replacement of letters of credit and any other arrangements described in Section 2.06(c)(iv), and to support the issuance of Back-to-Back Letters of Credit in the aggregate amount of all Sellers Support Obligations.

Section 4.10      Anti-Corruption. Within the last five (5) years, Purchaser, its controlled Affiliates, and, to Purchaser’s knowledge, their owners, agents, directors, officers, and employees have not, directly or indirectly: (a) violated nor are in violation of any applicable Anti-Corruption Laws; or (b) engaged in any transaction, investment, undertaking, or activity with the intent to conceal the identity, source, or destination of the proceeds from any category of offenses designated in any applicable Laws, regulations, or other binding measures.

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Section 4.11      R&W Insurance Policy. Prior to the execution and delivery of this Agreement, Purchaser has provided to Sellers a true and complete copy of the binder agreement with respect to the buyer-side representation and warranty insurance policy that will be incepted as of the execution and delivery of this Agreement and that will be finally issued at or prior to the Closing in the name of and for the benefit of Purchaser or Purchaser and one or more of its Affiliates (the “R&W Insurance Policy”), a copy of which is attached as an exhibit to the binder agreement, which is attached as Exhibit G hereto (the “R&W Binder Agreement”).

Section 4.12      No Other Warranties. EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES OF PURCHASER EXPRESSLY SET FORTH IN Article IV OF THIS AGREEMENT OR IN ANY CERTIFICATE DELIVERED AT CLOSING, PURCHASER DOES NOT MAKE ANY OTHER REPRESENTATION OR WARRANTY, WHETHER EXPRESS OR IMPLIED, AND WHETHER BY COMMON LAW, STATUTE, OR OTHERWISE.

Article V
CONFIDENTIALITY AND NON-DISCLOSURE

Section 5.01      Confidentiality Obligation. In recognition of the need of each Acquired Entity, Sellers and Purchaser to protect their respective legitimate business interests, each Party hereby covenants and agrees that subject to Sections 5.02 and 5.03, it shall regard and treat each item of information or data constituting Confidential Information of either the Acquired Entities or Purchaser as strictly confidential and wholly owned by the Acquired Entities, Sellers, or Purchaser, as the case may be, and that it shall not use, distribute, disclose, reproduce, or otherwise communicate any such item of information or data to any Person for any purpose other than in accordance with the terms of this Agreement or as required by applicable laws. The covenant contained in the preceding sentence shall apply to Sellers and Purchaser with respect to Confidential Information for a period of three (3) years following the Closing; provided, however, such covenant shall apply to Purchaser with respect to Confidential Information of the Acquired Entities until the Closing. Prior to the Closing, Sellers and Purchaser shall cause the confidentiality agreement dated July 28, 2017 between innogy SE and Enviva Development Holdings, LLC to be amended to remove the obligations of Purchaser and its affiliates with respect to Confidential Information (as defined therein) of the Acquired Entities.

Section 5.02      Permitted Disclosures. A Party may disclose Confidential Information of the Acquired Entities, Sellers, or Purchaser to those of their employees, officers, directors, agents, Representatives, independent contractors, advisors, financing parties and potential financing parties (including Representatives and advisors of such financing parties and potential financing parties), and investors and potential investors (together the “Confidentiality Representatives”) who need to know such Confidential Information for a purpose reasonably related to the performance of this Agreement. Each Party shall be responsible for ensuring the continued confidentiality of all Confidential Information of the Acquired Entities, Sellers, or Purchaser known by, disclosed, or made available to its Confidentiality Representatives in connection with this Agreement and be responsible for any disclosure in violation of this Agreement committed by any of its Confidentiality Representatives.

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Section 5.03      Required Disclosures. If a Party becomes required to disclose any Confidential Information of another Party (whether by judicial or administrative order, applicable Laws, rule, or regulation of any national stock exchange or otherwise), such Party shall, to the extent legally permitted to do so, use Commercially Reasonable Efforts to provide the other Party with prior notice thereof and cooperate fully with the other Party, at the sole costs and expenses of the other Party, so that the other Party may seek a protective order or other appropriate remedy to prevent such disclosure. If such protective order or other remedy is not obtained prior to the time such disclosure is required, such Party shall only disclose that portion of such Confidential Information which it is required to disclose and, in any event, will exercise all Commercially Reasonable Efforts to obtain reliable assurance that confidential treatment will be accorded to any Confidential Information that is ultimately required to be disclosed.

Section 5.04      Public Announcements. Prior to the Closing, neither Sellers nor Purchaser shall issue, or cause to be issued, any public announcement or other statement with respect to this Agreement, or the transactions contemplated hereby, without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed or, if such public announcement or statement refers to the other Party or its Affiliates, which consent may be withheld in such other Party’s sole discretion, unless, in each case, such statement is required by applicable Law, by order of a court of competent jurisdiction or by any applicable rule or regulation of any stock exchange that is applicable to the Party or any Affiliate thereof issuing such announcement or statement (provided, to the extent reasonably practical, that the other Party will be given the opportunity to review and provide comments on any proposed public announcement).

Article VI
COVENANTS OF SELLERS AND PURCHASER

Section 6.01      Regulatory and Other Authorizations, Consents and Filings.

(a)            Each Party shall use Commercially Reasonable Efforts to obtain all authorizations, consents, orders, and approvals of, and give all notices and make all filings with, all Governmental Entities and Third Parties that may be or become necessary for such Party’s execution and delivery of, and the performance of its obligations under, this Agreement. Without limiting the obligations of the Parties pursuant to the preceding sentence, (i) each Party will use Commercially Reasonable Efforts to assist the other Parties in obtaining all authorizations, consents, orders, and approvals of, and give all notices and make all filings with, all Governmental Entities and Third Parties that may be or become necessary for such Party’s execution and delivery of, and the performance of its obligations under, this Agreement and (ii) Sellers will cause the Acquired Entities to use Commercially Reasonable Efforts to obtain a Qualifying Estoppel from each landlord, lessor, grantor, licensor or other applicable counterparty under the Land Contracts set forth on Schedule 6.01(a). Sellers shall be deemed to have used Commercially Reasonable Efforts to obtain Qualifying Estoppels so long as the Acquired Entities deliver a Qualifying Estoppel to all required counterparties and undertake Commercially Reasonable Efforts thereafter to make inquiries twice a month with such required counterparties as to the status of the execution and return of the Qualifying Estoppel. The delivery of executed and complete Qualifying Estoppels by such counterparties to Sellers shall not be required to consummate the transactions contemplated hereby. Notwithstanding the foregoing, this Section 6.01 shall not apply to any approvals required under the HSR Act or by the CMA (or, in the event that the transactions contemplated by this Agreement have been referred for review by the European Commission under Article 22 of the EU Merger Regulation, the European Commission), which are separately addressed in Section 2.08.

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(b)            With respect to the Sellers Support Obligations, during the Interim Period, Purchaser shall use Commercially Reasonable Efforts to (i) secure the irrevocable and unconditional release of Sellers Indemnified Group under any Sellers Support Obligations and the return to innogy SE of any related Sellers Letters of Credit or Sellers Guarantees, (ii) if applicable, negotiate with the counterparties to those Sellers Support Obligations for which a replacement guarantee or any replacement letters of credit are required in order to satisfy the condition to Closing set forth in Section 2.07(b)(i) (with regard to the delivery of those items set forth in Section 2.06(c)(iv)), and (iii) enter into and deliver to the beneficiaries of such Sellers Support Obligations (with prompt written notice to innogy SE) any such replacement guarantees or replacement letters of credit; provided, however, that Purchaser shall not be required to (A) increase the amount of, extend the term of, or otherwise modify any other term in an adverse manner to Purchaser or its Affiliates (including the Acquired Entities after Closing), from the terms set forth in the related Credit Support Agreement, or (B) offer any other concessions or payments to obtain such release other than, in each case, delivering to the counterparties thereto of letters of credit or guarantees otherwise meeting the requirements in subparts (A) and (B) of Section 6.01(c). Purchaser shall use Commercially Reasonable Efforts to insure that the beneficiaries of any Sellers Support Obligations agree in writing to any replacement of security or guarantee with regard to the Sellers Support Obligations. Sellers shall cooperate with Purchaser in connection with Purchaser’s obligations under Section 6.01(b) and shall have the right to participate in substantive discussions or negotiations related to the matters discussed in this Section 6.01(b); provided, that Sellers promptly respond to any scheduling requests by Purchaser and Sellers use Commercially Reasonable Efforts to make Sellers’ representatives available for such discussions or negotiations. Purchaser shall keep Sellers reasonably and promptly informed of the status of negotiations and discussions and any material developments in complying with this Section 6.01(b) and the Parties shall provide all material information reasonably requested by the other Parties in connection therewith. During the Interim Period, Purchaser, or following a Permitted Transfer, Purchaser’s transferee, shall have access to sufficient Cash, available lines of credit or other sources of immediately available funds, in the aggregate, in an amount sufficient to support the issuance of Back-to-Back Letters of Credit in the aggregate amount of all Sellers Support Obligations.

(c)            In the event that (i) Purchaser has complied with its obligations under Section 6.01(b), and (ii) all conditions to Closing have been satisfied or waived except for the condition in Section 2.07(b)(i) because of the failure of Purchaser to deliver the items described in Section 2.06(c)(iv)(A), then the condition to closing in Section 2.07(b)(i) shall be deemed satisfied (with respect to the delivery of the items described in Section 2.06(c)(iv)) if and only if:

(i)            Purchaser delivers to innogy SE one or more irrevocable stand-by letters of credit in favor of innogy SE with respect to, and in the aggregate amount of, each such non-replaced Sellers Letter of Credit or Sellers Guarantee in form and substance, and issued by banks, satisfactory to innogy SE in its commercially reasonable discretion (each, a “Back-to-Back Letter of Credit”); provided, that (A) innogy SE agrees that the banks listed on Schedule 6.01(c) are deemed satisfactory by Sellers to the extent that they maintain the Required Rating (defined below); (B) the forms of letter of credit documentation attached hereto as Exhibit F are in a form reasonably acceptable to Sellers (and deemed acceptable if substantially similar to existing letters of credit); and (C) innogy SE shall act in a commercially reasonable manner with respect to the form and substance of any Back-to-Back Letter of Credit documentation; and

Membership Interest Purchase and Sale Agreement

(Project Dome II)

(ii)            such Back-to-Back Letters of Credit (A) are issued by either (x) those banks listed on Schedule 6.01(c) or (y) U.S., United Kingdom, German or Canadian commercial banks of recognized standing having and maintaining a credit rating of at least BBB+ by S&P or the equivalent by Moody’s or Fitch (the “Required Rating”); (B) have a maturity occurring at least thirty (30) days after the related maturity date of the underlying contract as set forth on Schedule 2.06(c)(iv); provided, however, if Back-to-Back Letters of Credit of such tenor are not obtainable by Purchaser after using its Commercially Reasonable Efforts, innogy SE shall accept Back-to-Back Letters of Credit with a maturity of no less than one (1) year from the date of issuance (each, a “Renewable Letter of Credit”) if, and only if, innogy SE shall have the right to draw thereunder if any such Renewable Letter of Credit is not renewed at least thirty (30) days prior to expiry, it being understood that Purchaser shall cause any such Renewable Letter of Credit to be renewed periodically through the related maturity date of the underlying contract as set forth on Schedule 2.06(c)(iv) as required by Section 6.01(d)(vi); (C) have a maximum available amount no less than, and be issued in the currency of, the actual amount of the underlying contract as set forth on Schedule 2.06(c)(iv); and (D) be irrevocable and available to innogy SE by drafts at sight with no other conditions to drawing.

(d)            In the event the condition to closing in Section 2.07(b)(i) is deemed satisfied pursuant to Section 6.01(c) and the Closing occurs:

(i)            subject to Purchaser’s compliance with this Section 6.01(d), Sellers shall, and shall cause their Affiliates to, maintain in effect all non-released Seller Support Obligations with respect to obligations arising prior to the Closing in accordance with the terms thereof as in effect as of the Closing; it being agreed that innogy SE shall have the right, to the extent not prohibited by the related Seller Support Obligation, to terminate, repudiate, reject, and disavow any future increased liability under each such non-replaced Sellers Support Obligation, and it being further agreed that neither Purchaser nor the Acquired Entities shall enter into any transaction that would enlarge any obligation under any non-released Seller Support Obligation;

(ii)            neither Purchaser nor the Acquired Entities shall amend, modify, or waive the underlying contractual terms for which such Seller Support Obligation relates in a manner that increases the amount or extends the term of such Seller Support Obligation;

Membership Interest Purchase and Sale Agreement

(Project Dome II)

(iii)            Purchaser shall indemnify the Sellers Indemnified Group from and against any Losses incurred by Sellers or any other member of the Sellers Indemnified Group in connection with this Section 6.01(d);

(iv)            if any Sellers Letter of Credit is contractually required to be renewed or extended past its then maturity date, or if any Sellers Guarantee is extended beyond its then maturity date notwithstanding the provisions hereof, Purchaser shall renew or extend each related Back-to-Back Letter of Credit so that the maturity date thereof is at all times at least thirty (30) days longer than the related Sellers Support Obligation as extended;

(v)            if any issuer of any Back-to-Back Letter of Credit fails to maintain the Required Rating, Purchaser shall deliver to Sellers a replacement Back-to-Back Letter of Credit meeting the requirements of Section 6.01(c);

(vi)            if any Back-to-Back Letter of Credit (including any Renewable Letter of Credit) shall have an expiry date prior to the related maturity date of the underlying Sellers Support Obligation as set forth on Schedule 2.06(c)(iv) (as such dates may be extended), then Purchaser shall obtain the renewal thereof or deliver to Sellers a replacement Back-to-Back Letter of Credit meeting the requirements of Section 6.01(c) no later than thirty (30) days prior to the expiry of such Back-to-Back Letter of Credit and, if Purchaser fails to provide such renewal or replacement, Sellers shall draw the full amount of such expiring Back-to-Back Letter of Credit and hold such drawn funds as collateral for Purchaser’s indemnification obligations hereunder until either a replacement Back-to-Back Letter of Credit is delivered to Sellers or the underlying Sellers Support Obligation has been terminated; and

(vii)            from and after the Closing, Purchaser shall use its Commercially Reasonable Efforts (and shall cooperate with innogy SE’s efforts) to continue to negotiate and enter into with the counterparties to such Sellers Support Obligations consistent with the provisions of Section 6.01(b) above, to obtain an irrevocable release of any Sellers Indemnified Group’s obligations under such Sellers Support Obligations and the return and termination of all Sellers Letters of Credit and Sellers Guarantees.

(e)            Upon any return and termination of a Sellers Support Obligation, Purchaser promptly shall inform innogy SE of such return and termination, and within thirty (30) Business Days thereafter, innogy SE shall return any related Back-to-Back Letter of Credit to Purchaser or cause the amount available under any related Back-to-Back Letter of Credit to be reduced by the amount of such terminated Sellers Support Obligation, as applicable.

(f)            innogy SE shall promptly return to Purchaser within thirty (30) days: (i) any drawn funds that were held as collateral pursuant to Section 6.01(d)(vi) after delivery of the replacement Back-to-Back Letter of Credit and (ii) any drawn funds that were used by innogy SE to satisfy a Sellers Support Obligation that is finally determined not to be owed pursuant to such Sellers Support Obligation (but only to the extent innogy SE receives such funds from the counterparty to such Sellers Support Obligation and Purchaser has provided a replacement Back-to-Back Letter of Credit with respect to such Sellers Support Obligation if it remains in effect). innogy SE shall only draw on any Back-to-Back Letter of Credit to satisfy a Sellers Support Obligation, to reimburse itself for payments made by it under a Sellers Support Obligation for the purposes of collecting collateral pursuant to Section 6.01(d)(vi).

Membership Interest Purchase and Sale Agreement

(Project Dome II)

Section 6.02      Further Assurances.

(a)            Following the Closing, each Party agrees to furnish or cause to be furnished to the other Parties, upon request, as promptly as practicable, such information and assistance (including access to Books and Records and any additional documents) relating to the Plant, Facility Assets, or the Acquired Entities as is reasonably necessary for: (i) the preparation of any Tax Return or the prosecution or defense against any Action with respect to Taxes; or (ii) the defense of any Action to which the requesting Party is a party or is subject; provided that no such obligation shall exist with respect to any Action in which the Parties (or their Affiliates) are adverse to one another. Notwithstanding anything to the contrary in this Section 6.02(a), no Party shall have any obligations under this Section 6.02(a) unless such obligations, (i) do not unreasonably interfere with the normal, safe commercial operations of the business of such Party (or, as appropriate, its Affiliates) and (ii) do not require such Party or any of its Affiliates to disclose any (A) trade secrets or other competitively sensitive information, (B) information that is subject to any applicable attorney-client, work product or other legal privilege and the disclosure of which would, based on the advice of outside counsel, waive such privilege or (C) information or access that relates to any dispute between the parties hereto or any of their respective Representatives.

(b)            In addition, if after the Closing any further action is reasonably necessary to carry out the purposes of this Agreement and the transactions contemplated hereby, each of the Parties will take such further reasonable actions (including the execution and delivery of such further instruments and documents) as the other Parties may reasonably request in writing; provided that the requesting Party shall be required to pay any out-of-pocket, third-party expenses incurred by the other Parties in complying with such request; provided further that no Party will be required to take any action that, in the opinion of its legal counsel, would constitute a violation of any applicable Law.

Section 6.03      Insurance. Purchaser acknowledges that effective on the Closing Date, the insurance policies of the Acquired Entities and their Affiliates related to the Plant will exclude coverage of the Plant and the Acquired Entities, and Purchaser will be required to provide or arrange for replacement or substitute insurance coverage from and after the Closing Date that satisfies all insurance requirements set forth in the Contracts. For any claim asserted against the Acquired Entities after the Closing arising out of an occurrence taking place prior to the Closing, the Acquired Entities may access coverage under the occurrence-based insurance policies issued or in place prior to the Closing of the Acquired Entities to the extent such insurance coverage exists and Sellers will cooperate with Purchaser in connection therewith.

Membership Interest Purchase and Sale Agreement

(Project Dome II)

Section 6.04      Tax Matters.

(a)            Preparation and Filing of Pre-Closing and Post-Closing Period Tax Returns. Except as otherwise provided in this Section 6.04:

(i)            Pre-Closing Tax Returns. Sellers shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Acquired Entities after the Closing Date with respect to a Pre-Closing Period that ends before the Closing (each such Tax Return, a “Pre-Closing Tax Return”). The Pre-Closing Tax Returns are listed on Schedule 6.04(a)(i). The Pre-Closing Tax Returns shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and such Tax Returns (other than Tax Returns relating to sales, use, payroll, or other Taxes that are required to be filed contemporaneously with, or promptly after, the close of a taxable period, which shall be provided promptly after filing) shall be submitted by Sellers to Purchaser (together with schedules, statements and, to the extent requested by Purchaser, supporting documentation) no later than twenty (20) Business Days prior to the due date (without extensions) of such Pre-Closing Tax Return. Purchaser shall provide any comments to such Pre-Closing Tax Returns and notify Sellers of any disagreements no later than ten (10) Business Days after delivery of such Pre-Closing Tax Return. Purchaser shall cause such Pre-Closing Tax Returns (including Purchaser’s reasonable comments thereto) to be timely filed and will provide a copy thereof to the Sellers; provided, however, that the U.S. federal income tax return for the Acquired Entities for their taxable year ending December 31, 2019 shall be either filed prior to the Closing Date or submitted to Purchaser for review twenty (20) Business Days prior to the Closing Date. In the event that Sellers and Purchaser disagree regarding any revision by Purchaser, Sellers shall engage a Resolution Accounting Firm to render an opinion regarding Purchaser’s revision and the relevant Pre-Closing Tax Return shall be filed in accordance with such opinion; provided, however, such opinion will not deviate from past practice respecting prior Pre-Closing Tax Returns unless otherwise required by Law. Sellers shall bear the reasonable cost of any such engagement. Sellers shall pay (1) to the applicable Governmental Entity, the Tax shown as due with respect to each Pre-Closing Tax Return, to the extent (a) such Tax was not included as a Current Liability in the final calculation of Net Working Capital used in the determination of Net Working Capital Adjustment, and (b) there was no corresponding Tax asset in the Company’s reserves actually utilizable in such Tax period (other than any amount included in Current Assets in the final calculation of Net Working Capital used in the determination of Net Working Capital Adjustment), and (2) the costs for which Sellers are liable pursuant to the immediately preceding sentence.

Membership Interest Purchase and Sale Agreement

(Project Dome II)

(ii)            Straddle Period Tax Returns. Purchaser shall prepare, or cause to be prepared, and timely file, or cause to be timely filed, all Tax Returns of the Acquired Entities for taxable periods which begin on or before, and end after, the Closing Date (each such period, a “Straddle Period”, and each such Tax Return a “Straddle Period Tax Return”). The Straddle Period Tax Returns are set forth on Schedule 6.04(a)(ii). Any such Straddle Period Tax Returns shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and such Tax Returns (other than Tax Returns relating to sales, use, payroll, or other Taxes that are required to be filed contemporaneously with, or promptly after, the close of a taxable period, which shall be provided promptly after filing) shall be submitted by Purchaser to Sellers (together with schedules, statements and, to the extent reasonably requested by Sellers, supporting documentation) no later than fifteen (15) days prior to the due date (including extensions) of such Straddle Period Tax Returns. Sellers shall provide any comments no later than five (5) days after delivery of such Straddle Period Tax Return, and Purchaser shall consider such comments in good faith. In the event that Sellers and Purchaser disagree regarding any revision requested by Sellers, Purchaser shall engage a Resolution Accounting Firm to render an opinion regarding Sellers’ requested revision and the relevant Straddle Period Tax Return shall be filed in accordance with such opinion. Purchaser and Sellers shall equally share the cost of any such engagement. Purchaser shall timely remit, or cause to be timely remitted, all Taxes due in respect of such Straddle Period Tax Returns. Sellers shall pay to Purchaser, within ten (10) days following any written demand by Purchaser (which demand shall include a computation of the amount owed by Sellers), with respect to each such Straddle Period Tax Returns, an amount equal to the sum of (1) the portion of the Taxes due in respect of the Pre-Closing Period (as determined pursuant to Section 6.04(a)(iv)), to the extent (a) such Tax was not included as a Current Liability in the final calculation of Net Working Capital used in the determination of Net Working Capital Adjustment, and (b) there was no corresponding Tax asset in the Company’s reserves actually utilizable in such Tax period (other than any amount included in Current Assets in the final calculation of Net Working Capital used in the determination of Net Working Capital Adjustment), and (2) fifty (50) percent of any reasonable, documented third party costs (if any) incurred by Purchaser in the preparation of such Straddle Period Tax Returns.

(iii)            Cooperation. Purchaser and Sellers shall, and shall each cause their Affiliates to, timely provide to the other Party such cooperation and information, as and to the extent reasonably requested, in connection with (A) preparing, reviewing, or filing any Tax Return, amended Tax Return, or claim for refund, (B) determining Liabilities for Taxes or a right to refund of Taxes, or (C) conducting any audit or other Action with respect to Taxes, in the case of clauses (A) through (C), with respect to the Acquired Entities.

(iv)            Allocation of Certain Taxes. For all purposes of this Agreement:

(A)            If the Acquired Entities, as applicable, are permitted but not required under applicable U.S. federal, state, local, or foreign income Tax Laws to treat the Closing Date as the last day of a taxable period, then the Parties shall treat that day as the last day of a taxable period.

(B)            Except as provided in Section 6.04(a)(iv)(C), in the case of Taxes for any Straddle Period of the Acquired Entities, as applicable, the allocation of such Taxes between the Pre-Closing Period and the Post-Closing Period shall be made on the basis of an interim closing of the books as of the end of the Closing Date.

Membership Interest Purchase and Sale Agreement

(Project Dome II)

(C)            In the case of any Taxes of the Acquired Entities that are imposed on a periodic basis (such as real property or personal property Taxes), the portion of such Tax which relates to the Pre-Closing Period shall be deemed to be only the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Period and the denominator of which is the number of days in the entire taxable period. However, in the event such Taxes are attributable to any property which is revaluated or reassessed on or after the Closing Date as a direct result of Purchaser or its Affiliates (a) making capital expenditures that enhance the value of such property, or (b) changing the use of such property after the Closing Date, then the portion of such Taxes allocated to the Pre-Closing Period pursuant to the prior sentence shall be made without taking into account such valuation or reassessment. Furthermore, any such Taxes attributable to any property that was owned by the Acquired Entities at some point in the Pre-Closing Period, but is not owned as of or after the Closing Date shall be allocated entirely to the Pre-Closing Period, and any such Taxes attributable to any property that was not owned by the Acquired Entities at any point in the Pre-Closing Period shall be allocated entirely to the Post-Closing Period.

(v)            Payment of Transfer Taxes. The responsibility for paying any Transfer Taxes imposed by applicable Law by reason of the transfer of the Membership Interests to Purchaser as provided herein shall be borne fifty percent (50%) by Sellers and fifty percent (50%) by Purchaser. The Parties shall cooperate in obtaining all applicable exemptions from Transfer Taxes that are allowable under applicable Law. Sellers shall file all necessary documentation and Tax Returns with respect to such Transfer Taxes and Purchaser shall provide such cooperation in connection with the preparation and filing of such documentation and Tax Returns as may be reasonably requested by Sellers.

(vi)            Carryovers, Refunds, and Related Matters.

(A)            With respect to the Acquired Entities, any refund, rebate, abatement, reduction, or other recovery (whether direct or indirect through a right of set-off or credit) of Taxes (including any interest thereon) (a “Tax Refund”) that relates to the Acquired Entities that is attributable to a Post-Closing Period shall be the property of the Acquired Entities, as applicable, and shall be retained by the Acquired Entities, as applicable (or promptly paid by Sellers to the Acquired Entities, as applicable, if any such Tax Refund is received by Sellers or any Affiliate of Sellers).

Membership Interest Purchase and Sale Agreement

(Project Dome II)

(B)            With respect to the Acquired Entities, any Tax Refund (limited in all cases to the amount of the actual reduction of cash Tax paid by the Acquired Entities in such taxable period) that relates to the Acquired Entities and that is attributable to a Pre-Closing Period shall be the property of Sellers (less any out-of-pocket costs of obtaining such Tax Refund) and shall be retained by Sellers (or promptly paid by one of the Acquired Entities or Purchaser to Sellers in the proportion in which the Estimated Purchase Price is paid to Sellers if any such Tax Refund is received by the Acquired Entities or Purchaser or any of their Subsidiaries or Affiliates); provided, that Sellers shall not be entitled to any such Tax Refund to the extent (1) taken into account in calculating the Final Purchase Price, or (2) it results from a loss carry-back from a Post-Closing Period.

(C)            In applying the foregoing, any Tax Refund for a Straddle Period shall be allocated between the Pre-Closing Period and the Post-Closing Period in accordance with the principles of Section 6.04(a)(iv).

(D)            If any Tax Refund in respect of which a Party made a payment to another Party pursuant to this Section 6.04(a)(vi) is subsequently disallowed or reduced, such other Party shall promptly repay the amount of such Tax Refund, to the extent disallowed or reduced, to the Party that made such payment, together with any interest, penalties, or other charges imposed thereon attributable to such disallowance or reduction (as determined in good faith by the Party that made such payment) by the applicable Governmental Entity.

(b)            Audits. Notwithstanding anything to the contrary in this Agreement, following the Closing Date, Purchaser will have the right, in Purchaser’s sole and absolute discretion, to conduct and control the defense of any Action relating to Taxes of the Acquired Entities (a “Tax Proceeding”); provided, however, that to the extent that any Tax Proceeding could reasonably give rise to an Indemnification Claim by Purchaser or any of its Affiliates pursuant to Article VII, Purchaser will (i) provide notice of such Tax Proceeding to Sellers within thirty (30) days after receiving written notice of the commencement of such Tax Proceeding from the relevant Governmental Entity, (ii) provide to Sellers all information reasonably requested by Sellers regarding such Tax Proceeding, (iii) permit Sellers to evaluate and comment on such Tax Proceeding at Sellers’ expense, and (iv) reasonably and in good faith consider any such comments of Sellers. Purchaser may not settle, adjust, or compromise any Tax Proceeding, without the written consent of Sellers, which shall not be unreasonably withheld, delayed or conditioned.

(c)            Tax Sharing Agreement. All Tax sharing agreements or similar agreements with respect to or involving the Acquired Entities (other than any such agreement entered into in the ordinary course of business in a contract the primary subject of which is not Taxes) shall be terminated as of the Closing Date such that, after the Closing Date, no Acquired Entity shall be bound thereby or have any Liability thereunder with respect to a Post-Closing Period.

Membership Interest Purchase and Sale Agreement

(Project Dome II)

Section 6.05      Innogy Marks. Purchaser acknowledges and agrees that as a result of the consummation of the transactions contemplated by this Agreement, it will not obtain any right, title, interest, license, or other right hereunder to use Innogy Marks. Following the Closing, neither Purchaser nor any of its Affiliates shall have any right to use Innogy Marks or hold itself out as having any affiliations with Sellers or any Affiliates of Sellers; provided, however, that nothing in this Section 6.05 shall require the Acquired Entities to remove any Innogy Marks from signage located at the Facilities until the date that is ninety (90) days after the Closing.

Section 6.06      Conduct of the Acquired Entities’ Business.

(a)            Commencing on the date hereof and continuing until the earlier to occur of the Closing and the valid termination of this Agreement pursuant to Section 8.01 (the “Interim Period”), except (w) as expressly contemplated or permitted under this Agreement (including Section 6.06(c)), (x) as required by applicable Law, (y) as required to comply with any quarantine, “shelter in place”, “stay at home”, or any other Law, Governmental Order, or directive by any Governmental Entity in connection with or in response to the COVID-19 virus and any mutation of the COVID-19 virus (“COVID-19 Measures”), or (z) with the written consent of Purchaser (which consent shall not be unreasonably conditioned, withheld or delayed), Sellers shall cause the Acquired Entities to:

(i)            conduct their business in the usual, regular, and ordinary course, consistent with past practice;

(ii)            comply in all material respects with all applicable material Laws; and

(iii)            perform and comply in all material respects with the Material Contracts and the Land Contracts.

(b)            Without limiting the generality of Section 6.06(a), during the Interim Period, except (w) as expressly contemplated or permitted by this Agreement (including Section 6.06(c)), (x) as required by applicable Law, (y) as may be required to comply with any COVID-19 Measures, or (z) with the prior written consent of Purchaser (which consent shall not be unreasonably conditioned, withheld, or delayed), or as set forth in Schedule 6.06(b), Sellers shall not, and shall cause the Acquired Entities not to do any of the following:

(i)            sell, transfer, or otherwise dispose of, or agree to sell, transfer, or otherwise dispose of, any of the Acquired Entity Equity Interests, or any of the assets or properties of the Acquired Entities (except (A) with respect to equipment that is repaired or replaced or that becomes obsolete or no longer used by or useful to the Acquired Entities in the ordinary course of business, or (B) sales of biomass in the ordinary course pursuant to Material Contracts in effect on the date hereof);

(ii)            lease, mortgage, or pledge, or otherwise suffer or permit any Lien on (A) any of the Acquired Entity Equity Interests or (B) other than Permitted Liens, the assets and properties of the Acquired Entities that would remain in effect for any period after Closing;

Membership Interest Purchase and Sale Agreement

(Project Dome II)

(iii)           acquire (including by merger or consolidation) any equity interest in any other Person;

(iv)           acquire assets from any other Person other than pursuant to supply agreements in the ordinary course of business consistent with past practice;

(v)            incur any Indebtedness that will remain unpaid prior to the Closing;

(vi)           enter into any joint venture, strategic alliance, noncompetition, or similar arrangement that is related to the Acquired Entities or the Business;

(vii)          terminate, materially extend, or materially amend any Material Contract or Land Contract, waive, release, or assign any material rights or Actions under any Material Contract or Land Contract or enter into or adopt any Contract that would be a Material Contract or Land Contract if it had been entered into or adopted on or prior to the date hereof except any termination of any Material Contract or Land Contract in the ordinary course pursuant to its terms;

(viii)         change any of its methods of accounting or accounting practices in any material respect, except as may be required by IFRS;

(ix)            settle or compromise any Action (A) where the settlement or compromise involves injunctive or other equitable relief against any Acquired Entity or (B) if such settlement or compromise would result in any Acquired Entity paying an amount more than $150,000 in excess of the proceeds received or to be received, if any, from any insurance policies or any third-party indemnitor in connection with such settlement or compromise;

(x)             fail to maintain each Acquired Entity’s existence as a Georgia limited liability company, or consolidate or merge with or into any other Person, or effect any division or similar reorganization or convert any Acquired Entity to another entity type;

(xi)            issue, grant, or sell any equity interests (or options, warrants, or rights to acquire same) of any Acquired Entity or any other securities or obligations convertible into or exchangeable for any Acquired Entity’s equity interests;

(xii)           (A) enter into any collective bargaining agreement or other Contract, agreement, or understanding with any labor union or other representative of any employees that relates to any Business Employee or the Acquired Entities; (B) increase, accelerate, or provide additional rights with respect to the compensation or benefits (or potential compensation or benefits) of any Business Employee; (C) transfer the employment of any Exempt Employee; (D) terminate the employment of any Exempt Employee other than for cause; (E) hire or retain any employee who would be an Exempt Employee unless necessary to replace an Exempt Employee whose employment has ended as permitted hereunder (and, in such case, only upon compensation and other terms no more favorable to such newly hired individual than applied to the Exempt Employee whose employment or engagement has been replaced); or (F) terminate or amend any Company Plan or Seller Plan other than as required by applicable Laws or adopt any Plan that would be a Company Plan;

Membership Interest Purchase and Sale Agreement

(Project Dome II)

(xiii)         take (or fail to take, as the case may be) any of the following actions: make or change any Tax election, adopt or change any accounting method, other than as provided in Section 6.04(a), file or amend any Tax Return, fail to pay any Taxes that become due and payable, surrender any right to claim a Tax Refund, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(xiv)         amend or modify the Organizational Documents of any Acquired Entity; and

(xv)          agree or enter into any Contract to take any of the actions described in this Section 6.06(b).

(c)            Prior to the Closing, Sellers and the Acquired Entities shall cause all shareholder loans of the Acquired Entities to be satisfied (without any further liability to the Acquired Entities) and take such other actions as set forth on Schedule 6.06(c) (the “Pre-Closing Steps”). Furthermore, to the extent the Contemplated Company Restructuring is effectuated in whole or in part (either before or after the Closing), such Contemplated Company Restructuring shall not (i) if effective before Closing, materially delay consummation of the Closing, or (ii) adversely affect in any respects the net assets and liabilities owned or held by the Acquired Entities or otherwise result in any Loss to Purchaser or the Acquired Entities.

Section 6.07      Notice of Certain Events.

(a)          Until the Closing, Sellers shall promptly notify Purchaser in writing of:

(i)             any fact, circumstance, event or action the existence, occurrence or taking of which has had, or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, has resulted in, or could reasonably be expected to result in, any representation or warranty made by Sellers hereunder not being true and correct as of the date hereof or the Closing Date, or has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 2.06 to be satisfied;

(ii)            any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement and that could delay the consummation of the transactions contemplated by this Agreement by more than fifteen (15) days; and

(iii)           any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement.

Membership Interest Purchase and Sale Agreement

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(b)            Purchaser’s receipt of information pursuant to this Section 6.07 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Sellers in this Agreement and shall not be deemed to amend or supplement the Schedules hereto.

Section 6.08      Release. Effective as of the Closing Date, each Seller hereby releases and discharges the Acquired Entities and their respective directors, officers, partners, shareholders, equityholders, employees, agents, consultants, attorneys, representatives, successors, transferees, and assignees, in their capacity as such from any and all obligations (including indemnification obligations) and Actions, known and unknown, that have accrued or may accrue and that relate to acts or omissions of any Acquired Entity prior to the Closing Date, including any and all Losses, whether such obligations, Actions, or Losses arise in tort, contract, or statute, including obligations, Actions, or Losses arising under each Acquired Entity’s Organizational Documents or any Contract, including those committed while serving in their capacity as directors, officers, partners, shareholders, equityholders, employees, agents, consultants, attorneys, representatives, or similar capacities, and including in each case any and all Actions that Sellers do not know or suspect to exist in Sellers’ favor as of the date of this Agreement; provided, however, that the releases and discharges set forth herein shall not apply to (i) claims by Seller for Fraud or criminal conduct by directors, officers, employees, agents, consultants, attorneys, or representatives of the Acquired Entities, in their individual capacities or (ii) offtake agreements with RWE AG or its Affiliates.

Section 6.09      Financing Cooperation. Sellers shall provide and, prior to the Closing, shall cause the Acquired Entities to provide, such assistance and cooperation as Purchaser and its Affiliates from time to time may reasonably request for and on behalf of its and their respective financing sources; provided that such requested assistance and cooperation does not materially or unreasonably interfere with the ongoing operations of Sellers or, prior to the Closing, the Acquired Entities.

Section 6.10      Data Room. At or prior to the date hereof, Sellers shall deliver or cause to be delivered to Purchaser via secure file transfer or one or more flash drives containing (in a reasonable or otherwise reasonably acceptable format) complete and accurate copies of the Sellers Data Room as of the date that is three (3) Business Days prior to the date hereof.

Section 6.11      Interim Period Access. During the Interim Period, Sellers shall cause the Acquired Entities to afford to Purchaser and its Representatives, reasonable access, upon reasonable notice, during normal business hours and in a manner that does not unreasonably disrupt or interfere with the operations of the Business, to all of the Acquired Entities’ Books and Records, contracts, personnel and Representatives and other information related to the Acquired Entities as Purchaser may reasonably request, and, during such period, Sellers shall cause the Acquired Entities to (i) promptly make available to Purchaser and its Representatives (A) all information concerning the Business, the Facility Assets, liabilities, financial and operating data, and other aspects of the Acquired Entities as Purchaser may reasonably request and (ii) keep Purchaser reasonably informed of any material plans or developments affecting the Acquired Entities; provided, however, that Sellers shall not be required to permit any access, or to disclose any information, (x) that would violate any legal requirement or contractual obligation of the Acquired Entities with respect to confidentiality or privacy, or (z) that would reasonably be expected to result in the loss of attorney-client privilege or the attorney work product doctrine (provided, that Sellers shall use their Commercially Reasonable Efforts to allow for such access or disclosure in a manner that does not result in a risk of the loss of attorney-client privilege or the attorney work product doctrine).

Membership Interest Purchase and Sale Agreement

(Project Dome II)

Section 6.12      Annual Reporting. For a period of one (1) year after Closing, Purchaser shall cause the Acquired Entities to provide Sellers and their Representatives (including Sellers’ auditor and such auditor’s network of firms) reasonable access, subject to restrictions under applicable Law, to the Books and Records, and personnel and Representatives of the Acquired Entities, as may be reasonably required by Sellers in connection with the annual group financial reporting of Sellers’ ultimate parent entity and, if required by Sellers’ auditors, a limited audit of GB under IFRS by Sellers for the period from January 1, 2020 until the Accounting Calculation Effective Time. Sellers shall, and shall cause their Affiliates and Representatives to: (i) keep confidential all information and Books and Records accessed pursuant to this Section 6.12, (ii) not publicly disclose such information or Books and Records to any other Person (except where such disclosure, upon the advice of outside counsel, is required by applicable Law and only to the extent required by applicable Law) and (iii) not use such information or Books and Records other than for the express purposes set forth in the first sentence of this Section 6.12. Any reasonable out-of-pocket costs and expenses incurred by the Acquired Entities (including any reasonable costs and legal expenses of any legal and accounting firms or advisors) shall be paid by Sellers. All activities conducted by Sellers under this Section 6.12 shall be conducted during normal business hours and in a manner that does not unreasonably disrupt or interfere with the operations of the Business or the Acquired Entities.

Section 6.13      Plans.

(a)            Effective immediately prior to the Closing Date, Sellers shall take all necessary actions to terminate the Company Plans identified on Schedule 6.13(a).

(b)           Sellers shall take all necessary actions to cause the innogy Renewables & Georgia Biomass 401(k) Profit Sharing Plan (the “Company 401(k) Plan”) to be terminated on the day before the Closing (the “401(k) Plan Termination Date”). Sellers shall use reasonable efforts to transfer the assets and liabilities of the Company 401(k) Plan attributable to active participants in the Company 401(k) Plan who are not employed by the Company on the 401(k) Plan Termination Date to a tax-qualified retirement plan under Section 401(a) of the Code sponsored by an Affiliate of the Company (other than an Acquired Entity) (the “401(k) Asset and Liability Transfer”). If the 401(k) Asset and Liability Transfer is not completed prior to the 401(k) Plan Termination Date, Sellers shall take all necessary actions to cause sponsorship of and all liabilities under the Company 401(k) Plan to be transferred to Innogy Renewables U.S. LLC, a Seller, or an Affiliate thereof (other than an Acquired Entity). If sponsorship of the Company 401(k) Plan is not transferred pursuant to the immediately preceding sentence, Sellers shall (i) fully vest all Business Employees as of the Closing Date in their account balances under the Company 401(k) Plan and (ii) pay all costs and expenses reasonably incurred by the Company, Purchaser and its Affiliates with respect to the completion of the 401(k) Asset and Liability Transfer and the termination of the Company 401(k) Plan.

Membership Interest Purchase and Sale Agreement

(Project Dome II)

(c)            Sellers shall provide evidence, in form and substance reasonably satisfactory to Purchaser, that the Acquired Entities have paid to each Business Employee an amount equal to all bonuses accrued under all Plans with respect to such Business Employee, if any, for the portion of the year prior to the Accounting Calculation Effective Time, less applicable withholding amounts.

Section 6.14      Financial Statements.

(a)            Sellers acknowledge that Purchaser or its Affiliates will be required to file audited financial statements with an unqualified audit opinion relating to the Acquired Entities as of and for the year ended December 31, 2019, and to provide financial statements for any periods ending on or prior to the Closing Date to comply with Purchaser’s or its Affiliate’s financial reporting and securities Laws reporting requirements pursuant to Regulation S-X (17 CFR Part 210) and Regulation S-K (17 CFR Part 229) in connection with the filing of one or more registration statements under the Securities Act, the filing of periodic reports or proxy statements under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), or one or more offerings of securities under Rule 144A of the Securities Act.

(b)            Sellers shall, or shall cause the Acquired Entities to: (i) prepare, in cooperation with Purchaser and prior to the dates set forth on Schedule 6.14(b), the specific financial information identified on Schedule 6.14(b) (the “Requisite Financial Statement Information”), (ii) engage and enter into, or consent to Purchaser engaging and entering into, an agreement with each of Rödl Langford de Kock LLP and Ernst & Young LLP (collectively, the “Auditors”), pursuant to which the Auditors will (A) convert the Financial Statements from IFRS to U.S. generally accepted accounting principles and (B) undertake and perform an audit to comply with the reporting requirements described in Section 6.14(a), (iii) at Purchaser’s sole cost and expense, provide Purchaser, Purchaser’s Affiliates, and the Auditors with sufficient access to support an unqualified audit opinion under generally accepted audit standards to (A) the books, records, information and documents relating to the Acquired Entities that are in Sellers’ or their Affiliates’ possession or control or could be obtained and are required under generally accepted auditing standards by Purchaser, its Affiliates, and the Auditors in order to provide, audit, and review the Requisite Financial Statement Information with an unqualified audit opinion for all required years and (B) access required under generally accepted auditing standards to Sellers’ or their Affiliates’ officers, managers, employees, agents, and representatives who were responsible for preparing or maintaining the financial records and work papers and other supporting documents used in the preparation of such financial statements and, if those records, workpapers or documents are insufficient to support an unqualified audit opinion to Sellers’ or their Affiliates’ internal and external auditors and other counterparties who could help to provide the required support, (iv) as may be requested by Purchaser from time to time, consent to the inclusion or incorporation by reference of the Requisite Financial Statement Information in Purchaser’s or its Affiliates’ existing registration statements and any other registration statement, report or other document of Purchaser or any of its Affiliates filed or to be filed with the SEC in which Purchaser or such Affiliate reasonably determines that the Requisite Financial Statement Information are required to be included or incorporated by reference to satisfy any rule or regulation of the SEC or to satisfy relevant disclosure obligations under the Securities Act, or the Exchange Act, and (v) reasonably cooperate with Purchaser and its Affiliates in seeking to obtain the consent of the Auditors to the inclusion or incorporation by reference in any such registration statement, report or other document of its audit opinion(s) with respect to the financial statements that it has audited and to obtain from the Auditors unqualified opinions, consents or customary comfort letters with respect to such Requisite Financial Statement Information in connection with any offering pursuant to a registration statement that includes or incorporates by reference such financial statements. Purchaser acknowledges that Sellers are not responsible with respect to the completion of such audit, which is anticipated to be completed by Purchaser and the Auditors after Closing; provided that the covenants specified in clauses (ii) through (v) above and in the first sentence of Section 6.14(c) below shall be applicable before and after Closing. The agreement between the Acquired Entities or Purchaser and the Auditors shall provide that Purchaser shall be solely and exclusively responsible for any and all fees, costs, and expenses in connection with the audit and the other actions described in this Section 6.14(b).

Membership Interest Purchase and Sale Agreement

(Project Dome II)

(c)            All of the information provided by Sellers pursuant to this Section 6.14 shall be true and correct in all material respects. Purchaser shall reimburse Sellers and their Affiliates for all reasonable and documented out-of-pocket costs and expenses incurred thereby to the extent associated with preparing and obtaining the Requisite Financial Statement Information (including, for the avoidance of doubt, costs and expenses incurred prior to the date hereof) (together with the fees, costs, and expenses of Purchaser described in subsection (b) hereof, the “Financial Statement Fees”). The obligation of Purchaser described in the previous sentence shall survive termination of this Agreement.

(d)            Purchaser shall indemnify Sellers and their Representatives, and each of their respective heirs, successors, and permitted assigns, each in their capacity as such, from, against, and in respect of any losses or other Liabilities imposed on, sustained, incurred, suffered by, or asserted against, any of them, whether in respect of third-party claims, direct claims, or otherwise, directly or indirectly relating to, arising out of or resulting from the provision to or use by Purchaser or any of its Affiliates or Representatives of information in connection with the preparation or audit of the Requisite Financial Statement Information or otherwise pursuant to this Section 6.14 to the fullest extent permitted by applicable Law, in each case, except in the case of actual fraud by Sellers; provided, that the foregoing limitation shall not relieve Sellers of their liability and indemnification obligations, or preclude Purchaser from recovering for any Losses that arise under this Agreement independent of how any related item is presented in the Requisite Financial Statement Information. The foregoing obligations shall survive termination of this Agreement.

Membership Interest Purchase and Sale Agreement

(Project Dome II)

Section 6.15      R&W Insurance Policy and Tax Insurance Policy; No Subrogation or Contribution.

(a)            Purchaser shall use Commercially Reasonable Efforts to cause the final issuance of the R&W Insurance Policy as of the Closing in accordance with the terms thereof, including for the avoidance of doubt by causing the satisfaction of any conditions set forth in the applicable binder agreement related thereto. The R&W Insurance Policy shall contain (i) except in the case of Fraud, a waiver of subrogation, contribution or otherwise by the insurer against the Sellers, any of their Affiliates, or any current or former shareholder, partner, member, manager, director, officer, employee, agent, attorney, or other representative of Sellers or any of their Subsidiaries and (ii) a statement that each of the foregoing Persons is an intended third party beneficiary of such waiver. All premiums, taxes, fees and other amounts payable to the issuer and/or the broker of the R&W Insurance Policy (excluding the retention) shall be borne fifty percent (50%) by Sellers and fifty percent (50%) by Purchaser (as such amounts become due and payable); provided, that Sellers’ obligation shall not exceed $500,000. From and after the Closing, Sellers shall use Commercially Reasonable Efforts to cooperate with Purchaser and its Affiliates as may be reasonably requested from time to time in connection with any claim made by Purchaser or its Affiliates under the R&W Insurance Policy.

(b)            Sellers shall use Commercially Reasonable Efforts to cooperate with Purchaser and its Affiliates as may be reasonably requested from time to time in connection with Purchaser soliciting, obtaining, and binding a Tax Insurance Policy. If Purchaser obtains, before or after Closing, a Tax Insurance Policy, then such policy shall contain (i) except in the case of Fraud, a waiver of subrogation, contribution or otherwise by the insurer against the Sellers, any of their Affiliates, or any current or former shareholder, partner, member, manager, director, officer, employee, agent, attorney, or other representative of Sellers or any of their Subsidiaries and (ii) a statement that each of the foregoing Persons is an intended third party beneficiary of such waiver. All premiums, taxes, fees and other amounts payable to the issuer and/or the broker of a Tax Insurance Policy, if obtained, shall be borne 100 percent (100%) by Purchaser. From and after the Closing, Sellers shall use Commercially Reasonable Efforts to cooperate with Purchaser and its Affiliates as may be reasonably requested from time to time in connection with any claim made by Purchaser or its Affiliates under a Tax Insurance Policy, if such policy is obtained by Purchaser.

(c)            Notwithstanding anything to the contrary in this Agreement, none of (i) the Sellers, (ii) their respective Affiliates, or (iii) their respective shareholders, partners, members, managers, directors, officers, employees, agents, attorneys, or other representatives, shall be entitled to any proceeds from the R&W Insurance Policy or, if obtained, a Tax Insurance Policy.

Section 6.16      Uncontracted Pellet Sales. During the Interim Period, Sellers shall cause the Acquired Entities not to sell any uncontracted pellets to any user of pelletized wood other than (a) those listed on Schedule 6.16 or (b) those with a credit rating of at least Baa3 by Moody’s or BBB- by S&P.

Section 6.17      Resolution of Identified Matter. During the Interim Period, Sellers shall use Commercially Reasonable Efforts to resolve fully, without any further liability to the Acquired Entities, that certain matter disclosed on Schedule 3.12(c); provided, however, that Purchaser acknowledges that there is no assurance that the identified matter will be resolved prior to the Closing or, if resolved, on what terms and conditions.

Membership Interest Purchase and Sale Agreement

(Project Dome II)

Article VII
SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
INDEMNIFICATION; LIMITATION OF LIABILITY

Section 7.01          Non-Survival of Representations and Warranties of Sellers; Survival of Representations and Warranties of Purchaser; Survival of Covenants and Sellers’ Indemnification Obligations.

(a)           Non-Survival of Representations and Warranties of Sellers. Subject to Section 7.02(a), the representations and warranties of Sellers made in this Agreement shall terminate effective immediately as of the Closing such that no claim for breach of any such representation or warranty, detrimental reliance, or other right or remedy (whether in contract, in tort or at law, or in equity) may be brought after the Closing (it being acknowledged and agreed that the sole recourse of any member of the Purchaser Indemnified Group with respect to (i) the making of the representation and warranties under this Agreement or under any certificate delivered at Closing shall be to seek coverage under the R&W Insurance Policy or, if obtained, the Tax Insurance Policy, as applicable; provided, that the representations and warranties of Sellers in Section 3.08 shall expire on the date that is sixty (60) days following the expiration of the applicable statute of limitations; and (ii) the amount, value, and availability of any net operating losses of the Acquired Entities shall be to seek coverage under the Tax Insurance Policy, if obtained).

(b)          Survival of Representations and Warranties of Purchaser. The representations and warranties of Purchaser made in this Agreement shall survive the Closing until, and all Indemnification Claims related thereto shall terminate on, the date that is twelve (12) months after the Closing Date.

(c)           Survival of Covenants and Sellers’ Indemnification Obligations.

(i)            Each covenant and agreement of the Parties in this Agreement: (A) that contemplates performance that by its terms is to be performed prior to Closing shall survive until, and all Indemnification Claims related thereto shall terminate on, the date that is sixty (60) days after the Closing Date; and (B) that contemplates performance that by its terms is to be performed at or after the Closing shall survive until, and all Indemnification Claims related thereto shall terminate on, the date that is ninety (90) days after the date (x) specified in such covenant or agreement or (y) that it is fully performed or observed in accordance with its terms; provided that (1) Sellers’ indemnification obligations under Section 7.02(a) shall survive until the date that is six (6) years after the Closing Date, (2) Purchaser’s indemnification obligations under Section 7.02(b)(i)-(iii) shall survive until the date that is six (6) years after the Closing Date, and (3) Purchaser’s indemnification obligations under Section 7.02(b)(iv) shall survive until the date that all Sellers Guarantees or Sellers Letters of Credit or other Sellers Support Obligations listed on Schedule 2.06(c)(iv) have been returned and irrevocably released (or have otherwise expired in accordance with their terms if not returned and irrevocably released).

Membership Interest Purchase and Sale Agreement

(Project Dome II)

(ii)           Notwithstanding the foregoing, if an Indemnification Claim under Section 7.03 has been delivered prior to the expiration of the survival period set forth in this Section 7.01, the covenants or agreements that are the subject of such Indemnification Claim shall survive with respect to such Indemnification Claim until such Indemnification Claim is finally and fully resolved.

Section 7.02          Indemnification Obligations. Subject to the terms and conditions of this Article VII, from and after the Closing Date:

(a)           innogy SE will indemnify, defend, and hold harmless members of Purchaser Indemnified Group against all Losses imposed upon or incurred by any member of Purchaser Indemnified Group (whether directly or as a result of a Third-Party Indemnification Claim) arising out of or resulting from:

(i)            (A) all Taxes of or with respect to the Acquired Entities attributable to any Pre-Closing Period (including any Taxes with respect to the Kingdom of Spain), (B) all Taxes attributable or resulting from actions taken pursuant to the Pre-Closing Steps or the Contemplated Company Restructuring, (C) all Taxes of or with respect to the Acquired Entities arising as a result of the Acquired Entities being (or ceasing to be), on or prior to the Closing Date, a member of an affiliated, combined, consolidated, or unified group pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as transferee or successor, by Contract or otherwise, in each case, which relates to an event occurring on or before the Closing Date, (D) any Taxes of Sellers and their Affiliates and their predecessors in interest (other than the Acquired Entities), and (E) any Losses resulting from a breach of a representation or warranty set forth in Section 3.08;

(ii)           any breach or nonfulfillment of, or failure to comply with, any covenant of Sellers under this Agreement;

(iii)          the Pre-Closing Steps;

(iv)          the Contemplated Innogy Restructuring; or

(v)           that certain matter disclosed on Schedule 7.02(a)(v).

The Parties acknowledge and agree that the Purchaser Indemnified Group’s indemnifiable Losses under Section 7.02(a)(i) shall be satisfied (i) first, from Sellers until the retention amount, as defined in the R&W Insurance Policy, has been met, (ii) second, from the R&W Insurance Policy, pursuant to the terms thereof, until all coverage available under the R&W Insurance Policy for such amount, if any, has been exhausted or otherwise becomes unavailable, and (iii) third, from Sellers.

(b)          Purchaser will indemnify, defend, and hold harmless members of Sellers Indemnified Group against all Losses imposed upon or incurred by any member of Sellers Indemnified Group arising out of or resulting from:

Membership Interest Purchase and Sale Agreement

(Project Dome II)

(i)            any inaccuracy or breach of any representation or warranty of Purchaser in this Agreement, or in any certificate or instrument delivered pursuant to this Agreement;

(ii)           any breach or nonfulfillment of, or failure to comply with, any covenant of Purchaser under this Agreement;

(iii)          Taxes of (A) Purchaser and its Affiliates (other than the Acquired Entities), or (B) solely in respect of the Post-Closing Period, the Acquired Entities; or

(iv)          any Sellers Guarantee or Sellers Letter of Credit or other Sellers Support Obligation listed on Schedule 2.06(c)(iv) to the extent no release has been obtained.

Section 7.03          Process for Indemnification Claims. Purchaser (in cases where a member of Purchaser Indemnified Group is the Indemnified Party) and innogy SE (in cases where a member of Sellers Indemnified Group is the Indemnified Party) shall deliver written notice to the Indemnifying Party as soon as practicable after the Indemnified Party becomes aware of any fact, condition or event that may give rise to Losses for which indemnification may be sought under this Article VII (an “Indemnification Claim”); provided that the failure to give, or any delay in promptly giving, such notice shall not relieve or limit the obligations of the Indemnifying Party for any liability it may have to any Indemnified Party, except to the extent the rights or defenses of the Indemnifying Party are prejudiced thereby. Such notice shall contain a summary of the basis for the Indemnification Claim and an estimate to the extent reasonably determinable of the Losses suffered or likely to be suffered by the Indemnified Party as a consequence thereof.

Section 7.04          Matters Involving Third Parties.

(a)           With respect to each third-party claim for which any Indemnified Party seeks indemnification under this Article VII (a “Third-Party Indemnification Claim”), Purchaser (if the Indemnified Party is a member of Purchaser Indemnified Group) or innogy SE (if the Indemnified Party is a member of Sellers Indemnified Group) shall give written notice to the Indemnifying Party of the Third-Party Indemnification Claim as soon as practicable after the Indemnified Party becomes aware of any fact, condition or event that may give rise to Losses for which indemnification may be sought under this Article VII; provided that the failure to give, or any delay in promptly giving, such notice shall not relieve or limit the obligations of the Indemnifying Party for any liability it may have to any Indemnified Party except to the extent the rights or defenses of the Indemnifying Party are materially prejudiced thereby.

Membership Interest Purchase and Sale Agreement

(Project Dome II)

(b)           Except for any Third-Party Indemnification Claim for which the Indemnified Party makes a claim under the R&W Insurance Policy or, if obtained, a Tax Insurance Policy, as between the Indemnified Party and the Indemnifying Party, if the remedy sought in the Third-Party Indemnification Claim is solely money damages, or if the Indemnified Party otherwise permits, then the Indemnifying Party, at its sole cost and expense, may, upon notice to the Indemnified Party within thirty (30) days after receiving notice of the Third-Party Indemnification Claim, assume and thereafter conduct the defense of the Third-Party Indemnification Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party shall not have the right to assume and conduct the defense if such Third-Party Indemnification Claim (i) seeks an injunction or other equitable relief against the Indemnified Parties, or (ii) relates to a criminal action, provided that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Indemnification Claim unless the settlement or judgment is solely for money damages and the Indemnifying Party provides evidence satisfactory to the Indemnified Party that (A) the Indemnifying Party has admitted in writing its liability to hold the Indemnified Party harmless from and against any Losses, damages, expenses, and Liabilities arising out of such settlement or judgment or (B) such settlement or judgment includes an unconditional release of the Indemnified Party from all Losses with respect to such Third-Party Indemnification Claim, or (C) the Indemnified Party expressly consents in writing thereto, which consent may be withheld in the Indemnified Party’s sole discretion. The Indemnifying Party shall keep the Indemnified Party fully informed as to all material developments in connection with the Third-Party Indemnification Claim. Unless and until the Indemnifying Party assumes the defense of the Third-Party Indemnification Claim as provided above, the Indemnified Party may defend against the Third-Party Indemnification Claim in any manner it reasonably may deem appropriate at the sole cost and expense of the Indemnifying Party. With respect to Third-Party Indemnification Claims in which the remedy sought is solely money damages, the Indemnified Party, at its sole cost and expense, shall be entitled to participate in the defense of any Third-Party Indemnification Claim, the defense of which is assumed by the Indemnifying Party with its own counsel. With respect to Third-Party Indemnification Claims in which the remedy sought is not solely money damages, the Indemnified Party, at the sole cost and expense of the Indemnifying Party, shall be entitled to participate in the defense of any Third-Party Indemnification Claim, the defense of which is assumed by the Indemnifying Party with its own counsel. With respect to Third-Party Indemnification Claims in which the remedy sought is not solely money damages, the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Indemnification Claim unless the Indemnified Party expressly consents in writing thereto, which consent may be withheld in the Indemnified Party’s sole discretion.

Membership Interest Purchase and Sale Agreement

(Project Dome II)

Section 7.05          Limitation of Liability.

(a)           The aggregate liability of Sellers and the aggregate liability of Purchaser in each case for indemnification under or in connection with this Agreement shall not exceed the Purchase Price. Notwithstanding anything to the contrary set forth in this Agreement, (i) nothing in this Agreement (including Section 7.01(a)) shall in any way limit the right of any Indemnified Party to seek recourse against the committing Party (or if acting in concert, Parties) for Losses resulting from Fraud by such committing Party or Parties in the making of the representations and warranties set forth in this Agreement; (ii) notwithstanding anything to the contrary herein, Sellers shall not have any liability or indemnification obligation (including, without limitation, under Section 7.02(a)(i)) arising out of or in relation to the amount of, the availability of, or the ability of Purchaser, the Company, GB, or any of their Affiliates to utilize any Tax asset or attribute (e.g., net operating loss carryforward or Tax credit carryforward) in any Tax period or portion thereof beginning on or after the Closing Date, including, for the avoidance of doubt, any change thereof arising from any Tax-related adjustment in a Pre-Closing Period (and Purchaser has carried out its own independent tax due diligence to determine the amount of, the availability of, and the ability of Purchaser, the Company, GB, or any of their Affiliates to utilize, any such Tax asset or attribute); (iii) Sellers shall not have any liability or indemnification obligation arising out of, or in relation to, the financial information presented in the Requisite Financial Statement Information, any underlying financial conditions, facts, or factual circumstances reflected in the Requisite Financial Statement Information, or the other activities conducted pursuant to Section 6.14; provided, that the limitation in this clause (iii) shall not relieve Sellers of their liability and indemnification obligations, or preclude Purchaser from recovering for any Losses that arise under this Agreement independent of how any related item is presented in the Requisite Financial Statement Information; (iv) Sellers shall not have any liability or indemnification obligation to Purchaser arising out of, or in relation to, any liquidation of the Acquired Entities except to the extent that the Sellers or their designee file or cause another to file any election to change the U.S. federal income tax classification of the Acquired Entities pursuant to Treasury Regulations Section 301.7701-3; and (iv) Purchaser shall not have any liability or indemnification obligation arising out of, or in relation to, the information presented to Sellers pursuant to Section 6.12.

(b)           The Parties acknowledge and agree that the indemnification obligations set forth in this Agreement shall apply whether or not the Indemnified Party is a formal party to any such lawsuits, claims, or other Actions.

(c)           Except in the case of Fraud or with respect to breaches of covenants by Sellers (for which Sellers shall be liable), prior to the Contemplated Innogy Restructuring, Purchaser acknowledges that innogy SE shall be solely responsible for any monetary obligations of Sellers under this Agreement and except for purposes of obtaining specific performance, Purchaser will look solely to innogy SE for any other indemnification obligations or remedies under this Agreement.

Section 7.06          Direct Claims. Any Action by an Indemnified Party on account of any Losses which do not result from a Third-Party Indemnification Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is materially prejudiced or forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of any Losses that have been or may be sustained by the Indemnified Party. The Indemnifying Party shall have forty-five (45) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Acquired Entities’ premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such forty-five (45)-day period, the Indemnifying Party shall be deemed to have agreed to such claim in full.

Membership Interest Purchase and Sale Agreement

(Project Dome II)

Section 7.07          Determination of Loss Amount. The amount of any Losses subject to indemnification under Section 7.02(a)(i) shall be calculated net of any insurance proceeds (including under the R&W Insurance Policy) or Third Party payments actually realized by the Indemnified Party. To the extent required by Section 7.02(a), the Indemnified Party shall use Commercially Reasonable Efforts to seek full recovery under all applicable insurance policies (including under the R&W Insurance Policy) and Third Party payments covering any Losses to the same extent as it would if such Losses were not subject to indemnification hereunder. In the event that an insurance recovery (including under the R&W Insurance Policy) or Third Party payment is received by the Indemnified Party with respect to any Losses for which any such Party has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery (net of all direct collection costs and expenses) shall be made promptly to the Party or Parties that provided such indemnity payments to such Indemnified Party. The Purchaser Indemnified Group shall not be entitled to recover Losses from Sellers if such Losses would have been covered under the R&W Insurance Policy, if not for a failure by a Purchaser Indemnified Group to promptly make a claim thereunder or to otherwise comply with the terms thereof. No member of Purchaser Indemnified Group will be indemnified for any Loss solely to the extent that the amount of such Loss was reflected in the Final Purchase Price or the Net Working Capital Adjustment in accordance with this Agreement.

Section 7.08          Acknowledgment of Purchaser. Purchaser acknowledges that it has conducted, to its satisfaction, an independent investigation and verification of the financial condition, results of operations, financial or other projections, assets, Liabilities, properties, and projected operations of the Acquired Entities, the Plant and the Facility Assets and, in making its determination to proceed with the transactions contemplated by this Agreement, Purchaser has relied on the results of its own independent investigation and verification, in addition to the representations and warranties of innogy SE expressly and specifically set forth in this Agreement (or in any certificate or instrument delivered herewith or therewith). SUCH REPRESENTATIONS AND WARRANTIES BY INNOGY SE CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF INNOGY SE OR ANY SIGNING SELLER (OR ANY AFFILIATE THEREOF ACTING ON BEHALF OF SUCH PARTY) TO PURCHASER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND PURCHASER UNDERSTANDS, ACKNOWLEDGES, AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESS OR IMPLIED (INCLUDING ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE ACQUIRED ENTITIES, OR TO ANY ENVIRONMENTAL, HEALTH, OR SAFETY MATTERS) ARE SPECIFICALLY DISCLAIMED BY INNOGY SE OR ANY SIGNING SELLER AND ARE NOT BEING RELIED UPON BY PURCHASER OR ANY OF ITS REPRESENTATIVES OR AFFILIATES.

Membership Interest Purchase and Sale Agreement

(Project Dome II)

Section 7.09          Further Limitation. Solely with respect to a Loss resulting from (a) Sellers’ or Purchaser’s breach or nonfulfillment of, or failure to comply with, any covenants of Sellers or Purchaser, as applicable, under this Agreement, or (b) Purchaser’s inaccuracy or breach of any representation or warranty of Purchaser in this Agreement, or in any certificate or instrument delivered pursuant to this Agreement, Sellers Indemnified Group or Purchaser Indemnified Group, as applicable, shall not have any liability under any provision of this Agreement for (i) special, consequential, incidental, or indirect losses or damages (in tort, contract, or otherwise), costs of capital or loss of business reputation or opportunity, diminution in value or multiples of earnings damages under or with respect to this Agreement or for any failure of performance related hereto that are not a direct and reasonably foreseeable result of the event or matter that gave rise to such Loss or (ii) any punitive or exemplary damages or losses, howsoever caused, unless in each case of (i) or (ii), such Losses or damages are payable to a Third Party. For the avoidance of doubt, lost profits shall not be excluded for purposes of this Section 7.09 from recovery under this Agreement to the extent constituting direct damages.

Section 7.10          Duty to Mitigate. The Indemnified Party shall use Commercially Reasonable Efforts to mitigate the Losses upon becoming aware of any event that could reasonably be expected to give rise thereto.

Section 7.11          Exclusivity of Remedies. Notwithstanding anything to the contrary contained in this Agreement or any agreement or document delivered in connection with this Agreement, or provided under any applicable Law, from and after the Closing, except in case of Fraud, the remedies set forth in this Article VII, Section 6.14, Section 8.03, and Section 9.16 shall be the sole and exclusive remedies of a Party against another Party (or its Affiliates) with respect to any and all of the transactions and matters covered by or arising under or in connection with this Agreement or any other agreement or document delivered pursuant to the terms of this Agreement. Nothing in this Section 7.11 is intended to constitute a waiver or limitation of any rights that any Party (or their respective Affiliates) or Indemnified Parties may have to assert claims against Third Parties, including contractors performing any work in connection with the Plant, the R&W Insurance Policy, or, if obtained, a Tax Insurance Policy.

Section 7.12          Tax Treatment. It is the intent of the Parties that amounts paid under this Article VII shall be treated as an adjustment to the aggregate Purchase Price for all applicable Tax purposes, and the Parties will report such payments consistently with such intent.

Article VIII
TERMINATION

Section 8.01          Termination. This Agreement may be terminated (but only prior to the Closing Date) by:

(a)           mutual written consent of Sellers and Purchaser;

(b)           either Sellers or Purchaser, if any Governmental Entity shall have enacted, issued, promulgated, enforced, or entered any injunction, order, decree, or ruling or taken any other action (including the failure to have taken an action) which, in either such case, has become final and non-appealable and has the effect of making the consummation of the transactions contemplated hereby illegal or otherwise preventing or prohibiting consummation of such transactions; provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any Party which, at the time of the occurrence of the events described therein, is in breach of any obligation, representation, or warranty under this Agreement, or shall not have satisfied any condition to be satisfied by it under Sections 2.07(a) or 2.07(b), as applicable;

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(c)           Sellers, upon a breach of any representation, warranty, covenant, or agreement set forth in this Agreement by Purchaser, such that the conditions set forth in Section 2.07(b) would not be satisfied as of the time of such breach; provided, that if such breach by Purchaser is curable prior to the End Date through the exercise of Commercially Reasonable Efforts, then Sellers may not terminate this Agreement under this Section 8.01(c) prior to thirty (30) days following the receipt of written notice from Sellers to Purchaser of such breach (it being understood that Sellers may not terminate this Agreement pursuant to this Section 8.01(c) if (i) such breach by Purchaser is cured during such period such that such conditions would then be satisfied or (ii) Sellers are in breach of this Agreement such that the conditions set forth in Section 2.07(a) would not be satisfied);

(d)           Purchaser, upon a breach of any representation, warranty, covenant, or agreement set forth in this Agreement by Sellers, such that the conditions set forth in Section 2.07(a) would not be satisfied as of the time of such breach; provided, that if such breach is curable by Sellers, as applicable, prior to the End Date through the exercise of Commercially Reasonable Efforts, then Purchaser may not terminate this Agreement under this Section 8.01(d) prior to thirty (30) days following the receipt of written notice from Purchaser to Sellers of such breach (it being understood that Purchaser may not terminate this Agreement pursuant to this Section 8.01(d) if (i) such breach by Sellers is cured during such period such that such conditions would then be satisfied or (ii) Purchaser is in breach of this Agreement such that the conditions set forth in Section 2.07(b) would not be satisfied);

(e)           either Sellers or Purchaser, if the Closing has not occurred on or prior to October 31, 2020 (the “End Date”) provided, however, no Party shall have the right to terminate this Agreement under this Section 8.01(e) if the Closing has failed to occur because such Party has failed to perform or observe in any material respect their covenants and agreements hereunder; provided further, that:

(i)            the End Date shall automatically be extended until November 30, 2020 if on October 31, 2020, in circumstances that the conditions contained in Section 2.07(a)(v) and Section 2.07(b)(iv) have not been waived, the sole reason why Closing has not occurred is that the conditions contained in Section 2.07(a)(v) and Section 2.07(b)(iv) have not been satisfied and the UK CMA has not yet issued its phase 1 decision;

(ii)           the End Date shall automatically be extended until March 31,2021 if the transactions contemplated by this Agreement become referred for examination by the European Commission pursuant to Article 22 of the EU Merger Regulation or for a phase 2 enquiry by the CMA pursuant to section 33 or section 45 of the UK Enterprise Act 2002; and

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(iii)          if Conditions are imposed as set forth in Section 8.01(f) and the End Date will occur within forty (40) Business Days, the End Date shall automatically be extended until the date that is forty (40) Business Days from the date on which such Conditions were imposed; or

(f)           either Sellers or Purchaser, if (i) (A) the CMA requires any sale, divestiture, permanent hold separate order, license, disposition, or other permanent change in business practices or specified business conduct (collectively, “Conditions”) as a condition to granting the UK CMA Consent or (B) the Federal Trade Commission or the United States Department of Justice places any Conditions upon the expiration or termination of the waiting period under the HSR Act or upon refraining from instituting judicial or administrative action to enjoin or prohibit the transaction preliminarily or permanently, and (ii) Purchaser does not within forty (40) Business Days after receiving notice of such Conditions formally and irrevocably accept such Conditions by (x) giving written notice of such acceptance to Sellers and, where such acceptance is required in order for such Conditions to become binding, to the Governmental Entity or Governmental Entities demanding or offering such Conditions and (y) giving written notice of waiver to Sellers of the applicable unsatisfied conditions set forth in Section 2.07(a)(iv) and Section 2.07(a)(v).

Section 8.02          Effect of Termination. In the event a Party desires to terminate this Agreement pursuant to Section 8.01, written notice thereof shall promptly be given by the terminating Party to the other Parties, and this Agreement shall terminate effective as such date. If this Agreement is terminated as provided in Section 8.01, all filings, applications and other submissions made to any Governmental Entity with respect to the transactions contemplated by this Agreement (other than any filings, applications and other submissions made by Sellers, or any Acquired Entity that do not involve Purchaser) shall, to the extent practicable, be withdrawn from the Governmental Entity to which they were made; and except for those obligations set forth in Section 5.01, the second sentence of Section 6.14(c), Section 6.14(d), Section 8.03, and Article IX, pursuant to which the Parties shall continue to be bound, no Party shall have any further obligation hereunder. The provisions of this Section 8.02 shall not relieve any Party from liability for Fraud or any intentional breach of this Agreement occurring prior to such termination.

Section 8.03          Expense Reimbursement. If (a) all of the conditions set forth in Section 2.07(a)(i), (ii), (iii), and (iv) (other than those set by the CMA, the Federal Trade Commission or the United States Department of Justice which give rise to Conditions) as well as those in Section 2.07(b)(i), (ii) and (iii) (other than those set by the CMA, the Federal Trade Commission or the United States Department of Justice which give rise to Conditions) of this Agreement have been satisfied (other than those conditions that by their terms are to be satisfied at Closing) and (b) this Agreement is terminated by either Sellers or Purchaser pursuant to Section 8.01(b), Section 8.01(e), or Section 8.01(f), then Purchaser shall reimburse or cause to be reimbursed, to Sellers, (i) (x) if such termination was by Purchaser, prior to or substantially concurrently with, and as the condition to, such termination, or (y) if such termination was by Sellers, within two (2) Business Days of such termination, a fixed reimbursement of $1,000,000 for all fees and expenses (including all such attorneys’ fees, accountants’ fees, financial advisory fees, and filing fees) that have been paid or that may become payable by or on behalf of Sellers with respect to the period prior to termination of this Agreement in connection with the preparation and negotiation of this Agreement, the Sellers Documents, and otherwise in connection with the transactions contemplated by this Agreement (such fees and expenses, “Reimbursable Expenses”), without any further documentation, and (ii) within thirty (30) Business Days after Sellers’ delivery to Purchaser of adequate supporting documentation specifying in reasonable detail all reasonable, out-of-pocket Reimbursable Expenses of Sellers, the amount, if any, by which such Reimbursable Expenses exceed $1,000,000; provided, however, that in no event shall Purchaser be obligated to pay more than $3,000,000 (including the amount payable pursuant to clause (i)); provided, further, that Reimbursable Expenses shall not include any fees or expenses incurred by or on behalf of Sellers on or prior to June 1, 2019 or otherwise related to any portion of the Sellers’ sales process in which Purchaser was not an active participant.

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Article IX
MISCELLANEOUS

Section 9.01           Assignment; No Third Party Beneficiaries.

(a)           No Party may assign any of its rights or obligations under this Agreement or any Transaction Document (including by operation of law, merger or division, or similar business combination transaction) without the prior written consent of the other Parties, which consent may be granted or withheld in the sole discretion of such other Party; provided, however, that this prohibition shall not limit a Party from merging into an entity provided that the company resulting from such merger agrees to be bound by this Agreement and all Transaction Documents; further provided, that any Party may assign its rights and obligations under this Agreement without the prior written consent of the other Parties (i) in the case of Sellers, to an RWE Transferee, subject to Sections 9.01(b), 9.11, and 9.12, (ii) to any financial institution providing purchase money or other financing to such Party from time to time as collateral security for such financing so long as such Party remains fully liable for its obligations under this Agreement, and (iii) in the case of Purchaser, in a Permitted Transfer. Other than as provided in Article VII and Section 6.12, Section 6.14, Section 6.15, and Section 9.11 hereof, nothing in this Agreement is intended to or shall confer upon any other Person except the Parties any rights or remedies hereunder or create any Third Party beneficiary rights in any Person.

(b)           Notwithstanding anything to the contrary in this Agreement:

(i)            in the event that the Contemplated Innogy Restructuring occurs prior to the Closing, a Signing Seller or Signing Sellers may transfer any or all of its Membership Interests to RWE AG or to its Affiliates (such entities, the “RWE Transferees”); provided that (A) a copy of the fully-executed Assignment of Agreement (Pre-Closing) is delivered to Purchaser, and (B) such RWE Transferee (if not RWE AG) is at the time of such transfer connected to RWE AG through an unbroken chain of domination- (Beherrschungs-) and/or profit and loss transfer agreements (Gewinnabführungsverträge) in accordance with German statutory Law with RWE AG that has been registered with the commercial register of such RWE Transferee. Upon the delivery of a fully-executed Assignment of Agreement (Pre-Closing) to Purchaser, such Signing Seller or Signing Sellers making such delivery automatically shall be released from all liability and further obligations under or in connection with this Agreement without further action; provided that nothing in the foregoing shall release any liability for Fraud occurring prior to such transfer or any breach of this Section 9.01. In such case:

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(A)            The RWE Transferee or RWE Transferees shall become “Replacement Seller” or “Replacement Sellers,” as the case may be, and Replacement Seller or Replacement Sellers shall be deemed to be a “Seller” or “Sellers” (as may be applicable) hereunder from the date of this Agreement, mutatis mutandis;

(B)             references to “innogy SE” in (1) the first sentence in Article III and (2) Article VII with respect to innogy SE’s indemnification rights and obligations shall be deemed to be references to the “Seller” or “Sellers” (as may be applicable) hereunder from the date of this Agreement, mutatis mutandis; and

(C)             references in Section 3.27 to “Seller” or “Sellers” shall be deemed to include “Signing Seller” or “Signing Sellers,” as appropriate, mutatis mutandis.

(ii)          in the event that the Contemplated Innogy Restructuring occurs following the Closing, Sellers may assign their rights and obligations under and in connection with this Agreement to an RWE Transferee or RWE Transferees; provided that (A) a copy of the fully-executed Assignment of Agreement (Post-Closing) is delivered to Purchaser and (B) such RWE Transferee (if not RWE AG) is at the time of such transfer connected to RWE AG through an unbroken chain of domination- (Beherrschungs-) and/or profit and loss transfer agreements (Gewinnabführungsverträge) in accordance with German statutory Law with RWE AG that has been registered with the commercial register of such RWE Transferee. Upon the delivery of a fully-executed Assignment of Agreement (Post-Closing) to Purchaser, Signing Sellers automatically shall be released from all liability and further obligations under this Agreement without further action; provided that nothing in the foregoing shall release any liability for Fraud occurring prior to such transfer or any breach of this Section 9.01. In such case:

(A)           The RWE Transferee or RWE Transferees shall become “Replacement Seller” or “Replacement Sellers,” as the case may be, and Replacement Seller or Replacement Sellers shall be deemed to be a “Seller” or “Sellers” (as may be applicable) hereunder from the date of this Agreement, mutatis mutandis;

(B)            references to “innogy SE” in (1) the first sentence in Article III and (2) Article VII with respect to innogy SE’s indemnification rights and obligations shall be deemed to be references to the “Seller” or “Sellers” (as may be applicable) hereunder from the date of this Agreement, mutatis mutandis; and

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(C)            references in Section 3.27 to “Seller” or “Sellers” shall be deemed to include “Signing Sellers,” mutatis mutandis.

(c)           In the event of any expiration or termination during the Coverage Period of the domination- (Beherrschungs-) and/or profit and loss transfer agreements (Gewinnabführungsverträge) referenced in Section 9.01(b) Sellers shall provide sufficient notice so that, and without limiting any rights of Purchaser under the Assignment Agreement (including the guarantee referenced therein), Purchaser is able to make or assert any claims necessary to secure its rights under German Law. In the event of any expiration or termination during the Coverage Period of the domination (Beherrschungs-) and/or profit and loss transfer agreements (Gewinnabführungsverträge) referenced in Section 9.01(b), Sellers may put in place a new structure of domination (Beherrschungs-) and/or profit and loss transfer agreements (Gewinnabführungsverträge) to the effect that RWE Transferee will once again be connected to RWE AG through an unbroken chain of domination and/or profit (Beherrschungs-) and loss transfer agreements (Gewinnabführungsverträge). As used in this Section 9.01(c), “Coverage Period” shall mean the period that is the longer of (x) four (4) years after the Closing Date and (y), if at or prior to the expiration of such four (4) year period, any Action is made by any member of the Purchaser Indemnified Group against innogy SE or the RWE Transferee successor of innogy SE, that is made prior to the earlier of the survival period specified for such claim under Section 7.01 the date either (A), such Action results in a non-appealable order from a court of competent jurisdiction under Section 9.03 that such successor does not owe any amounts with respect to such Action, or (B) a written agreement with Purchaser and such successor that specifies this Section 9.01 that such successor does not owe any such amount.

(d)           Except as expressly permitted in this Section 9.01, any assignment or Transfer in violation of this Section 9.01 shall be null and void.

(e)           Without limiting the foregoing, this Agreement shall be binding upon any survivor or permitted assignee of a Party.

(f)            In the event that Signing Sellers assign the Membership Interests and this Agreement pursuant to Section 9.01(b)(i) or this Agreement pursuant to Section 9.01(b)(ii), as the case may be, Signing Sellers shall continue to have the benefit of Sections 6.04 and 6.12 after exercising such assignment.

Section 9.02          Notices. All notices, requests, demands, and other communications that are required or may be given under this Agreement, including all documents delivered pursuant to this Agreement, shall be in writing and shall be deemed to have been duly given when received if personally delivered; when confirmed electronically or telephonically from the receiving facsimile machine if transmitted by facsimile; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express or UPS); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case, notice shall be sent to:

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If to Signing Sellers:

innogy SE
Opernplatz 1, D-45128 Essen
Germany
Attention: General Counsel

innogy Renewables Beteiligungs GmbH
Opernplatz 1, D-45128 Essen
Germany
Attention: Mr. Gordon Dreyer

with a copy (which shall not constitute notice) to:

K&L Gates LLP
210 Sixth Avenue
Pittsburgh, Pennsylvania 15222
Attn:     David A. Edgar, Esq.
Email:    David.Edgar@KLGates.com

and, solely with respect to any notices provided pursuant to Sections 6.01(c) and 6.01(d), with a copy (which shall not constitute notice) to:

from the date hereof until August 31, 2020:

innogy SE
Opernplatz 1, D-45128 Essen
Germany
Attn: Supplier Risk Management (TEH-FFG-S)

after August 31, 2020:

E.ON SE
Brüsseler Platz 1, 45131 Essen
Germany
Attn: Structured Finance – F/FI3

If to Replacement Sellers:

As may be set forth on a fully-executed and delivered Assignment of Agreement (Pre-Closing) or Assignment of Agreement (Post-Closing) or via written notice to the other Parties pursuant to this Section 9.02.

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If to Purchaser:

Enviva Partners, LP
7200 Wisconsin Avenue, Suite 1000
Bethesda, MD 20814
Attention: General Counsel
Email: william.schmidt@envivabiomass.com

with a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.
1114 Avenue of the Americas, 32nd Floor
New York, NY 10036-7708
Attention: Caroline Blitzer Phillips
Email: cphillips@velaw.com

or to such other place and with such other copies as a Party may designate as to itself by written notice to the other Parties.

Section 9.03          Choice of Law; Venue; Jurisdiction.

(a)           This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York without giving effect to the conflicts of laws principles thereof, other than (a) New York General Obligations Law § 5-1401, and (b) instances in which the internal affairs doctrine of the State of New York would look to another jurisdiction’s governing law.

(b)           This Agreement has been negotiated and executed by the Parties in English as used in the United States. In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version shall prevail.

(c)           Any controversy or claim arising out of or relating to this Agreement, or the breach thereof (“Dispute”) shall be determined by arbitration administered by the International Centre for Dispute Resolution (“ICDR”) in accordance with its International Arbitration Rules (the “ICDR Rules”), as modified in this Section 9.03. Prior to making a demand for arbitration, the Parties agree to attempt in good faith to negotiate a resolution to any Dispute promptly. In the event that the Parties are unable to negotiate a resolution to a Dispute within thirty (30) days after delivery of a notice of a Dispute, any unresolved Dispute shall be settled by arbitration administered by the ICDR in accordance with the ICDR Rules.

(d)           The United States Arbitration Act, 9 U.S.C. § 1 et seq., shall govern the interpretation, enforcement, and any proceedings pursuant to the arbitration clause in this Agreement.

(e)           The seat (or legal place) of arbitration shall be New York, New York. The language of the arbitration shall be in English.

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(f)            In any case in which no disclosed claim, counterclaim, or set-off amount exceeds USD $3,000,000, there shall be a sole arbitrator; otherwise there shall be a tribunal of three arbitrators (in each case, the “Tribunal”). Where three arbitrators are required, each Party shall be entitled to nominate, within thirty-five (35) days of the commencement of arbitration, one arbitrator; and the two party-nominated arbitrators will nominate the president of the Tribunal. The arbitrators selected hereunder (i) shall be knowledgeable in the subject matter of the Dispute; and (ii) shall not be employed by, have an interest in, or otherwise be affiliated with any of the Parties or their respective counsel. For the purposes of arbitrator appointment, the Sellers collectively shall be one Party. The presiding arbitrator selected hereunder shall (i) have at least twenty (20) years’ experience with complex commercial transactions or disputes and (ii) be licensed to practice law in the United States.

(g)           The Tribunal will have the power to order hearings and meetings to be held in such place or places as he, she, or they deem in the interests of reducing the total cost to the parties of the arbitration.

(h)           The Tribunal will have the power to order any remedy, including monetary damages, specific performance, and all other forms of legal and equitable relief, except that the Tribunal will not have the power to order punitive damages. The Tribunal may hear and rule on dispositive motions as part of the arbitration proceeding (e.g., motions for summary disposition).

(i)            Any award shall be final and binding, and any award of monetary damages shall include a breakdown in writing of the type or types of monetary damages awarded. Judgment on any award of the Tribunal may be entered and enforced by any court of competent jurisdiction. The Tribunal shall have the authority to award the fees and expenses of the Tribunal, administrative costs of the arbitration, and fees and expenses of the prevailing Party (including reasonable attorney’s fees) to the prevailing Party. For purposes of the foregoing sentence, the prevailing Party shall be determined by the Tribunal taking into account the circumstances of the case.

(j)            Except as may be required by law or to enforce the arbitration agreement or any arbitration award, or as required by the rules of any stock exchange, neither a Party nor its representatives may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both Parties.

(k)           EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUCH ACTION OR PROCEEDING.

Section 9.04           Entire Agreement; Amendments and Waivers. Except for that certain letter agreement between the Acquired Entities and Purchaser, dated June 11, 2020 (“Cost Reimbursement Agreement”), this Agreement and all Exhibits and Schedules hereto together with all documents to be entered into at or prior to Closing pursuant to this Agreement shall constitute the entire understanding of the Parties with respect to the subject matter hereof and thereof and fully supersede all prior oral and written agreements and understandings between the Parties (including their respective Affiliates) with respect to such subject matter. No supplement, modification, or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), and no such waiver shall constitute a continuing waiver unless otherwise expressly provided.

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Section 9.05          Severability. If any provision of this Agreement is held invalid, illegal, or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid, illegal, or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid, illegal, or unenforceable to the maximum extent permitted by Law. Upon a determination that any provision of this Agreement is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

Section 9.06          Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 9.07          Multiple Counterparts. This Agreement may be executed in two or more counterparts (including through the transmission of signature pages by facsimile or email, each of which shall constitute an original for all purposes), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 9.08          Expenses. Except as set forth in the Cost Reimbursement Agreement or as otherwise specified herein (including in Sections 2.08, Section 6.04(a)(i), and Section 6.14), each Party shall pay its own legal, accounting, out-of-pocket, and other expenses incident to this Agreement and to any action taken by such Party in preparation for carrying this Agreement into effect.

Section 9.09          Burden and Benefit. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto and their respective successors and permitted assigns.

Section 9.10          Conflicts and Privilege. Recognizing that K&L Gates LLP has acted as legal counsel to Signing Sellers and the Acquired Entities prior to and as of the date of this Agreement and that K&L Gates LLP may be asked to act as legal counsel to Signing Sellers (or “Replacement Seller” or “Replacement Sellers,” if applicable) after the date of this Agreement, the Parties acknowledge that the Acquired Entities have waived, on their own behalf, and Purchaser hereby waives, any conflicts that may arise in connection with K&L Gates LLP’s representation of Signing Sellers (and “Replacement Seller” or “Replacement Sellers,” if applicable) after the Closing. The Parties also acknowledge that the Acquired Entities have agreed, and Purchaser also agrees, that, as to all communications among K&L Gates LLP, on the one hand, and the Acquired Entities (or any of them), the Signing Sellers (or any of them), or the Acquired Entities and Signing Sellers (and “Replacement Seller” or “Replacement Sellers,” if applicable), on the other hand, that relate in any way to this Agreement and to the transactions under or related to this Agreement and are in fact subject to attorney-client privilege, the attorney-client privilege and the expectation of client confidence belong to Signing Sellers (and “Replacement Seller” or “Replacement Sellers,” if applicable), shall be owned and controlled by Signing Sellers (and “Replacement Seller” or “Replacement Sellers,” if applicable), and shall not pass to Purchaser or the Acquired Entities nor be retained by the Acquired Entities.

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Section 9.11          No Recourse. It is expressly agreed and understood that any obligations of a Party arising from (or in connection with any performance under) this Agreement and/or any certificates or documents delivered in connection with this Agreement are solely the obligations of such Party, and no personal liability whatsoever (of any type or nature) will attach to, or be incurred by, any member of Purchaser Indemnified Group or Sellers Indemnified Group, as applicable, other than the applicable Party because of the incurrence by such Party of any obligations set forth in this Agreement or in any certificate or document delivered in connection with this Agreement or by reason thereof, and any personal liability in respect of any such obligations of any type or nature, and any and all claims for any such liability against any such member of Purchaser Indemnified Group or Sellers Indemnified Group, as applicable, other than the applicable Party, whether arising in common law or equity or created by rule of law, statute, constitution, or otherwise, are expressly released and waived by the other Parties for and on behalf of itself and each member of its respective indemnified group, in each case, as a condition of, and as part of the consideration for, the execution and delivery of this Agreement by such Party. Each member of Purchaser Indemnified Group or Sellers Indemnified Group, as applicable, is expressly intended to be a Third Party beneficiary of this Section 9.11.

Section 9.12          Director and Officer Indemnification. For a period of six (6) years after the Closing Date, Purchaser shall not, and shall ensure that the Acquired Entities do not, amend, repeal, or modify any provision in the Organizational Documents of the Acquired Entities relating to the exculpation, indemnification, or advancement of expenses of officers, directors, or other Third Parties in any way that diminishes or adversely affects the exculpation, mandatory indemnification, or mandatory advancement of expenses provided therein.

Section 9.13          Cumulative Remedies. The rights and remedies of each Party are cumulative of each other and of every other right or remedy such Party may otherwise have at law or in equity, and the exercise of one or more rights or remedies by such Party shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies by such Party.

Section 9.14          No Partnership or Joint Venture. The Parties hereto do not intend to create a partnership or joint venture by virtue of this Agreement. No Party shall owe any fiduciary duty to any other Party by virtue of this Agreement or any other Sellers Document or Purchaser Document or otherwise.

Section 9.15          No Merger. This Agreement is a fully integrated complete agreement and is not merged with or extinguished by any other agreement.

Section 9.16          Specific Performance. In the event of any actual or threatened breach by any of the Parties of any of the covenants, obligations, or agreements in this Agreement, the Party who is or is to be thereby aggrieved shall have the right to seek specific performance and injunctive relief giving effect to its rights under this Agreement, in addition to any other rights and remedies at law or in equity, subject to Section 7.11. The Parties agree that any such breach or threatened breach could cause irreparable injury, that the remedies at law for any such breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.

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Section 9.17          Additional Fees. In the event any Party fails to promptly pay any amount due pursuant to this Agreement, such Party shall pay to the applicable recipient Party all reasonable fees, costs, and expenses of enforcement (including reasonable attorneys’ fees as well as reasonable expenses incurred in connection with any action initiated by Sellers), together with interest on the amount due pursuant to this Agreement at a rate equal to the U.S. prime rate or the three-month LIBOR as published in The Wall Street Journal, whichever is higher, in effect on the date such payment is required to be made.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective Representatives thereunto duly authorized, all as of the day and year first above written.

PURCHASER

Enviva Partners, LP

By: Enviva Partners GP, LLC, as its sole general partner

/s/ William H. Schmidt, Jr.

Name: William H. Schmidt, Jr.
Title: Executive Vice President, Corporate Development and General Counsel

[SIGNATURE PAGE TO MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT]

SELLER

innogy SE

/s/ Dr. Holger Himmel		/s/ Dr. Christoph Radhe
Name:	Dr. Holger Himmel	Name:	Dr. Christoph Radhe
Title:	CFO Renewables	Title:	Member of the Board

[SIGNATURE PAGE TO MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT]

SELLER

innogy Renewables Beteiligungs GmbH

/s/ Kai Zoellmann		/s/ Gordon Dreyer
Name:	Kai Zoellmann	Name:	Gordon Dreyer
Title:	Managing Director	Title:	Managing Director

[SIGNATURE PAGE TO MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT]

EXHIBIT A

ASSIGNMENT OF MEMBERSHIP INTERESTS

[See attached.]

EXHIBIT A

EXHIBIT B

FIRPTA CERTIFICATE

[See attached.]

EXHIBIT B

EXHIBIT C-1

ASSIGNMENT OF AGREEMENT (Pre-Closing)

[See attached.]

EXHIBIT C-1

EXHIBIT C-2

ASSIGNMENT OF AGREEMENT (Post-closing)

[See attached.]

EXHIBIT C-2

EXHIBIT D

ESCROW AGREEMENT

[See attached.]

EXHIBIT D

EXHIBIT E

[Reserved.]

EXHIBIT E

EXHIBIT F

Back-to-Back Letter of Credit Documentation

[See attached.]

EXHIBIT F

EXHIBIT G

R&W Binder Agreement

[See attached.]

EXHIBIT G

EXHIBIT h

ESTOPPEL CERTIFICATE

[See attached.]

EXHIBIT H